Exhibit 10.2

Execution Version

CREDIT AGREEMENT

dated as of

June 27, 2016

among

SOUTHWESTERN ENERGY COMPANY

The Lenders Party Hereto

JPMORGAN CHASE BANK, N.A.

as Administrative Agent

BANK OF AMERICA, N.A.

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Co-Syndication Agents

and

CITIBANK, N.A.

and

MIZUHO BANK, LTD,

as Co-Documentation Agents

JPMORGAN CHASE BANK, N.A.,

as Sole Lead Arranger and Sole Bookrunner

i

(continued)

(continued)

(continued)

Page

SCHEDULES:

Schedule 1.01A – Pricing Schedule

Schedule 1.01B – LC Issuance Limits

Schedule 2.01 – Commitments

Schedule 2.04 – Existing Letters of Credit

Schedule 3.18 – Equity Interests

Schedule 6.02 – Existing Liens

Schedule 6.03 – Existing Indebtedness

Schedule 6.05 – Existing Investments

Schedule 6.06 – Existing Restrictive Agreements

EXHIBITS:

Exhibit A – Form of Assignment and Assumption

Exhibit B – Form of Subordinated Intercompany Note

Exhibit C – Form of Subsidiary Guaranty

Exhibit D-1 – Form of U.S. Tax Certificate (Foreign Lenders That Are Not Partnerships)

Exhibit D-2 – Form of U.S. Tax Certificate (Foreign Participants That Are Not Partnerships)

Exhibit D-3 – Form of U.S. Tax Certificate (Foreign Participants That Are Partnerships)

Exhibit D-4 – Form of U.S. Tax Certificate (Foreign Lenders That Are Partnerships)

Exhibit E-1 – Form of Borrowing Request

Exhibit E-2 – Form of Interest Election Request

Exhibit F-1 – Form of Revolving Note

Exhibit F-2 – Form of Term Loan Note

Exhibit G – Form of Compliance Certificate

Exhibit H – Form of Additional Collateral Coverage Test Date Compliance Certificate

CREDIT AGREEMENT (this “Agreement”) dated as of June 27, 2016 among SOUTHWESTERN ENERGY COMPANY, a Delaware corporation (the “Borrower”), the LENDERS from time to time party hereto and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“1995 Indenture” means that certain Indenture, dated as of December 1, 1995, between the Borrower, as issuer, and The Bank of New York Trust Company, N.A. (as successor to The First National Bank of Chicago), as trustee.

“1998 Indenture” means that certain Indenture, dated as of June 1, 1998, between the Borrower (as successor to NOARK Pipeline Finance, LLC), as issuer, and UMB Bank, N.A. (as successor to The Bank of New York), as trustee.

“2008 Indenture” means that certain Indenture, dated as of January 16, 2008, between the Borrower, as issuer, and The Bank of New York Trust Company, N.A., as trustee.

“2012 Indenture” means that certain Indenture, dated as of March 5, 2012, between the Borrower, as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee.

“2015 First Supplemental Indenture” means that certain First Supplemental Indenture dated as of January 23, 2015 between the Borrower and U.S. Bank National Association, which supplements the 2015 Indenture.

“2015 Indenture” means that certain Indenture, dated as of January 23, 2015, between the Borrower and U.S. Bank National Association as trustee.

“2015 Term Loan Agreement” means that certain Term Loan Credit Agreement, dated as of November 17, 2015, among the Borrower, the lenders from time to time party thereto and Bank of America, as administrative agent, as amended by that certain Amendment and Restatement Agreement dated as of the Effective Date.

“2015 Term Loan Documents” means the “Loan Documents” as defined in the 2015 Term Loan Agreement.

“2015 Term Loans” means the “Loans” (as defined in the 2015 Term Loan Agreement as in effect on the Effective Date) outstanding under the 2015 Term Loan Agreement. The aggregate principal amount of the 2015 Term Loans as of the Effective Date is $750,000,000.

“2020 Senior Notes” means the 4.05% Senior Notes due January 23, 2020 issued by the Borrower pursuant to the 2015 Indenture.

“ABR”, when used in reference to any Loan or Borrowing, refers to a Loan, or the Loans comprising such Borrowing, bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquisition” means any acquisition (whether by purchase, merger, consolidation or otherwise) of property or series of related acquisitions of property that constitutes (i) assets comprising all or substantially all or any significant portion of a business or operating unit of a business, or (ii) all or substantially all of the Equity Interests in a Person.

“Additional Collateral Coverage Test Date” means any date specified by the Administrative Agent as an “Additional Collateral Coverage Test Date” in a written notice to the Borrower pursuant to Section 5.01(l); provided that there may be no more than one Additional Collateral Coverage Test Date in any calendar year.

“Additional Collateral Coverage Test Date Compliance Certificate” means a certificate of the chief financial officer or chief accounting officer of the Borrower substantially in the form of Exhibit H.

“Additional Financial Covenant” means any affirmative or negative “maintenance” financial covenant contained in any Other Debt Agreement applicable to the Borrower or any Restricted Subsidiary (regardless of whether such provision is labeled or otherwise characterized as a “financial covenant”), including any defined terms as used therein.

“Additional Senior Notes Indenture” means any indenture entered into by the Borrower after the Effective Date that contains any provision similar to any of the Secured Debt Indenture Exceptions contained in the Existing Senior Notes Indentures as of the Effective Date.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Adjusted Total Proved PV9” means, as of any date, Total Proved PV9; provided that, for purposes of this calculation, no more than 35% of Total Proved PV9 shall be attributable to Proved Non-Producing Oil and Gas Properties and Proved Undeveloped Oil and Gas Properties.

“Administrative Agent” means JPMorgan, in its capacity as administrative agent for the Lenders hereunder, and any successor in such capacity pursuant to Article VIII.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agent Party” has the meaning assigned to such term in Section 9.01(d).

“Aggregate Revolving Commitments” means the aggregate of the Revolving Commitments of all of the Revolving Lenders, as reduced from time to time pursuant to the terms and conditions hereof. As of the Effective Date, the Aggregate Revolving Commitments are $743,000,000.

“Agreement” has the meaning specified in the introductory paragraph of this Agreement.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus  1⁄2 of 1% and

(c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that for the purpose of this definition, the Adjusted LIBO Rate for any day shall be based on the LIBO Screen Rate (or, if the LIBO Screen Rate is not available for such one month Interest Period, the Interpolated Rate) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the NYFRB Rate or the Adjusted LIBO Rate, respectively. For the avoidance of doubt, if the Alternate Base Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Anti-Corruption Laws” means all Requirements of Law of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Terrorism Laws” means all Requirements of Law of any jurisdiction related to terrorism financing or money laundering, including the Patriot Act, The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959) and Executive Order 13224 (effective September 24, 2001).

“Applicable Percentage” means, with respect to any Lender, (a) with respect to Revolving Loans or LC Exposure, the percentage equal to a fraction the numerator of which is such Lender’s Revolving Commitment and the denominator of which is the Aggregate Revolving Commitments (if the Aggregate Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments); provided that, for purposes of Section 2.18(c), when a Defaulting Lender shall exist, any such Defaulting Lender’s Revolving Commitment shall be disregarded in the calculation, and (b) with respect to the Term Loans, a percentage equal to a fraction the numerator of which is the outstanding principal amount of such Lender’s Term Loans and the denominator of which is the aggregate outstanding principal amount of the Term Loans of all Term Lenders.

“Applicable Rate” means, for any day, (a) with respect to ABR Revolving Loans or ABR Term Loans, the per annum rate set forth in Schedule 1.01A under the heading “ABR Margin”, (b) with respect to Eurodollar Revolving Loans or Eurodollar Term Loans, the per annum rate set forth in Schedule 1.01A under the heading “Eurodollar Margin”, and (c) with respect to commitment fees, the per annum rate set forth in Schedule 1.01A under the heading “Commitment Fee Rate”, in each case based upon the Moody’s Rating and the S&P Rating (each as defined in the Pricing Schedule) applicable on such day.

“Approved Engineer” means (a) Netherland, Sewell & Associates, Inc., (b) DeGolyer and MacNaughton, (c) Cawley, Gillespie & Associates, Inc., (d) Ryder Scott Company Petroleum Consultants, L.P. and (e) any other reputable firm of independent petroleum engineers as shall be selected by the Borrower and approved by the Administrative Agent, such approval not to be unreasonably withheld, conditioned or delayed.

“Approved Fund” has the meaning assigned to such term in Section 9.04(b).

“Asset Swap” means any trade or exchange of assets permitted pursuant to Section 6.08(d).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Authorized Officer” means any of the following officers of the Borrower: the chief executive officer, the president, the chief financial officer, the treasurer, or any executive vice president, senior vice president or general manager.

“Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Maturity Date and the date of termination of the Aggregate Revolving Commitments.

“Available Amount Basket” means, at any time, an amount equal to (a) the sum of (i) $150,000,000, plus (ii) the Net Cash Proceeds of issuances of Equity Interests (other than Disqualified Stock) of the Borrower at any time after the Effective Date (to the extent not used to make Restricted Payments pursuant to Section 6.07(c) or to prepay the 2015 Term Loans), plus (iii) the Retained Proceeds Amount, plus (iv) the cash proceeds of any issuance of Permitted Designated Subsidiary Indebtedness at any time after the Effective Date to the extent such proceeds are distributed to the Borrower or any of its Restricted Subsidiaries (other than any Designated Subsidiary or any subsidiary thereof), less (b) amounts that have been used prior to such time to effect voluntary Redemptions of the Existing Senior Notes or for Permitted Acquisitions, in each case in reliance on the Available Amount Basket.

“Available Revolving Commitment” means, at any time with respect to any Revolving Lender, the Revolving Commitment of such Lender then in effect minus the Revolving Credit Exposure of such Lender at such time.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Banking Services” means each and any of the following bank services provided to the Borrower by any Lender or any of its Affiliates: (a) credit cards for commercial customers (including commercial credit cards and purchasing cards), (b) stored value cards, (c) merchant processing services and (d) treasury management services (including controlled disbursement, automated clearinghouse transactions, return items, any direct debit scheme or arrangement, overdrafts and interstate depository network services).

“Banking Services Obligations” means any and all obligations of the Borrower, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment; provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof so long as such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning specified in the introductory paragraph of this Agreement.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect or (b) Term Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03 in substantially the form attached hereto as Exhibit E-1.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or Houston, Texas are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in Dollars in the London interbank market.

“Capital Lease” of a Person means any lease of Property, except oil and gas leases, by such Person as lessee that would be capitalized on a balance sheet of such Person prepared in accordance with GAAP; provided that any lease that was treated as an operating lease under GAAP at the time it was entered into that later becomes a capital lease as a result of a change in GAAP during the life of such lease, including any renewals, shall be treated as an operating lease for all purposes under this Agreement.

“Capital Lease Obligations” of a Person means the obligations of such Person under Capital Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“CFC” means (a) a direct or indirect Subsidiary of the Borrower which is a “controlled foreign corporation” as defined in Section 957(a) of the Code or any successor provision thereto and (b) any Subsidiary of a Subsidiary described in clause (a).

“Change in Law” means the occurrence after the date of this Agreement (or with respect to any Lender, if later, the date on which such Lender becomes a Lender) of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline, requirement or directive (whether or not having the force of law) by any Governmental Authority; provided however, that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law,” regardless of the date enacted, adopted, issued or implemented.

“Change of Control” means that (a) any Person or group (within the meaning of Rule 13d-5 under the Securities Exchange Act of 1934, as amended) shall beneficially own, directly or indirectly, 25% or more of the common stock or other voting securities of the Borrower; or (b) Continuing Directors shall fail to constitute a majority of the Board of Directors of the Borrower. For purposes of the foregoing, “Continuing Director” means an individual who (i) is a member of the Board of Directors of the Borrower on the date of this Agreement, (ii) is nominated to be a member of such Board of Directors by individuals referred to in clause (i) above constituting at the time of such nomination at least a majority of such Board of Directors or (iii) is nominated or endorsed as a candidate to be, or between annual meetings is elected to be, a member of such Board of Directors by such Board of Directors by vote of individuals referred to in clauses (i) and (ii) above constituting at the time of such nomination, endorsement or election at least a majority of such Board of Directors.

“Claim” has the meaning assigned to such term in Section 9.19.

“Class”, (i) when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Term Loans, (ii) when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment or a Term Loan Commitment and (iii) when used in reference to any Lender, refers to whether such Lender is a Revolving Lender or a Term Lender.

“Co-Documentation Agents” means Citibank, N.A. and Mizuho Bank, Ltd.

“Co-Syndication Agents” means Bank of America, N.A. and Wells Fargo Bank, National Association.

“Code” means the Internal Revenue Code of 1986.

“Collateral” means any and all property owned, leased or operated by a Person covered by the Collateral Documents and any and all other property of the Borrower, now existing or hereafter acquired, that may at any time be or become subject to a Lien in favor of Administrative Agent, on behalf of itself and the Secured Parties, to secure the Secured Obligations. For the avoidance of doubt, Collateral shall not include any Excluded Property.

“Collateral Coverage Ratio” means, as of any date of determination, the ratio of (a) the sum of (i) Adjusted Total Proved PV9 as of such date plus (ii) the Permitted Cash Amount as of such date, to (b) Total Secured Indebtedness as of such date.

“Collateral Documents” means, collectively, the Security Agreement, the Mortgages and all other agreements, instruments and documents executed in connection with this Agreement that are intended to create, perfect or evidence Liens to secure the Secured Obligations, including all other security agreements, pledge agreements, mortgages, deeds of trust, deposit account control agreements, securities account control agreements, uncertificated securities control agreements, pledges, financing statements and all other written matter whether heretofore, now, or hereafter executed by the Borrower or any of its Subsidiaries and delivered to the Administrative Agent that are intended to create, perfect or evidence Liens to secure the Secured Obligations.

“Commitment” means a Revolving Commitment or a Term Loan Commitment, and “Commitments” means the Revolving Commitments and the Term Loan Commitments collectively.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Communications” has the meaning assigned to such term in Section 9.01(d).

“Compliance Certificate” means a certificate of the chief financial officer or chief accounting officer of the Borrower substantially in the form of Exhibit G, (a) certifying as to whether a Default or Event of Default has occurred and, if any Default or Event of Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (b) setting forth reasonably detailed calculations demonstrating compliance with the Financial Covenants as of the date of the financial statements accompanying such certificate, and (c) stating whether any change in GAAP or in the application thereof has occurred since the date of Borrower’s consolidated financial statements most recently delivered pursuant to Section 5.01(a) and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consolidated EBITDAX” means, for any period, Consolidated Net Income for such period, plus

(a) the following (without duplication), in each case only to the extent (and in the same proportion) deducted (and not added back or excluded) in determining Consolidated Net Income for such period:

(i) Consolidated Interest Expense for such period,

(ii) depletion, depreciation and amortization expense for such period,

(iii) income tax expense for such period,

(iv) any non-cash losses or charges resulting from any hedging arrangements resulting from the requirements of FASB ASC 815 for such period,

(v) fees and expenses of third party advisors (including legal counsel, investment bankers, accountants, consultants, engineers and similar professionals) incurred during such period or any amortization thereof for such period, in connection with any acquisition, investment, asset disposition, issuance or repayment of debt, issuance of equity securities, refinancing transaction or amendment or other modification of any debt instrument (in each case, including any such transaction undertaken but not completed),

(vi) oil and gas exploration expenses (including all drilling, completion, geological and geophysical costs) for such period,

(vii) non-cash losses from sales or other dispositions of assets and any other extraordinary, unusual or non-recurring expenses, losses or charges,

(viii) any costs, charges or expenses relating to severance (provided that, when calculating Consolidated EBITDAX for any period of four consecutive Fiscal Quarters, amounts added back pursuant to this clause (viii) shall not exceed $100,000,000),

(ix) any costs, charges or expenses relating to cost savings, operating expense reductions, facilities closing, consolidations and integration costs, and other restructuring charges or reserves (provided that, when calculating Consolidated EBITDAX for any period of four consecutive Fiscal Quarters ending on or after June 30, 2016, amounts added back pursuant to this clause (ix) for the portion of such period occurring after March 31, 2016 shall not exceed 15% of Consolidated EBITDAX for such portion of such period (calculated prior to giving effect to any such add-back)), and

(x) any other non-cash charges, including (A) any write-offs or write-downs reducing Consolidated Net Income for such period and (B) any non-cash compensation charge or expense, including any such charge or expense arising from the grants of stock appreciation or similar rights, stock options, restricted stock, profits interests or other equity-based incentive awards or any other equity-based compensation;

provided that (y) in the case of each of the foregoing non-cash charges described in this clause (a), if any such non-cash charges represent an accrual or reserve for potential cash items in any future period, the cash payment in respect thereof in such future period shall be subtracted from Consolidated EBITDAX to such extent and (z) amortization of a prepaid cash item that was paid in a prior period shall be excluded from this clause (a); minus

(b) the following (without duplication), in each case only to the extent included in determining Consolidated Net Income for such period:

(i) non-cash gains on any hedging arrangements resulting from the requirements of FASB ASC 815 for such period,

(ii) non-cash gains or adjustments (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDAX in any prior period) and all other non-cash items of income for such period, and

(iii) any extraordinary, unusual or non-recurring non-cash gains,

in each case as determined on a consolidated basis for the Borrower and its Restricted Subsidiaries in accordance with GAAP; provided that, if at any time during such period the Borrower or any Subsidiary shall have made a Material Disposition or a Material Acquisition, Consolidated EBITDAX for such period shall be calculated giving pro forma effect thereto as if such Material Disposition or Material Acquisition had occurred on the first day of such period, and such pro forma effect shall be determined in good faith by a Financial Officer in a manner reasonably acceptable to the Administrative Agent and with supporting documentation reasonably acceptable to the Administrative Agent.

“Consolidated Interest Expense” means, with respect to any period, the sum, without duplication, of: (a) total consolidated interest expense payable or paid in cash of the Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, with respect to all outstanding Indebtedness of the Borrower and its Restricted Subsidiaries (including (i) all commissions, discounts and other fees and charges owed by the Borrower and its Restricted Subsidiaries with respect to letters of credit, (ii) all interest expense attributable to Capital Leases and imputed interest with respect to Sale and Leaseback Transactions and (iii) financing fees (including arrangement, amendment and contract fees), debt issuance costs, commissions and expenses and, in each case, the amortization thereof); plus (b) all cash dividends on Disqualified Stock or preferred equity interests of the Borrower or any of its Restricted Subsidiaries (other than cash dividends or payments on

Disqualified Stock or preferred equity interests of the Borrower or any of its Restricted Subsidiaries made in lieu of fractional shares); plus (c) amortization of original issue discount resulting from the issuance of Indebtedness at less than par (provided that, for purposes of calculating Consolidated EBITDAX, in the event any Indebtedness is issued at less than 95% of par, such Indebtedness shall be deemed to have been issued at 95% of par for purposes of determining the amortization of original issue discount with respect to such Indebtedness under this clause (c)). For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by the Borrower and its Restricted Subsidiaries in respect of hedging arrangements relating to interest rate protection. In the event that the Borrower or any Subsidiary shall have completed a Material Acquisition or a Material Disposition since the beginning of the relevant period, Consolidated Interest Expense shall be determined for such period on a pro forma basis as if such Material Acquisition or Material Disposition, and any related incurrence or repayment of Indebtedness, had occurred at the beginning of such period.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Borrower and its Restricted Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided, however, that there shall be excluded, without duplication:

(a) the income (or loss) of any Person accrued prior to the date it becomes a Restricted Subsidiary or is designated a Restricted Subsidiary, as applicable, or is merged into or consolidated with the Borrower or any of its Restricted Subsidiaries or such Person’s assets are acquired by the Borrower or any of its Restricted Subsidiaries;

(b) the income (or loss) of any Person that is not a Subsidiary of the Borrower, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting; provided that Consolidated Net Income shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash or cash equivalents to the Borrower or any of its Restricted Subsidiaries by such Person in such period;

(c) the undistributed earnings of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary is not at the time permitted by operation of the terms of its organizational documents or any contractual obligation (other than any Loan Document) or Requirement of Law applicable to such Restricted Subsidiary;

(d) the cumulative effect of a change in accounting principles and changes as a result of the adoption or modification of accounting policies during such period to the extent included in Consolidated Net Income; and

(e) any cancellation of debt income.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. The terms “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Account” means (a) a Deposit Account of the Borrower maintained with a Lender or an Affiliate of a Lender that is subject to a Deposit Account Control Agreement or (b) a Securities Account of the Borrower that is subject to a Securities Account Control agreement.

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Credit Exposure” means, as to any Lender at any time, the sum of (a) such Lender’s Revolving Credit Exposure at such time, plus (b) an amount equal to the aggregate principal amount of its Term Loans outstanding at such time.

“Credit Extension” means a Borrowing, the issuance, amendment, renewal or extension of a Letter of Credit, an LC Disbursement or any of the foregoing.

“Credit Party” means the Administrative Agent, any Issuing Bank or any other Lender.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Revolving Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or (iii) pay over to any Credit Party any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (which condition precedent, together with the particular default, if any, shall be specifically identified in such writing) has not been satisfied, (b) has notified the Borrower or any Credit Party in writing, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (which condition precedent, together with the particular default, if any, shall be specifically identified in such writing or public statement) to funding a Revolving Loan under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by a Credit Party or the Borrower, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations (and is financially able to meet such obligations) to fund prospective Revolving Loans and participations in then outstanding Letters of Credit under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon such Credit Party’s or the Borrower’s receipt of such certification in form and substance satisfactory to it and the Administrative Agent, or (d) has become the subject of (i) a Bankruptcy Event or (ii) a Bail-In Action.

“Deposit Account” has the meaning assigned to such term in the UCC.

“Deposit Account Control Agreement” means an agreement in form and substance reasonably acceptable to the Administrative Agent establishing the Administrative Agent’s Control with respect to any Deposit Account. For purposes of this definition, “Control” means “control” within the meaning of Section 9-104 of the UCC.

“Designated Subsidiaries” means those Restricted Subsidiaries that are engaged, as of the Effective Date, in the Borrower’s midstream and marketing business segment and which are identified by the Borrower in writing to the Administrative Agent prior to the Effective Date as the “Designated Subsidiaries”.

“Designated Subsidiary Trapped Cash” means, at any time, the aggregate amount of cash and cash equivalents of the Designated Subsidiaries on hand at such time which the Designated Subsidiaries are prevented from distributing under the terms of any Other Debt Agreements to which they are party, to the extent such restriction is permitted by Section 6.06.

“Dispose” means to sell, lease, assign, exchange, convey or otherwise transfer (excluding the granting of a Lien on) any Property. “Disposition” has a meaning correlative thereto.

“Disqualified Stock” means any Equity Interest that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures or is mandatorily redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Stock), pursuant to a sinking fund obligation or otherwise, or (b) is convertible or exchangeable for Indebtedness or redeemable for any consideration other than other Equity Interests (which would not constitute Disqualified Stock) at the option of the holder thereof, in whole or in part, in each case (determined as of the date of issuance), on or prior to the date that is 91 days after the Scheduled Maturity Date at the time of issuance of such Equity Interests; provided that (i) any Equity Interests that would not constitute Disqualified Stock but for provisions thereof giving holders thereof (or the holders of any security into which such Equity Interest is convertible or for which such Equity Interest is exchangeable) the right to require the issuer thereof to redeem such Equity Interests upon the occurrence of any Change of Control or any Disposition occurring prior to the date that is 91 days after the Scheduled Maturity Date at the time of issuance of such Equity Interests shall not constitute Disqualified Stock if such Equity Interest provides that the issuer thereof will not redeem any such Equity Interest pursuant to such provisions prior to Payment in Full and (ii) any Equity Interests that are issued to any employee or to any plan for the benefit of employees of the issuer thereof or by any such plan to such employees shall not constitute Disqualified Stock solely because such Equity Interests may be required to be repurchased by the issuer thereof as a result of such employee’s termination, death or disability.

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means a Subsidiary organized under the laws of a jurisdiction located in the United States of America.

“ECP” means an “eligible contract participant” as defined in Section 1(a)(18) of the Commodity Exchange Act or any regulations promulgated thereunder and the applicable rules issued by the Commodity Futures Trading Commission and/or the SEC.

“EEA Financial Institution” means (a) any institution established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“Electronic Signature” means an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Electronic System” means any electronic system, including e-mail, e-fax, Intralinks®, ClearPar® Debt Domain, Syndtrak, and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by the Administrative Agent and any of its Related Parties or any other Person, providing for access to data protected by passcodes or other security system.

“Environmental Laws” means all Requirements of Law and all codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any of its Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest, but excluding debt securities convertible or exchangeable into such equity interests.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Eurodollar”, when used in reference to any Loan or Borrowing, means that such Loan, or the Loans comprising such Borrowing, bears interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excess Cash Amount” has the meaning assigned to such term in Section 2.09(b).

“Excluded Account” means any Deposit Account of the Borrower that is used solely (a) to pay payroll, employee wage and benefit payments, payroll taxes or other taxes, (b) for escrow or trust purposes, (c) for royalty suspense amounts or other third party funds or (d) as a zero balance account.

“Excluded Property” means (a) greater than 65% of the Equity Interests in any first-tier CFC or any first-tier Foreign Subsidiary Holding Company; (b) any interests in joint ventures and non-wholly-owned Subsidiaries which may not be pledged without the consent of one or more third parties other than any Subsidiary of the Borrower (after giving effect to Sections 9-406, 9-407, 9-408, 9-409 or other applicable provisions of the UCC); provided that, immediately upon the ineffectiveness, lapse or termination of such prohibition or the granting of such third-party consent, such assets shall automatically constitute Collateral (but only to the extent such assets do not otherwise constitute Excluded Property hereunder); (c) any property to the extent the grant or maintenance of a Lien on such property is prohibited by any applicable Requirement of Law or would require a consent not obtained of any Governmental Authority pursuant to applicable Requirements of Law (other than to the extent that such prohibition would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408, 9-409 or other applicable provisions of the UCC); provided that, immediately upon the ineffectiveness, lapse or termination of such prohibition or the granting of such consent, such property shall automatically constitute Collateral (but only to the extent such assets do not otherwise constitute Excluded Property hereunder); (d) any property to the extent the grant or maintenance of a Lien on such property could reasonably be expected to result in material adverse tax consequences to the Borrower or any Subsidiary of the Borrower, as reasonably determined by the Borrower and consented to by the Administrative Agent (such consent not to be unreasonably withheld or delayed); (e) any contract, instrument, lease, license, agreement or other document to the extent that the grant of a security interest therein would result in a violation, breach, termination (or a right of termination) or default under such contract, instrument, lease, license, agreement or other document (other than to the extent such violation or breach, termination (or right of termination) or default would be rendered ineffective pursuant to Sections 9-406, 9-407, 9-408, 9-409 or other applicable provisions of the UCC); provided that, immediately upon the condition causing such violation, breach, termination (or right of termination) or default ceasing to exist (whether by ineffectiveness, lapse, termination or consent), such assets shall automatically constitute Collateral (but only to the extent such assets do not otherwise constitute Excluded Property hereunder); (f) motor vehicles, aircraft, vessels and other assets subject to certificates of title, except to the extent a Lien therein can be perfected by the filing of a UCC financing statement; (g) Excluded Accounts; (h) any right, title and interest in and to any Manufactured (Mobile) Home (as defined in the applicable Flood Laws); (i) any right, title and interest in and to any Building (as defined in the applicable Flood Laws); (j) all commercial leases in respect of office space; (k) all surface real estate, other than rights to use the surface (i) arising solely from rights in Oil and Gas Properties or (ii) otherwise included in Oil and Gas Properties; (l) any intercompany accounts receivable not arising from production proceeds or other amounts attributable to or arising from Oil and Gas Properties constituting Collateral; (m) all trademarks, service marks, logos, know-how, seismic and other proprietary data or proprietary information and all other intellectual property; (n) commercial tort claims where the amount of damages claimed is less than $10,000,000 individually or in the aggregate; (o) all information technology equipment, leases and licenses; (p) all office equipment and supplies, including leases of office equipment; (q) any Equity Interests in a Designated Subsidiary subject to a Lien granted in accordance with Section 6.02(v); and (r) any property as to which the Administrative Agent agrees (in consultation with the Borrower) that the costs of obtaining a security interest in, or Lien on, such property, or perfection thereof, are excessive in relation to the value to the Secured Parties of the security interest to be afforded thereby.

“Excluded Swap Obligations” means, with respect to any Loan Party, any Specified Swap Obligation if, and to the extent that, all or a portion of the Guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Specified Swap Obligation (or any Guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an ECP at the time the Guarantee of such Loan Party or the grant of such security interest becomes effective with respect to such Specified Swap Obligation. If a Specified Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Specified Swap Obligation that is attributable to swaps for which such Guarantee or security interest is or becomes illegal.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax

(or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. Federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan, Letter of Credit or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan, Letter of Credit or Commitment (other than pursuant to an assignment request by the Borrower under Section 2.17(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.15, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender acquired the applicable interest in a Loan, Letter of Credit or Commitment or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 2.15(f) and (d) any U.S. Federal withholding Taxes imposed under FATCA.

“Existing Credit Agreement” means the Credit Agreement dated as of December 16, 2013, by and among the Borrower, JPMorgan, as administrative agent, and the lenders party thereto as amended by the Existing Credit Agreement Amendment.

“Existing Credit Agreement Amendment” means that certain Amendment No. 1 to Credit Agreement, dated as of the Effective Date, by and among the Borrower, the lenders party thereto, JPMorgan, as administrative agent, each of JPMorgan, Bank of America, N.A. and Wells Fargo Bank, National Association, as issuing banks, and JPMorgan, as swing line lender, which amends the Existing Credit Agreement.

“Existing Letters of Credit” means, collectively, the letters of credit set forth on Schedule 2.04.

“Existing Loan Documents” means the “Loan Documents” (as defined in the Existing Credit Agreement).

“Existing Preferred Equity Interests” means the Borrower’s Series B Mandatory Convertible Preferred Stock (as defined in, and authorized pursuant to, its Amended and Restated Certificate of Incorporation, that certain Certificate of Designations of 6.25% Series B Mandatory Convertible Preferred Stock dated as of January 21, 2015 and applicable Requirements of Law) issued and outstanding as of the Effective Date and any additional Equity Interests issued in lieu of payment of cash dividends in accordance with the terms of the Amended and Restated Certificate of Incorporation and that certain Certificate of Designations of 6.25% Series B Mandatory Convertible Preferred Stock dated as of January 21, 2015 as in effect on the Effective Date.

“Existing Revolving Credit Facility” means the revolving credit facility provided for pursuant to the Existing Credit Agreement and the other Existing Loan Documents.

“Existing Revolving Lenders” means the lenders from time to time party to the Existing Credit Agreement.

“Existing Senior Notes” means, collectively, (a) the 3.3% Senior Notes due January 23, 2018, issued by the Borrower pursuant to the 2015 Indenture, (b) the 2020 Senior Notes, (c) the 4.95% Senior Notes due January 23, 2025, issued by the Borrower pursuant to the 2015 Indenture, (d) the 4.10% Senior Notes due March 15, 2022, issued by the Borrower pursuant to the 2012 Indenture, (e) the 7.5% Senior Notes due February 1, 2018, issued by the Borrower pursuant to the 2008 Indenture, (f) the 7.15% Senior Notes due June 1, 2018, issued by the Borrower pursuant to the 1998 Indenture, (g) the 7.125% Senior Notes due October 2017, issued by the Borrower pursuant to the 1995 Indenture and (h) the 7.35% Senior Notes due October 2017, issued by the Borrower pursuant to the 1995 Indenture, in each case outstanding as of the Effective Date.

“Existing Senior Notes Indentures” means, collectively, the 1995 Indenture, the 1998 Indenture, the 2008 Indenture, the 2012 Indenture and the 2015 Indenture.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depository institutions (as determined in such manner as the NYFRB shall set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as the federal funds effective rate. For the avoidance of doubt, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Financial Covenants” means those covenants set forth in Section 6.04 and any Additional Financial Covenants included in this Agreement from time to time pursuant to Section 5.09.

“Financial Officer” means the chief financial officer, chief accounting officer, treasurer or controller or any senior vice president in charge of treasury and/or accounting of the Borrower.

“Financial Statements” means the financial statements to be furnished pursuant to Sections 5.01(a) and (b).

“Fiscal Quarter” means a fiscal quarter of the Borrower, ending on the last day of each March, June, September and December.

“Fiscal Year” means a fiscal year of the Borrower, ending on December 31 of each year.

“Flood Laws” means (i) the National Flood Insurance Act of 1994 (which comprehensively revised the National Flood Insurance Act of 1968 and the Flood Disaster Protection Act of 1973) as now or hereafter in effect or any successor statute thereto, (ii) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto, (iii) the Biggert-Waters Flood Insurance Reform Act of 2012 as now or hereafter in effect or any successor statute thereto, and (iv) all other applicable Requirements of Law relating to policies and procedures that address requirements placed on federally regulated lenders relating to flood matters, in each case, as now or hereafter in effect or any successor statute thereto.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Subsidiary” means any Subsidiary of the Borrower other than a Domestic Subsidiary.

“Foreign Subsidiary Holding Company” means any Subsidiary substantially all of the assets of which are Equity Interests (or equity and debt interests) in a CFC so long as such Subsidiary does not conduct any business or activity other than the ownership of such equity or debt and does not incur, and is not otherwise liable for, any indebtedness or other liabilities.

“GAAP” means generally accepted accounting principles in the United States of America.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Hostile Acquisition” means (a) the acquisition of the Equity Interests of a Person through a tender offer or similar solicitation of the owners of such Equity Interests which has not been approved (prior to such acquisition) by the board of directors (or any other applicable governing body) of such Person or by similar action if such Person is not a corporation and (b) any such acquisition as to which such approval has been withdrawn.

“Hydrocarbon Interests” shall mean all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, overriding royalty and royalty interests, net profit interests and production payment interests, including any reserved or residual interests of whatever nature.

“Hydrocarbons” shall mean oil, gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons and all products refined or separated therefrom.

“Impacted Interest Period” has the meaning assigned to such term in the definition of “LIBO Rate”.

“Incorporated Provision” has the meaning assigned to such term in Section 5.09(b).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements related to Property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of Property or services (excluding current accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on Property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed (provided that the amount of such Indebtedness on any date of determination will be the lesser of (x) the book value of such Property at such date of determination and (y) the amount of such Indebtedness of such other Person), (f) all Guarantees by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, (j) the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment and (k) all Disqualified Stock of such Person. The Indebtedness of any Person (i) shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor, and (ii) shall not include endorsements of checks, bills of exchange and other instruments for deposit or collection in the ordinary course of business.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in clause (a), Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Ineligible Institution” has the meaning assigned to such term in Section 9.04(b).

“Initial Mortgages” has the meaning assigned to such term in Section 4.01(a)(vii).

“Initial Reserve Report” means the engineering report concerning the Oil and Gas Properties of the Borrower and its Subsidiaries as of December 31, 2015, prepared by petroleum engineers who are employees of the Borrower or any Subsidiary of the Borrower and audited by Netherland, Sewell & Associates, Inc.

“Information” has the meaning assigned to such term in Section 9.12.

“Interest Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDAX to (b) Consolidated Interest Expense, in each case, for the period of four consecutive Fiscal Quarters ending on such date.

“Interest Election Request” means a request by the Borrower to convert or continue a Borrowing which, if in writing, is substantially in the form attached hereto as Exhibit E-2.

“Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December and the Maturity Date and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and the Maturity Date.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending seven days thereafter or on the numerically corresponding day in the calendar month that is one, two, three or six months (or, with the consent of each

Lender of the applicable Class, twelve months) thereafter, as the Borrower may elect; provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day, unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Interpolated Rate” means, at any time, for any Impacted Interest Period, the rate per annum (rounded to the same number of decimal places as the LIBO Screen Rate) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBO Screen Rate for the longest period (for which the LIBO Screen Rate is available) that is shorter than the Impacted Interest Period; and (b) the LIBO Screen Rate for the shortest period (for which the LIBO Screen Rate is available) that exceeds the Impacted Interest Period, in each case, at such time.

“Investment” means, as applied to any Person, any direct or indirect (a) purchase or other acquisition (including pursuant to any merger or consolidation with any Person) of any Equity Interests, evidences of Indebtedness or other securities of any other Person, (b) loan or advance made by such Person to any other Person, (c) Guarantee, assumption or other incurrence of liability by such Person of or for any Indebtedness of any other Person, (d) capital contribution or other investment by such Person in any other Person or (e) purchase or other acquisition (in one transaction or a series of transactions) of any assets of any other Person constituting a business unit.

“Investment Grade Rating” means (a) a debt rating of BBB- (or better) by S&P or (b) a debt rating of Baa3 (or better) by Moody’s.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means each of (a) JPMorgan, (b) Bank of America, N.A., (c) Wells Fargo Bank, National Association and (d) any other Revolving Lender identified by the Borrower pursuant to Section 2.04(k) (and reasonably acceptable to the Administrative Agent) that agrees to act as an Issuing Bank, in each case in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.04(i). Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Each reference herein to the “Issuing Bank” shall be deemed to be a reference to the relevant Issuing Bank.

“Issuing Bank Agreement” has the meaning assigned to such term in Section 2.04(k).

“JPMorgan” means JPMorgan Chase Bank, N.A.

“Knowledge” means, with respect to the Borrower, the actual knowledge of any Authorized Officer.

“LC Collateral Account” has the meaning assigned to such term in Section 2.04(j).

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit issued by such Issuing Bank.

“LC Expiration Date” has the meaning assigned to such term in Section 2.04(c).

“LC Exposure” means, with respect to any Revolving Lender at any time, such Revolving Lender’s Applicable Percentage of the Total LC Exposure at such time.

“LC Issuance Limit” means, with respect to each Issuing Bank, the amount set forth on Schedule 1.01B opposite such Issuing Bank’s name, or in the case of any Lender that becomes an Issuing Bank after the Effective Date as contemplated by Section 2.04(k), the amount set forth in the Issuing Bank Agreement executed by such Lender; provided that the aggregate LC Issuance Limit of all such Issuing Banks shall not exceed $500,000,000.

“Lender Parent” means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a Subsidiary.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a Lender hereunder pursuant to an Assignment and Assumption or other documentation contemplated hereby, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption or other documentation contemplated hereby. Unless the context otherwise requires, the term “Lenders” includes each Issuing Bank.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement, including the Existing Letters of Credit.

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any applicable Interest Period, the LIBO Screen Rate at approximately 11:00 a.m., London time, two (2) Business Days prior to the commencement of such Interest Period; provided that, if the LIBO Screen Rate shall not be available at such time for such Interest Period (the “Impacted Interest Period”), then the LIBO Rate for such Interest Period shall be the Interpolated Rate. It is understood and agreed that all of the terms and conditions of this definition of “LIBO Rate” shall be subject to Section 2.12.

“LIBO Screen Rate” means, for any day and time, with respect to any Eurodollar Borrowing for any Interest Period, the London interbank offered rate as administered by ICE Benchmark Administration (or any other Person that takes over the administration of such rate) for Dollars for a period equal in length to such Interest Period as displayed on such day and at such time on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion); provided that if the LIBO Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, Capital Lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquidity” means, as of any date of determination, the sum of (a) the aggregate amount of unrestricted cash and cash equivalents on hand of the Borrower as of such date plus (b) the maximum aggregate principal amount of Revolving Loans that could be borrowed by the Borrower on such date (taking into account the Borrower’s ability to satisfy the conditions set forth in Sections 4.02(a), (b), (d)(ii) and (d)(iii), but disregarding any other conditions set forth in Section 4.02).

“Loan” means a Revolving Loan or a Term Loan.

“Loan Documents” means this Agreement, the Notes (if any), the Collateral Documents, each Subsidiary Guaranty (if any), and all other agreements, instruments and certificates now or hereafter executed and delivered by any Loan Party to, or in favor of, the Administrative Agent, any Issuing Bank or any Lender pursuant to or in connection with any of the foregoing (including any letter of credit agreements and applications and any agreements between the Borrower and any Issuing Bank regarding the respective rights and obligations between the Borrower and such Issuing Bank in connection with the issuance of Letters of Credit). Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, waivers, supplements or other modifications thereto.

“Loan Parties” means, collectively, the Borrower and each Subsidiary Guarantor (if any), and “Loan Party” means any one of them.

“Margin Stock” has the meaning given such term in Regulation U.

“Material Acquisition” means any acquisition (or series of related acquisitions) of any Property by the Borrower or any Subsidiary the fair market value of which, or the consideration paid for which, is equal to or greater than $50,000,000.

“Material Adverse Effect” means a material adverse effect on (a) the business, Property, financial condition or results of operations of the Borrower and its Restricted Subsidiaries, taken as a whole, (b) the ability of the Loan Parties to fully and timely pay the Obligations when due or (c) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent or the Lenders thereunder.

“Material Disposition” means any Disposition (or series of related Dispositions) of any Property by the Borrower or any Restricted Subsidiary that involves the receipt of consideration in excess of $50,000,000.

“Material Indebtedness” means (a) Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Restricted Subsidiaries in an aggregate principal amount exceeding $50,000,000 and (b) Indebtedness under the Existing Revolving Credit Facility. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Restricted Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means, as of any date of determination, each Restricted Subsidiary of the Borrower that:

(a) has assets with a book value representing more than 10% of the book value of the consolidated assets of the Borrower and its Restricted Subsidiaries as of the end of the most recently ended Fiscal Quarter for which a consolidated balance sheet of the Borrower and its Subsidiaries is available immediately prior to such date of determination; and

(b) is responsible for more than 10% of the consolidated revenues of the Borrower and its Restricted Subsidiaries for the most recent period of four consecutive Fiscal Quarters for which a consolidated income statement of the Borrower and its Subsidiaries is available immediately preceding such date of determination;

provided that each such determination of such assets or revenues shall be made after deducting all intercompany transactions which, in accordance with GAAP, would be eliminated in preparing consolidated financial statements for the Borrower and its Restricted Subsidiaries.

“Maturity Date” means the Scheduled Maturity Date; provided that if the Borrower has not (a) amended the terms of the Required 2020 Senior Notes to extend the scheduled repayment thereof until no earlier than the date that is 91 days after the Scheduled Maturity Date, (b) Redeemed the Required 2020 Senior Notes (in each case in compliance with Section 6.10) or (c) refinanced the Required 2020 Senior Notes with Permitted Refinancing Indebtedness or Permitted Designated Subsidiary Indebtedness, in each case on or before October 16, 2019, the Maturity Date shall be October 16, 2019.

“Maximum Total Leverage Ratio Requirement” means that, as of the last day of any Fiscal Quarter ending on or after March 31, 2019, the ratio of (a) Total Indebtedness as of such date to (b) Consolidated EBITDAX for the period of four consecutive Fiscal Quarters ending on such date will not be greater than (i) 7.50 to 1.00 as of the last day of any Fiscal Quarter ending on or after March 31, 2019 and on or prior to December 31, 2019 and (ii) 6.00 to 1.00 as of the last day of any Fiscal Quarter ending at any time thereafter.

“Maximum Rate” has the meaning assigned to such term in Section 9.16.

“Minimum Consolidated EBITDAX Requirement” means that, as of the last day of any Fiscal Quarter ending during the period from and including June 30, 2016 through December 31, 2018, Consolidated EBITDAX for the period of four consecutive Fiscal Quarters then ending will be at least (a) $285,000,000 for any period of four consecutive Fiscal Quarters ending on or after June 30, 2016 and on or prior to June 30, 2017; and (b) $350,000,000 for any period of four consecutive Fiscal Quarters ending on or after September 30, 2017 and on or prior to December 31, 2018.

“Minimum Liquidity Amount” means, as of any date of determination, (a) if the Borrower is in compliance as of such date with the Required Financial Measurement, $300,000,000, (b) if (i) the Borrower is not in compliance as of such date with the Required Financial Measurement and (ii) on such date, the aggregate outstanding principal amount of the 2015 Term Loans is less than or equal to $250,000,000, $400,000,000, and (c) if (i) the Borrower is not in compliance as of such date with the Required Financial Measurement and (ii) on such date, the aggregate outstanding principal amount of the 2015 Term Loans is greater than $250,000,000, $500,000,000.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means each of the mortgages, deeds of trust or other real property security documents encumbering any Oil and Gas Properties or other real property executed by the Borrower for the benefit of the Secured Parties as security for the Secured Obligations (including the Initial Mortgages), in each case, to be in form and substance reasonably satisfactory to the Administrative Agent, and “Mortgages” means all of such Mortgages collectively.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA as to which the Borrower or any member of the Controlled Group has or could have any liability.

“Net Cash Proceeds” means, (a) with respect to any Prepayment Event, the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such Prepayment Event (including any cash or cash equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable Property and that is required to be repaid in connection with such Prepayment Event (other than Indebtedness under the Loan Documents), (B) the out-of-pocket expenses paid to third parties (other than Affiliates) by the Borrower or any Restricted Subsidiary in connection with such Prepayment Event, (C) income taxes paid or reasonably estimated to be actually payable as a result of such Prepayment Event (and after recognizing the effect of any tax gain in connection with such Prepayment Event) during the year that such Prepayment Event occurred or the next succeeding year, (D) all distributions and other payments required to be made to holders of minority interests in Subsidiaries or joint ventures as a result of such Prepayment Event; and (E) amounts provided by the seller as a reserve, in accordance with GAAP, or held in escrow, in either case for adjustment in respect of the sale price or for any liabilities associated with the Property disposed of in such Prepayment Event during the year that such Prepayment Event occurred or the next succeeding year (provided that to the extent any of such amounts are released to the Borrower or its Restricted Subsidiaries from such reserve or escrow, such released amount shall constitute Net Cash Proceeds); and (b) with respect to any issuance of Equity Interests by the Borrower (including any Prepayment Equity Issuance), the excess, if any, of (i) the sum of cash and cash equivalents received in connection with such issuance over (ii) the out-of-pocket expenses incurred by the Borrower in connection with such issuance, including, without limitation, all legal, accounting, investment banking, title and recording tax expenses, commissions, underwriting discounts and other fees and expenses incurred in connection with such issuance.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(d).

“Notes” means the Revolving Notes and the Term Loan Notes, and “Note” means any one of them.

“NYFRB” means the Federal Reserve Bank of New York.

“NYFRB Rate” means, for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day(or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term “NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a Federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“NYMEX Pricing” means, as of any date of determination with respect to any month, (a) for crude oil, the closing settlement price for the Light, Sweet Crude Oil futures contract for such month, (b) for natural gas, the closing settlement price for the Henry Hub Natural Gas futures contract for such month, and (c) for natural gas liquids, the closing settlement price for each natural gas liquid component’s Mont Belvieu (OPIS) futures contract for such month, in each case as published by CME Group / NYMEX on its website currently located at www.cmegroup.com, or any successor thereto (as such price may be corrected or revised from time to time by CME Group / NYMEX in accordance with its rules and regulations).

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all LC Disbursements, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations (including interest and fees accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) of any Loan Party to any Credit Party or any indemnified party, whether or not contingent, arising or incurred under this Agreement or any of the other Loan Documents.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Oil and Gas Properties” (a) Hydrocarbon Interests, (b) the properties now or hereafter pooled or unitized with Hydrocarbon Interests, (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including all units created under orders, regulations and rules of any Governmental Authority) which may affect all or any portion of the Hydrocarbon Interests, (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, which relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests, (e) all Hydrocarbons in and under and which may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests, (f) all tenements, hereditaments, appurtenances and properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all properties, rights, titles, interests and estates described or referred to above, including any and all property, real or personal, now owned or hereafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or property (excluding drilling rigs, automotive equipment, rental equipment or other personal property which may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, gas processing plants and pipeline systems, power and cogeneration facilities and any related infrastructure to any thereof, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing. Unless otherwise expressly provided, all references herein to “Oil and Gas Properties” shall mean Oil and Gas Properties of the Borrower.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan, Letter of Credit or Loan Document).

“Other Debt Agreement” means any agreement, instrument or other document governing any Indebtedness for borrowed money of the Borrower or any Restricted Subsidiary (other than intercompany Indebtedness) in an aggregate principal amount exceeding $20,000,000 (with committed but unutilized amounts under such Other Debt Agreement being deemed fully drawn for purposes of measuring such threshold).

“Other Provision” means any representation, warranty, affirmative covenant, negative covenant or event of default contained in the Existing Credit Agreement, in each case, that was not contained in the Existing Credit Agreement as of the Effective Date, including any defined terms as used therein, the subject matter of which is more beneficial to the Existing Revolving Lenders than as set forth herein or more restrictive to the Borrower or any Restricted Subsidiary than as set forth herein (and such representation, warranty, covenant, event of default or similar restriction shall be deemed an Other Provision only to the extent that it is more beneficial or more restrictive).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.17).

“Overnight Bank Funding Rate” means, for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions (as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time) and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate (from and after such date as the NYFRB shall commence to publish such composite rate).

“Participant” has the meaning assigned to such term in Section 9.04(c).

“Participant Register” has the meaning assigned to such term in Section 9.04(c).

“Patriot Act” means the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Payment in Full” means the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder and all other amounts payable under the Loan Documents (other than indemnities and other contingent obligations not then due and payable and as to which no claim has been made) shall have been paid in full in cash and all Letters of Credit shall have expired or terminated (or have been cash collateralized in the manner reasonably satisfactory to the applicable Issuing Bank or with respect to which other arrangements satisfactory to the applicable Issuing Bank have been made), in each case, without any pending draw, and all LC Disbursements shall have been reimbursed in full in cash.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Acquisition” means any Acquisition (other than a Hostile Acquisition or an acquisition of assets pursuant to an Asset Swap) by the Borrower or any Restricted Subsidiary (other than any Designated Subsidiary) if (a) at the time of and immediately after giving effect thereto, no Default or Event of Default has occurred and is continuing or would result therefrom, (b) after giving effect to such Acquisition, the Borrower and its Restricted Subsidiaries will be in compliance with Section 6.12, (c) all actions required to be taken with respect to such acquired or newly formed Subsidiary under Section 5.10 shall have been taken or will be taken within the time periods set forth therein, (d) after giving effect to such Acquisition and any related incurrence or repayment of Indebtedness occurring in connection therewith, the Borrower is in Pro Forma Financial Covenant Compliance, and, if the aggregate consideration paid in respect of such Acquisition exceeds $25,000,000, the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer to such effect (and attaching calculations with respect thereto in form and substance reasonably satisfactory to the Administrative Agent), (e) if such Acquisition involves a merger or consolidation of the Borrower or any Restricted Subsidiary with any other Person, such Acquisition is permitted under Section 6.01, and (f) the aggregate consideration paid in respect of such Acquisition, when taken together with the aggregate consideration paid in respect of all other Acquisitions consummated since the Effective Date, does not exceed the sum of (i) $200,000,000 plus (ii) the Available Amount Basket at the time of such Acquisition.

“Permitted Cash Amount” means, as of any date, the lesser of (a) $500,000,000 and (b) the difference between (i) the aggregate amount of unrestricted cash and cash equivalents on deposit in Controlled Accounts as of such date less (ii) $500,000,000; provided that if such amount in clause (b) is less than $0, the amount in clause (b) shall be deemed to be $0.

“Permitted Designated Subsidiary Indebtedness” means Indebtedness permitted by Section 6.03(e).

“Permitted Existing Indebtedness” means (a) Indebtedness of the Borrower and its Restricted Subsidiaries existing as of the Effective Date and identified on Schedule 6.03, (b) the 2015 Term Loans outstanding as of the Effective Date and (c) the Existing Senior Notes.

“Permitted Liens” has the meaning assigned to such term in Section 6.02.

“Permitted Refinancing Indebtedness” means Indebtedness (for purposes of this definition, “New Indebtedness”) incurred in exchange for, or the proceeds of which are used to extend, refinance, replace, defease, discharge, refund or otherwise retire for value any other Indebtedness (for purposes of this definition, the “Refinanced Indebtedness”); provided that (a) the aggregate principal amount (or accreted value, in the case of Indebtedness issued with original issue discount) of the New Indebtedness (including undrawn or available committed amounts) does not exceed the sum of (i) the aggregate principal amount (or accreted value, in the case of Indebtedness issued with original issue discount) of the Refinanced Indebtedness (including undrawn or available committed amounts), plus (ii) an amount necessary to pay all accrued (including, for purposes of defeasance, future accrued) and unpaid interest on the Refinanced Indebtedness and any fees, premiums and expenses related to such exchange or refinancing, (b) the New Indebtedness has a stated maturity that is no earlier than 91 days after the Scheduled Maturity Date, (c) the New Indebtedness has a Weighted Average Life to Maturity that is no shorter than the period beginning on the date of incurrence of the New Indebtedness and ending on the date that is 91 days after the Scheduled Maturity Date, (d) the New Indebtedness (i) has terms substantially similar to those customary in high-yield debt offerings and (ii) does not contain financial maintenance covenants, (e) the New Indebtedness is not incurred or guaranteed by any Restricted Subsidiary other than the Designated Subsidiary (to the extent that the Designated Subsidiary would be able to incur or guarantee such Indebtedness at such time pursuant to Section 6.03(e)) and (f) if the refinanced Indebtedness is subordinated in right of payment to the Obligations, the New Indebtedness is subordinated in right of payment to the Obligations to at least the same extent as the Refinanced Indebtedness.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA as to which the Borrower or any member of the Controlled Group may be or be deemed to be an “employer” as defined in Section 3(5) of ERISA.

“Platform” means Debt Domain, Intralinks, Syndtrak or a substantially similar electronic transmission system.

“Prepayment Equity Issuance” means any issuance by the Borrower of any equity or equity-linked securities other than (a) pursuant to any employment agreement, employee equity compensation plan or agreement or other employee equity compensation arrangement, any employee benefit plan or agreement or other employee benefit arrangement or any non-employee director equity compensation plan or agreement or other non-employee director equity compensation arrangement or pursuant to the exercise or vesting of any employee or director stock options, restricted stock units, warrants or other equity awards, (b) pursuant to dividend reinvestment programs, (c) equity or equity-linked securities issued or transferred directly as consideration with respect to any acquisition, Disposition or joint venture arrangement permitted hereunder (excluding for the avoidance of doubt any cash or cash equivalents received as proceeds of such issuance or transfer) and (d) Equity Interests issued in lieu of payment of cash dividends on the Existing Preferred Equity Interests in accordance with the terms of the Amended and Restated Certificate of Incorporation and that certain Certificate of Designations of 6.25% Series B Mandatory Convertible Preferred Stock dated as of January 21, 2015 as in effect on the Effective Date.

“Prepayment Event” means:

(a) any Disposition (including (x) pursuant to a Sale and Leaseback Transaction and (y) the Disposition of approximately 55,000 net acres of real property located in West Virginia to Antero Resources Corporation or its Affiliates for consideration in an expected amount of approximately $450,000,000 in a transaction described in a press release issued on behalf the Borrower dated June 9, 2016) of any property or asset of the Borrower or any Restricted Subsidiary, other than (i) Dispositions described in Sections 6.08(c), 6.08(e) and 6.08(f), (ii) Dispositions pursuant to Sale and Leaseback Transactions involving equipment and fixtures in accordance with past practices and (iii) other Dispositions in an aggregate amount since the Effective Date not to exceed $50,000,000; or

(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Restricted Subsidiary with a fair market value immediately prior to such event equal to or greater than $25,000,000 as determined by a Financial Officer acting in good faith.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMorgan as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Pro Forma Financial Covenant Compliance” means, as of any date of determination, with respect to any transaction to occur on such date, (a) the Interest Coverage Ratio, determined as of the last day of the most recently ended Fiscal Quarter for which financial statements have been delivered or are required to have been delivered pursuant to Section 5.01, after giving effect to such transaction as if such transaction had occurred on the first day of the applicable measurement period, is not less than the required amount set forth in Section 6.04(b); (b) Liquidity, determined as of such date after giving effect to such transaction, will be at least equal to the Minimum Liquidity Amount as of such date; and (c) the Collateral Coverage Ratio, determined as of such date after giving effect to such transaction, will be at least equal to 1.50 to 1.00.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible or mixed, of such Person, or other assets owned or leased by such Person.

“Proved Non-Producing Oil and Gas Properties” means all Oil and Gas Properties which constitute proved developed non-producing reserves as defined in the Definitions for Oil and Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

“Proved Oil and Gas Properties” means, collectively, Proved Producing Oil and Gas Properties, Proved Non-Producing Oil and Gas Properties and Proved Undeveloped Oil and Gas Properties.

“Proved Producing Oil and Gas Properties” means all Oil and Gas Properties which constitute proved developed producing reserves as defined in the Definitions for Oil and Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

“Proved Undeveloped Oil and Gas Properties” means all Oil and Gas Properties which constitute proved undeveloped reserves as defined in the Definitions for Oil and Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question.

“Qualified Obligations” means all Obligations, other than (a) Obligations representing the principal of any Revolving Borrowing (to the extent not constituting a Secured Revolving Credit Extension) or any LC Disbursement (to the extent not constituting a Secured Revolving Credit Extension), (b) any Obligation which is prohibited by the terms of the Senior Notes Indentures from being secured and (c) any Obligation to the extent that, if such Obligation is secured by the Collateral, the Borrower would be required pursuant to the terms of any of the Senior Notes Indentures to secure the Senior Notes issued pursuant thereto equally and ratably with such Obligation.

“Recipient” means (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank, as applicable.

“Redemption” means, with respect to any Indebtedness, the redemption, purchase, defeasance, prepayment or other acquisition or retirement for value of such Indebtedness. The term “Redeem” has a meaning correlative thereto.

“Register” has the meaning assigned to such term in Section 9.04(b).

“Regulation U” means Regulation U of the Board as from time to time in effect and any successor or other regulation or official interpretation of the Board relating to the extension of credit by banks for the purpose of purchasing or carrying Margin Stock applicable to member banks of the Federal Reserve System.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, advisors and representatives of such Person and such Person’s Affiliates.

“Released Parties” has the meaning assigned to such term in Section 9.19.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within 30 days of the occurrence of such event, provided that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Sections 4043(a) or 302(c) of ERISA or Section 412(c) of the Code.

“Required 2020 Senior Notes” means 2020 Senior Notes in an aggregate principal amount of not less than $765,000,000.

“Required Financial Measurement” means (a) as of the last day of each Fiscal Quarter ending during the period from and including June 30, 2016 through December 31, 2018, the Minimum Consolidated EBITDAX Requirement and (b) as of the last day of each Fiscal Quarter ending during the period from and including March 31, 2019 and thereafter, the Maximum Total Leverage Ratio Requirement.

“Required Lenders” means, subject to Section 2.18(b), (a) at any time when no Loans are outstanding or LC Exposure is outstanding, Lenders having at least a majority of the sum of (i) the Aggregate Revolving Commitments and (ii) the total Term Loan Commitments at such time, and (b) at any time when any Loans are outstanding or any LC Exposure is outstanding, Lenders having Credit Exposures and unused Commitments representing more than 50% of the sum of the Total Credit Exposure and unused Commitments at such time.

“Requirement of Law” means as to any Person, any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Reserve Report” means (a) the Initial Reserve Report and (b) each other engineering report delivered pursuant to Section 5.01(j), Section 5.01(k), Section 5.01(l), in each case, setting forth the Proved Oil and Gas Properties of the Borrower as of the date specified therein and in form and detail substantially the same as the Initial Reserve Report, and including such other information or engineering and geological data as the Administrative Agent may reasonably request in order to evaluate the calculations of Total Proved PV9 and Adjusted Total Proved PV9 contained therein.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any Restricted Subsidiary.

“Restricted Subsidiary” means any Subsidiary of the Borrower that is not an Unrestricted Subsidiary. For the avoidance of doubt, each Subsidiary Guarantor shall be a Restricted Subsidiary.

“Restrictive Agreement” means any agreement or other arrangement that prohibits, limits, restricts or imposes any condition upon (a) the ability of the Borrower or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets in favor of the Administrative Agent and the other Secured Parties to secure any of the Secured Obligations (without requiring the Secured Parties to share any of the Liens securing the Secured Obligations equally and ratably with any of the Senior Notes) that is more restrictive than the limitation contained in the 2015 Indenture (as in effect on the date hereof) or (b) the ability of any Restricted Subsidiary to pay any dividends or other distributions with respect to its Equity Interests to, or to make or repay any loans or advances to, or to Dispose of any assets to, the Borrower or any Restricted Subsidiary (other than any such limitation arising pursuant to the terms of the Permitted Designated Subsidiary Indebtedness (i) that is solely applicable to any Designated Subsidiary or (ii) that relates solely to the Disposition of Equity Interests in any Designated Subsidiary that are pledged to secure such Permitted Designated Subsidiary Indebtedness).

“Retained Proceeds Amount” means, with respect to any Prepayment Event, the amount (if any) of Net Cash Proceeds from such Prepayment Event not required to be used to prepay the 2015 Term Loans or the Revolving Loans pursuant to Section 2.09(d).

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be (a) reduced or terminated from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth opposite such Lender’s name on Schedule 2.01 under the caption “Revolving Commitment”, or in the applicable documentation pursuant to which such Lender shall have assumed its Revolving Commitment pursuant to the terms hereof, as applicable.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure at such time.

“Revolving Lender” means, as of any date of determination, each Lender that has a Revolving Commitment or, if the Aggregate Revolving Commitments have terminated or expired, a Lender with Revolving Credit Exposure.

“Revolving Loan” has the meaning assigned to such term in Section 2.01(a).

“Revolving Note” means a promissory note made by the Borrower in favor of a Revolving Lender evidencing the Revolving Loans made by such Revolving Lender, substantially in the form of Exhibit F-1.

“S&P” means Standard & Poor’s Ratings Group, a division of McGraw-Hill, Inc., or any successor to the ratings agency business thereof.

“Sale and Leaseback Transaction” means any sale or other transfer of any property or asset by any Person with the intent to lease such property or asset as lessee.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, or any other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state, Her Majesty’s Treasury of the United Kingdom, or any other relevant sanctions authority.

“Scheduled Maturity Date” means December 14, 2020.

“SEC” means the United States Securities and Exchange Commission.

“Secondary Proceeds Prepayment Amount” has the meaning assigned to such term in Section 2.09(d)(ii).

“Secured Debt Cap” means, as of the date a Revolving Loan is extended, a Letter of Credit is issued or an LC Disbursement arises, the lowest of the following amounts: (a) if the 1995 Indenture is in effect at such time, 15% of the Borrower’s Consolidated Net Tangible Assets (as defined in the 1995 Indenture) as of the end of the most recently ended Fiscal Quarter for which a consolidated balance sheet of the Borrower has been prepared, (b) if the 1998 Indenture is in effect at such time, 15% of the Borrower’s Consolidated Net Tangible Assets (as defined in the 1998 Indenture) as of the end of the most recently ended Fiscal Quarter preceding such extension for which a consolidated balance sheet of the Borrower has been reported upon by independent public accountants, (c) if the 2008 Indenture is in effect at such time, 15% of the Borrower’s Consolidated Net Tangible Assets (as defined in the 2008 Indenture) as of the end of the most recently ended Fiscal Quarter for which a consolidated balance sheet of the Borrower has been prepared, (d) if the 2012 Indenture is in effect at such time, 15% of the Borrower’s Consolidated Assets (as defined in the 2012 Indenture) as of the end of the most recently ended Fiscal Quarter for which a consolidated balance sheet of the Borrower has been prepared, (e) if the 2015 Indenture is in effect at such time, 15% of the Borrower’s Consolidated Assets (as defined in the 2015 Indenture) as of the end of the most recently ended Fiscal Quarter for which a consolidated balance sheet of the Borrower has been prepared and (f) if any Additional Senior Notes Indenture is in effect at such time, the applicable limit set forth in the Secured Debt Indenture Exception contained therein.

“Secured Debt Indenture Exceptions” means, collectively, (a) the provisions set forth in (i) Section 9.8(a) of the 1995 Indenture, (ii) the last sentence of Section 4.3 of the 1998 Indenture, (iii) Section 3.7 of the 2008 Indenture (disregarding for this purpose the exception for Secured Debt (as defined therein) secured by Permitted Liens (as defined therein) contained in such Section 3.7), (iv) Section 3.7 of the 2012 Indenture (disregarding for this purpose the exception for Secured Debt (as defined therein) secured by Permitted Liens (as defined therein) contained in such Section 3.7), (v) to the extent applicable to any series of Senior Notes, Section 3.07 of the 2015 Indenture (disregarding for this purpose the exception for Secured Debt (as defined therein) secured by Permitted Liens (as defined therein) contained in such Section 3.07), and (vi) Section 5.01 of the 2015 First Supplemental Indenture (disregarding for this purpose the exception for Secured Debt (as defined therein) secured by Permitted Liens (as defined therein) contained in such Section 5.01) and (b) any provisions similar to the foregoing contained in any Additional Senior Notes Indentures.

“Secured Obligations” means (a) all Qualified Obligations and (b) to the extent not constituting “Indebtedness” under the 1998 Indenture or “indebtedness for borrowed money” under any of the Existing Senior Notes Indentures (other than the 1998 Indenture), (i) all Secured Swap Obligations and (ii) all Banking Services Obligations owing to any Lender or any Affiliate of a Lender; provided that the term “Secured Obligations” shall not include, with respect to any Loan Party, any Excluded Swap Obligations of such Loan Party.

“Secured Parties” means the holders of the Secured Obligations from time to time and shall include (a) each Lender and the Issuing Bank in respect of its Loans and LC Exposure respectively (to the extent such Loans and LC Exposure constitute Secured Obligations), (b) the Administrative Agent,

the Issuing Bank and the Lenders in respect of all other present and future obligations and liabilities of the Borrower and each Subsidiary of every type and description arising under or in connection with this Agreement or any other Loan Document (to the extent such obligations constitute Secured Obligations), (c) each Secured Swap Provider, (d) each Lender and Affiliate of such Lender in respect of Banking Services Obligations (to the extent such obligations constitute Secured Obligations), (e) each indemnified party under Section 9.03 in respect of the obligations and liabilities of the Borrower to such Person hereunder and under the other Loan Documents, and (f) their respective successors and (in the case of a Lender, permitted) transferees and assigns.

“Secured Revolving Credit Extension” means any Borrowing of Revolving Loans or any LC Disbursement made after the Effective Date, but only to the extent that the principal amount of such Borrowing or the amount of such LC Reimbursement is less than or equal to the following amount (the “Secured Capacity Amount”), if positive: (a) the Secured Debt Cap in effect at the time such Borrowing or LC Disbursement is made, less (b) the aggregate outstanding principal amount of the Term Loans at the time such Borrowing or LC Disbursement is made, less (c) the aggregate outstanding principal amount of all Secured Revolving Credit Extensions outstanding immediately prior to the time such Borrowing or LC Disbursement is made. In the event that the principal amount of any such Borrowing or the amount of any such LC Disbursement is greater than the Secured Capacity Amount, then a portion of such Borrowing or LC Disbursement equal to the Secured Capacity Amount shall constitute a Secured Revolving Credit Extension, and the remaining portion shall not constitute a Secured Revolving Credit Extension.

“Secured Swap Agreement” means a Swap Agreement between the Borrower and a Secured Swap Provider.

“Secured Swap Obligations” means any and all obligations of the Borrower, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under any and all Secured Swap Agreements.

“Secured Swap Provider” means any Person that (a) at the time it enters into a Swap Agreement with the Borrower, is a Lender or an Affiliate of a Lender, (b) at the time it (or its Affiliate) becomes a Lender (including on the Effective Date), is a party to a Swap Agreement with the Borrower, in its capacity as a party to such Swap Agreement, or (c) is a Lender or an Affiliate of a Lender at the time a Secured Swap Agreement is assigned or transferred to it (by novation or otherwise) by another Secured Swap Provider, and in each case even if such Person ceases to be a Lender or an Affiliate of a Lender for any reason; provided that (i) any such Person that ceases to be a Lender or an Affiliate of a Lender shall not be a Secured Swap Provider with respect to any Swap Agreement that it thereafter enters into (or that is assigned or transferred to it) while it is not a Lender or an Affiliate of a Lender, and (ii) any Person that assigns or transfers a Secured Swap Agreement as contemplated in clause (c) of this definition shall cease to be a Secured Swap Provider with respect to such Secured Swap Agreement to the extent of such assignment or transfer.

“Securities Account” has the meaning assigned to such term in the UCC.

“Securities Account Control Agreement” means an agreement in form and substance reasonably acceptable to the Administrative Agent establishing the Administrative Agent’s Control with respect to any Securities Account. For purposes of this definition, “Control” means “control” within the meaning of Section 8-106 of the UCC.

“Security Agreement” means that certain Pledge and Security Agreement dated as of the Effective Date and executed by the Borrower in favor of the Administrative Agent, for the benefit of the Secured Parties.

“Security Termination” means Payment in Full and the expiration or termination of all Secured Hedge Agreements and payment in full of all obligations owing by any Loan Party thereunder (other than Secured Swap Agreements as to which arrangements satisfactory to the applicable Secured Swap Provider shall have been made).

“Senior Notes” means, collectively, the Existing Senior Notes and any additional senior notes issued pursuant to any Additional Senior Notes Indentures.

“Senior Notes Indentures” means, collectively, the Existing Senior Notes Indentures and any Additional Senior Notes Indentures.

“Sole Lead Arranger” means JPMorgan.

“Solvent” means, in reference to any Person, (a) the fair value of the assets of such Person, at a fair valuation, will exceed its debts and liabilities (subordinated, contingent or otherwise); (b) the present fair saleable value of the property of such Person will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities (subordinated, contingent or otherwise), as such debts and other liabilities become absolute and matured; (c) such Person will be able to pay its debts and liabilities (subordinated, contingent or otherwise), as such debts and liabilities become absolute and matured; and (d) such Person will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted after the Effective Date.

“Specified Subsidiary” means (a) any Foreign Subsidiary or (b) any Subsidiary of the Borrower that is (or, substantially concurrently with its designation as an “Unrestricted Subsidiary” hereunder, will be) a master limited partnership or limited liability company with partnership tax status that is engaged in midstream activities, or any general partner, managing member or other entity the substantial majority of the assets of which are equity interests in any of the foregoing, but excluding (i) any Subsidiary Guarantors and (ii) any Subsidiary of the Borrower than owns any Hydrocarbon Interests.

“Specified Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D of the Board. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D of the Board or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Strip Price” means, at any time, (a) for the remainder of the then-current calendar year, the average NYMEX Pricing for the remaining monthly contracts in the then-current calendar year, (b) for each succeeding calendar year for which there is a daily settlement price for every monthly contract in that calendar year, the average NYMEX Pricing for the twelve months in each such calendar year, and (c) for each calendar year thereafter for which there is not a daily settlement price for every monthly contract in that calendar year, the average NYMEX Pricing for the twelve months in the last complete calendar year for which there is a daily settlement price for all twelve monthly contracts in such calendar year.

“Subordinated Intercompany Note” means a Subordinated Intercompany Note substantially in the form of Exhibit B pursuant to which intercompany obligations and advances owed by any Loan Party are subordinated to the Obligations.

“Subsidiary” of a Person means (a) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (b) any partnership, limited liability company, association, joint venture or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Subsidiary Guarantor” means any Subsidiary that is a party to a Subsidiary Guaranty as a guarantor. As of the Effective Date, there are no Subsidiary Guarantors. For the avoidance of doubt, no CFC or Foreign Subsidiary Holding Company shall be a Subsidiary Guarantor.

“Subsidiary Guaranty” means a guaranty of the Borrower’s obligations hereunder in substantially the form of Exhibit C or any other form approved by the Administrative Agent and the Borrower.

“Swap Agreement” means (a) any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any master agreement; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Lender” means, as of any date of determination, each Lender having a Term Loan Commitment or that holds Term Loans.

“Term Loan” has the meaning assigned to such term in Section 2.01(b).

“Term Loan Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Term Loan to the Borrower on the Effective Date in the amount set forth opposite such Lender’s name on Schedule 2.01 under the caption “Term Loan Commitment”. As of the Effective Date, the aggregate amount of the Term Loan Commitments of all Term Loan Lenders is $1,191,000,000. After advancing its Term Loan, each reference to a Term Lender’s Term Loan Commitment shall refer to that Term Lender’s Applicable Percentage of the Term Loans.

“Term Loan Note” means a promissory note made by the Borrower in favor of a Term Lender evidencing the Term Loan made by such Term Lender, substantially in the form of Exhibit F-2.

“Test Date” means (a) the last day of each Fiscal Quarter and (b) each Additional Collateral Coverage Test Date.

“Threshold Amount” has the meaning assigned to such term in Section 2.09(c)(i).

“Total Credit Exposure” means the sum of the Total Revolving Credit Exposure and the aggregate principal amount of all Term Loans outstanding at such time.

“Total Indebtedness” means all Indebtedness of the Borrower and its Restricted Subsidiaries, determined on a consolidated basis in accordance with GAAP.

“Total LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.

“Total Proved PV9” means, as of any date of determination, the present value of estimated future revenues to be realized from Hydrocarbons to be produced from the Proved Oil and Gas Properties of the Borrower as set forth in the then-most recent Reserve Report delivered to the Administrative Agent and the Lenders (but limited to those Proved Oil and Gas Properties that are subject to a perfected first-priority Lien in favor of the Administrative Agent pursuant to one or more Mortgages), with, to the extent not already deducted in such Reserve Report, appropriate deductions for take or pay and other prepayments, severance and ad valorem taxes, operating, gathering, transportation, marketing and other expenses and capital expenditures. Each calculation of such estimated future revenues shall be (a) made using the Strip Price on such date of determination (if such date is a Test Date or, if such date is not a Test Date, as of the most recent Test Date), in each case adjusted in a manner consistent with standard and customary industry practice for any basis differential, quality and gravity but without duplication of any such adjustments already accounted for in such Reserve Report, (b) made using costs as of the date of estimation without future escalation, without giving effect to non-property related expenses such as general and administrative expenses, debt service, future income tax expense and depreciation, depletion and amortization, (c) discounted using an annual discount rate of 9%, and (d) to the extent not otherwise specified in the preceding clauses of this sentence, made using reasonable economic assumptions consistent with such clauses. The amount of Total Proved PV9 as of any date of determination shall be adjusted to reflect any Dispositions and any acquisitions of Proved Oil and Gas Properties since the date of the Reserve Report used to determine such Total Proved PV9 and any reserve additions relating to newly drilled wells that were not included (or were incompletely included) in the Reserve Report used to determine such Total Proved PV9 (provided that, in the case of any acquisitions or reserve additions relating to newly drilled wells, the Administrative Agent and the Lenders shall have received a reasonably detailed evaluation of the reserves attributable to the Proved Oil and Gas Properties subject thereto, together with a one line summary of cash flows with respect to such newly drilled wells, in each case in form and substance reasonably satisfactory to the Administrative Agent).

“Total Revolving Credit Exposure” means, at any time, the sum of the Revolving Credit Exposures of all Revolving Lenders at such time.

“Total Secured Indebtedness” means, as of any date of determination, an amount equal to the sum of (a) the aggregate principal amount of Term Loans outstanding on such date plus (b) an amount equal to the sum of (i) the aggregate principal amount of all Revolving Loans outstanding on such date plus (ii) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time, in each case, to the extent such Revolving Loans and LC Disbursements, as applicable, represent Secured Revolving Credit Extensions.

“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the other Loan Documents, the Credit Extensions and the use of the proceeds thereof.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“Unrestricted Subsidiary” means (a) any Specified Subsidiary which the Borrower has designated in writing to the Administrative Agent to be an Unrestricted Subsidiary pursuant to Section 5.08 and (b) any direct or indirect Subsidiary of any Specified Subsidiary described in clause (a), in each case that meets the following requirements:

(i) such Specified Subsidiary shall have no Indebtedness with recourse to the Borrower or any Restricted Subsidiary;

(ii) such Specified Subsidiary is not party to any agreement, contract, arrangement or understanding with the Borrower or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding and related transactions are no less favorable to the Borrower or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Borrower; provided that the foregoing provision shall not prohibit any agreements with respect to administrative and employee services;

(iii) such Specified Subsidiary is a Person with respect to which neither the Borrower nor any of its Restricted Subsidiaries has any direct or indirect obligation (A) to subscribe for additional Equity Interests of such Person or (B) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results (it being understood that any contractual arrangements between the Borrower or any of its Restricted Subsidiaries and such Specified Subsidiary pursuant to which such Specified Subsidiary sells products or provides services to the Borrower or such Restricted Subsidiary in the ordinary course of business are not included in this clause (B));

(iv) such Specified Subsidiary does not, either individually or together with other Specified Subsidiaries that are designated as Unrestricted Subsidiaries, own or operate, directly or indirectly, all or substantially all of the assets of the Borrower and its Subsidiaries; and

(v) such Specified Subsidiary does not hold any Equity Interest in, or any Indebtedness of, the Borrower or any Restricted Subsidiary.

If at any time any Unrestricted Subsidiary fails to meet the preceding requirements to be an Unrestricted Subsidiary, it shall thereafter be a Restricted Subsidiary for purposes of this Agreement and any Indebtedness, Liens and Investments of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary as of such date and, if such Indebtedness, Liens or Investments are not permitted to be incurred as of such date hereunder (including under the Financial Covenants), the Borrower shall be in default of the applicable covenant.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.15(f)(ii)(B)(3).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (b) the then outstanding principal amount of such Indebtedness.

“Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

“Wholly-Owned Subsidiary” means a Subsidiary of the Borrower of which all issued and outstanding equity interests (excluding directors’ qualifying shares or similar jurisdictional requirements) is directly or indirectly owned by the Borrower.

SECTION 1.02 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03 Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “law” shall be construed as referring to all statutes, rules, regulations, codes and other laws (including official rulings and interpretations thereunder having the force of law or with which affected Persons customarily comply), and all judgments, orders and decrees, of all Governmental Authorities. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time (including prior to the Effective Date) amended, restated, supplemented or otherwise modified (subject to, in the case of any amendments, restatements, supplements or modifications effected on or after the Effective Date, any restrictions on such amendments, restatements, supplements or modifications set forth herein), (b) any definition of or reference to any statute, rule or regulation shall be construed as referring thereto as from time to time amended, supplemented or otherwise modified (including by succession of comparable successor laws), (c) any reference herein to any Person shall be construed to include such

Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (d) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (e) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (f) with respect to the determination of any period of time, the word “from” means “from and including” and the word “to” means “to but excluding” and (g) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04 Accounting Terms; GAAP. Except as expressly provided for herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made (i) without giving effect to any election under Financial Accounting Standards Board Accounting Standards Codification 825 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any Subsidiary at “fair value”, as defined therein, and (ii) without giving effect to any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof.

ARTICLE II

The Credits

SECTION 2.01 Commitments. Subject to the terms and conditions set forth herein, (a) each Revolving Lender (severally and not jointly) agrees to make loans (each such loan, a “Revolving Loan”) to the Borrower in Dollars from time to time during the Availability Period in an aggregate principal amount that will not result in (i) the amount of such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment or (ii) the Total Revolving Credit Exposure exceeding the Aggregate Revolving Commitments, and (b) each Term Lender with a Term Loan Commitment (severally and not jointly) agrees to make a single term loan (each such loan, a “Term Loan”) to the Borrower in Dollars on the Effective Date, in an amount equal to such Lender’s Term Loan Commitment, by making immediately available funds available to the Administrative Agent’s designated account, not later than the time specified by the Administrative Agent. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed. For the avoidance of doubt, the Term Lenders are extending their Term Loans on the Effective Date, and the Borrower is incurring the Indebtedness evidenced by the Term Loans on the Effective Date, in reliance upon and in accordance with the Existing Senior Notes Indentures as in effect on the Effective Date, including calculations of

Consolidated Net Tangible Assets and Consolidated Assets (in each case, as defined in the applicable Existing Senior Notes Indentures) as of March 31, 2016. In addition, each Revolving Loan, Letter of Credit and LC Disbursement extended, issued or due and payable hereunder, as applicable, only shall constitute a Secured Revolving Credit Extension to the extent it meets the requirements set forth in the definition thereof.

SECTION 2.02 Loans and Borrowings. (a) Each Loan shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the applicable Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.12, each Revolving Borrowing and Term Loan Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan (and in the case of an Affiliate, the provisions of Sections 2.12, 2.13, 2.14 and 2.15 shall apply to such Affiliate to the same extent as to such Lender); provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $1,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Aggregate Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.04(e). Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of twelve (12) Eurodollar Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

SECTION 2.03 Requests for Borrowings. To request a Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone, facsimile transmission or electronic mail (a) in the case of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, three (3) Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 p.m., New York City time, on the date of the proposed Borrowing. Each such Borrowing Request shall be irrevocable and, in the case of a telephonic Borrowing Request, shall be confirmed promptly by hand delivery, facsimile transmission or electronic mail to the Administrative Agent of a written Borrowing Request signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing and whether such Borrowing is a Revolving Borrowing or a Term Loan Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.05, or, in the case of an ABR Revolving Borrowing requested to finance the reimbursement of an LC Disbursement as provided in Section 2.04(e), the identity of the Issuing Bank that has made such LC Disbursement.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each applicable Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04 Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit denominated in Dollars as the applicant thereof for the support of its or its Restricted Subsidiaries’ obligations, in a form reasonably acceptable to the applicable Issuing Bank, at any time and from time to time during the Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, any Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Notwithstanding anything herein to the contrary, no Issuing Bank shall have any obligation hereunder to issue, and shall not issue, any Letter of Credit the proceeds of which would be made available to any Person (i) to fund any activity or business of or with any Sanctioned Person, or in any country or territory that, at the time of such funding, is the subject of any Sanctions or (ii) in any manner that would result in a violation of any Sanctions by any party to this Agreement. The Borrower unconditionally and irrevocably agrees that, in connection with any Letter of Credit issued for the support of any Restricted Subsidiary’s obligations as provided in the first sentence of this paragraph, the Borrower will be fully responsible for the reimbursement of LC Disbursements in accordance with the terms hereof, the payment of interest thereon and the payment of fees due under Section 2.10(b) to the same extent as if it were the sole account party in respect of such Letter of Credit (the Borrower hereby irrevocably waiving any defenses that might otherwise be available to it as a guarantor or surety of the obligations of such a Restricted Subsidiary that is an account party in respect of any such Letter of Credit).

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal (other than an automatic renewal permitted pursuant to paragraph (c) of this Section) or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or transmit by facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent, prior to 12:00 Noon, New York City time, at least two (2) Business Days (or such shorter period of time as the applicable Issuing Bank may agree in its sole discretion) prior to the requested date of issuance, amendment, renewal or extension, a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit (other than an Existing Letter of Credit). A Letter of Credit shall be issued, amended, renewed or extended by an Issuing Bank only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the portion of the Total LC Exposure attributable to Letters of Credit issued by such Issuing Bank will not, unless such Issuing Bank shall so agree in its sole discretion, exceed the LC Issuance Limit of such Issuing Bank, (ii) the Total LC Exposure will not exceed $500,000,000, (iii) no Lender’s Revolving Credit Exposure will exceed its Revolving Commitment and (iv) the Total Revolving Credit Exposure will not exceed the Aggregate Revolving Commitments.

(c) Expiration Date. Each Letter of Credit shall expire (or be subject to termination by notice from the applicable Issuing Bank to the beneficiary thereof) at or prior to the close of business on the earlier of (i) unless a later date is otherwise agreed to in writing by the applicable Issuing Bank and the Administrative Agent, the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five (5) Business Days prior to the Maturity Date (the “LC Expiration Date”); provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (so long as no such renewal violates the foregoing clause (ii)).

(d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the applicable Issuing Bank or the Revolving Lenders, such Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the applicable Issuing Bank, such Revolving Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Aggregate Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e) Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent in Dollars the amount equal to such LC Disbursement, calculated as of the date such Issuing Bank made such LC Disbursement not later than 5:00 p.m., New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 5:00 p.m., New York City time, on the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, at its election and subject to the conditions to borrowing set forth herein, request in accordance with Section 2.02 that such payment be financed with an ABR Revolving Borrowing in an equivalent amount of such LC Disbursement and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.05 with respect to Loans made by such Lender (and Section 2.05 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse any Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Revolving Lenders nor any Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to special, indirect, consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable Requirements of Law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the applicable Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit. The obligations of the Borrower under this Agreement and the other Loan Documents regarding Letters of Credit, including this Section 2.04, shall survive after the Maturity Date and termination of this Agreement for so long as any LC Exposure exists.

(g) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Each Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone, facsimile transmission or electronic mail (and, in the case of telephonic notice, promptly confirmed by facsimile or electronic mail) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement.

(h) Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at a rate per annum equal to (i) for any day prior to the date on which such payment by the Borrower is due in accordance with paragraph (e) of this Section, the Federal Funds Effective Rate and (b) thereafter, the rate per annum then applicable to ABR Revolving Loans plus 2%. Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the applicable Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Termination, Replacement and Resignation of an Issuing Bank.

(i) Any Issuing Bank may be terminated at any time upon not less than ten (10) Business Days’ prior written notice by the Borrower to the Administrative Agent and such Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such termination of an Issuing Bank. After the termination of an Issuing Bank hereunder, such Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such termination, but shall not be required to amend, renew or extend any such Letter of Credit or to issue additional Letters of Credit.

(ii) Any Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Revolving Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.10(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents with respect to Letters of Credit to be issued by it thereafter and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to include such successor in its capacity as an Issuing Bank. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit then outstanding and issued by it prior to such replacement, but shall not be required to amend, renew or extend any such Letter of Credit or to issue additional Letters of Credit.

(iii) Subject to the appointment and acceptance of a successor Issuing Bank, any Issuing Bank may resign as an Issuing Bank at any time upon thirty (30) days’ prior written notice to the Administrative Agent, the Borrower and the Revolving Lenders, in which case, such Issuing Bank shall be replaced in accordance with Section 2.04(i)(ii) above.

(j) Cash Collateralization. If the Borrower is required to deposit cash collateral pursuant to Section 2.07(c), 2.09 or 7.02, it will establish on or prior to such date, and thereafter maintain so long as any Letter of Credit is outstanding or any amount is payable to any Issuing Bank or the Lenders in respect of any Letter of Credit, a special collateral account pursuant to arrangements satisfactory to the Administrative Agent (the “LC Collateral Account”) at the Administrative Agent’s office at the address specified pursuant to Section 9.01, in the name of the Borrower but under the sole dominion and control of the Administrative Agent, for the benefit of the Issuing Banks and the Revolving Lenders, and in which the Borrower shall have no interest. To the extent not prohibited by the Senior Notes Indentures and to the extent that the Borrower would not be required pursuant to the terms of any of the Senior Notes Indentures to secure the Senior Notes issued pursuant thereto equally and ratably with the Secured Obligations, the Borrower hereby pledges, assigns and grants to the Administrative Agent, on behalf of and for the ratable benefit of the Issuing Banks and the Revolving Lenders, a security interest in all of the Borrower’s right, title and interest in and to all funds which may from time to time be on deposit in the LC Collateral Account, to secure the prompt and complete payment and performance of the Secured Obligations. The Administrative Agent will invest any funds on deposit from time to time in the LC Collateral Account in certificates of deposit of JPMorgan having a maturity not exceeding 30 days. Moneys in the LC Collateral Account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements made by the Issuing Banks for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the Total LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposures representing greater than 50% of the Total LC Exposure), be applied to satisfy other Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three (3) Business Days after all Events of Default have been cured or waived. If the Borrower is required to provide an amount of cash collateral hereunder pursuant to Section 2.09, such amount shall be returned to the Borrower to the extent that, after giving effect to such return, the Total Revolving Credit Exposure would not exceed the Aggregate Revolving Commitments and no Default or Event of Default shall have occurred and be continuing. The Administrative Agent agrees that when all Secured Obligations have been paid in full and all Letters of Credit have expired or been terminated, the Administrative Agent will deliver all remaining funds in the LC Collateral Account to the Borrower (or such other Person as is entitled thereto under applicable Requirements of Law). If the Administrative Agent determines that any Person other than the Borrower is entitled to such remaining funds, the Administrative Agent shall use reasonable efforts to give the Borrower notice of such determination in advance of delivering such funds to any other Person, but the Administrative Agent shall have no liability for the failure to deliver such notice.

(k) Designation of Additional Issuing Banks. From time to time, the Borrower may, by notice to the Administrative Agent and the Revolving Lenders, designate as additional Issuing Banks one or more Revolving Lenders that agree to serve in such capacity as provided below. The acceptance by a Revolving Lender of any appointment as an Issuing Bank hereunder shall be evidenced by an agreement (an “Issuing Bank Agreement”), which shall be in a form reasonably satisfactory to the Borrower and the Administrative Agent, shall set forth the LC Issuance Limit of such Lender and shall be executed by such Lender, the Borrower and the Administrative Agent and, from and after the effective date of such Issuing Bank Agreement, (i) such Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and the other Loan Documents and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to include such Lender in its capacity as an Issuing Bank.

(l) Existing Letters of Credit. On the Effective Date, each of the Existing Letters of Credit shall be deemed to have been issued as a Letter of Credit under this Agreement by the applicable Issuing Bank, and such Issuing Bank shall be deemed, without further action by any party hereto, to have granted to each of the Revolving Lenders, and each Revolving Lender shall be deemed, without further action by any party hereto, to have acquired from such Issuing Bank, a participation (on the terms specified in this Section 2.04) in each Existing Letter of Credit equal to such Revolving Lender’s Applicable Percentage thereof. Concurrently with such sale of participations, the participations granted pursuant to the terms of the Existing Credit Agreement to the lenders party thereto shall be automatically cancelled without further action by any of the parties hereto. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Existing Letters of Credit pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Aggregate Revolving Commitments, and that each payment by a Revolving Lender in respect of such participations shall be made without any offset, abatement, withholding or reduction whatsoever.

(m) Issuing Bank Agreements. Unless otherwise requested by the Administrative Agent, each Issuing Bank shall report in writing to the Administrative Agent (i) promptly following the end of each calendar month, the aggregate amount of Letters of Credit issued by it and outstanding at the end of such month, (ii) on or prior to each Business Day on which such Issuing Bank expects to issue, amend, renew or extend any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the aggregate face amount of the Letter of Credit to be issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension occurred (and whether the amount thereof changed), it being understood that such Issuing Bank shall not permit any issuance, renewal, extension or amendment resulting in an increase in the amount of any Letter of Credit to occur without first obtaining written confirmation from the Administrative Agent that it is then permitted under this Agreement, (iii) on each Business Day on which such Issuing Bank makes any payment under any Letter of Credit, the date of such payment under such Letter of Credit and the amount of such payment, (iv) on any Business Day on which the Borrower fails to reimburse any payment under any Letter of Credit required to be reimbursed to such Issuing Bank on such day, the date of such failure and the amount of such payment and (v) on any other Business Day, such other information as the Administrative Agent shall reasonably request.

SECTION 2.05 Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 2:00 p.m., New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Term Loans shall be made as provided in Section 2.01(b). Except in respect of the provisions of this Agreement covering the reimbursement of Letters of Credit, the Administrative Agent will make such Loans available to the Borrower by promptly remitting the amounts so received, in like funds, to an account of the Borrower designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.04(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing (or, in the case of any Borrowing of ABR Revolving Loans, prior to 2:00 p.m., New York City time, on the date of such Borrowing) that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to the Loans comprising such Borrowing. If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

SECTION 2.06 Interest Elections. (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone, facsimile transmission or electronic mail by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile transmission or electronic mail to the Administrative Agent of a written Interest Election Request signed by the Borrower. Notwithstanding any contrary provision herein, this Section shall not be construed to permit the Borrower to elect an Interest Period for Eurodollar Loans that does not comply with Section 2.02(d).

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which Interest Period shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each applicable Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.07 Termination and Reduction of Commitments.

(a) Scheduled Termination of Commitments. Unless previously terminated, (i) the Term Loan Commitments shall terminate after giving effect to the initial Borrowing of Term Loans on the Effective Date and (ii) the Revolving Commitments shall terminate on the Maturity Date.

(b) Voluntary Termination and Reduction of Revolving Commitments.

(i) The Borrower may at any time terminate, or from time to time reduce, the Revolving Commitments; provided that (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $10,000,000 and (ii) except as set forth in Section 2.09(d)(ii)(A) and Section 2.09(d)(ii)(B), the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.09, the Total Revolving Credit Exposure would exceed the Aggregate Revolving Commitments.

(ii) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under paragraph (b) of this Section at least three (3) Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Revolving Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or other transactions specified therein, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

Any termination or reduction of the Revolving Commitments shall be permanent. Each reduction of the Revolving Commitments shall be made ratably among the Revolving Lenders in accordance with their respective Revolving Commitments.

(c) Termination of Commitments and Required Prepayments Upon Change of Control. On any date on which a Change of Control occurs, (i) the Aggregate Revolving Commitments shall be automatically and immediately reduced to zero, (ii) the Borrower shall prepay all Loans then outstanding, together with all accrued interest thereon and all other Obligations and (iii) the Borrower shall pay to the Administrative Agent an amount in immediately available funds, which funds shall be held in the LC Collateral Account, equal to the excess of (A) the Total LC Exposure at such time over (B) the amount on deposit in the LC Collateral Account at such time which is free and clear of all rights and claims of third parties and has not been applied against the Obligations.

SECTION 2.08 Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises (i) to pay to the Administrative Agent, for the account of each Revolving Lender, the then unpaid principal amount of each Revolving Loan on the Maturity Date and (ii) to pay to the Administrative Agent, for the account of each Term Lender, the then unpaid principal amount of each Term Loan on the Maturity Date.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the Obligations.

(e) Any Lender may request that Loans made by it be evidenced by a Note. In such event, the Borrower shall prepare, execute and deliver to such Lender a Revolving Note or a Term Loan Note, as applicable, payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns). Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.09 Prepayment of Loans.

(a) Voluntary Prepayments.

(i) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with the provisions of Section 2.09(a)(ii).

(ii) The Borrower shall notify the Administrative Agent by telephonic notice (promptly confirmed by hand delivery, facsimile transmission or electronic mail of such request) of any prepayment under this Section 2.09(a), (i) in the case of prepayment of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, three (3) Business Days before the date of prepayment or (ii) in the case of prepayment of an ABR Borrowing, not later than 1:00 p.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Aggregate Revolving Commitments as contemplated by Section 2.07, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.07. Promptly following receipt of any such notice relating to a Borrowing, the Administrative Agent shall advise the applicable Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02.

(b) Mandatory Prepayments Resulting from Excess Cash Amount. If, as of the end of any Business Day, the aggregate amount of unrestricted cash and cash equivalents on hand of the Borrower and the Restricted Subsidiaries (excluding Designated Subsidiary Trapped Cash) exceeds $100,000,000 (such excess, the “Excess Cash Amount”), the Borrower shall, not later than 2:00 p.m., New York City time, on the next succeeding Business Day, prepay the Revolving Loans in an aggregate principal amount equal to the lesser of (i) the Excess Cash Amount and (ii) the aggregate principal amount of Revolving Loans then outstanding.

(c) Mandatory Prepayments Upon Prepayment Equity Issuances. Within three Business Days after the Borrower or any of its Restricted Subsidiaries receives any Net Cash Proceeds from a Prepayment Equity Issuance:

(i) the Borrower shall (to the extent not prohibited under the 2015 Term Loan Agreement) apply 50% of such Net Cash Proceeds to prepay the 2015 Term Loans until the aggregate outstanding principal amount of the 2015 Term Loans equals $375,000,000 (the “Threshold Amount”); and

(ii) with respect to the Net Cash Proceeds of any Prepayment Equity Issuance in excess of the amount necessary to reduce the aggregate outstanding principal amount of the 2015 Term Loans to the Threshold Amount (excluding any such excess Net Cash Proceeds from the first such Prepayment Equity Issuance involving a registered public offering that occurs on or before December 31, 2016), the Borrower shall (to the extent not prohibited under the 2015 Term Loan Agreement) apply the Ratable Share (as defined in the 2015 Term Loan Agreement) of such Net Cash Proceeds to prepay the 2015 Term Loans until the earlier of (x) the date on which all of the 2015 Term Loans are paid in full and (y) the date on which the aggregate principal amount of 2015 Term Loans prepaid on or after the Effective Date pursuant to this Section 2.09(c) and Section 2.09(d)(i) equals or exceeds $750,000,000 (or such lesser amount as shall be required under the 2015 Term Loan Agreement to prepay the 2015 Term Loans as a result of any Prepayment Event or Prepayment Equity Issuance).

The Borrower shall notify the Administrative Agent of the occurrence of any Prepayment Equity Issuance at least one (1) Business Day prior to the consummation of such Prepayment Equity Issuance and such notice shall be accompanied by a reasonably detailed calculation of the anticipated Net Cash Proceeds thereof. Promptly following receipt of such notice, the Administrative Agent shall advise the Lenders of the occurrence of the Prepayment Equity Issuance and the anticipated Net Cash Proceeds thereof.

(d) Mandatory Prepayments and Reductions of Aggregate Revolving Commitments Upon Prepayment Events. Within three Business Days after the Borrower or any of its Restricted Subsidiaries receives any Net Cash Proceeds from a Prepayment Event, the Borrower shall apply such Net Cash Proceeds as follows:

(i) first, to the extent required under the 2015 Term Loan Agreement, to prepay the 2015 Term Loans until the earlier of (x) the date on which all of the 2015 Term Loans are paid in full and (y) the date on which the aggregate principal amount of 2015 Term Loans prepaid on or after the Effective Date pursuant to Section 2.09(c) and this Section 2.09(d)(i) equals or exceeds $750,000,000 (or such lesser amount as shall be required under the 2015 Term Loan Agreement to prepay the 2015 Term Loans as a result of Prepayment Events); provided that, until the aggregate principal amount of 2015 Term Loans outstanding equals $375,000,000, the amount of any prepayment of 2015 Term Loans required to be made by the Borrower pursuant to this Section 2.09(d)(i) shall be reduced on a dollar-for-dollar basis by the aggregate amount of prepayments made by the Borrower prior to such date pursuant to Section 2.09(c)(i) (to the extent not already applied to reduce any other prepayment required under this Section 2.09(d)(i));

(ii) second, with respect to any Net Cash Proceeds from any Prepayment Event in excess of the aggregate amount used to prepay the 2015 Term Loans pursuant to Section 2.09(d)(i), the Borrower shall apply a portion of such Net Cash Proceeds equal to 50% of the amount of Net Cash Proceeds that would have been received by the Borrower or such Restricted Subsidiary, as applicable, in the event that 100% of the consideration for such Prepayment Event had been paid in cash (such amount, the “Secondary Proceeds Prepayment Amount”) as follows:

(A) first, to prepay Revolving Loans (and permanently reduce the Aggregate Revolving Commitments in an equivalent amount) until the Revolving Loans are paid in full; provided that, if after application of this clause (A), the Total Revolving Credit Exposure exceeds the Aggregate Revolving Commitments as a result of LC Exposures, the Borrower shall (to the extent not prohibited by the Senior Notes Indentures and to the extent that the Borrower would not be required pursuant to the terms of any of the Senior Notes Indentures to secure the Senior Notes issued pursuant thereto equally and ratably with such Obligations) immediately cash collateralize the Total LC Exposure in an amount equal to such excess by depositing such amount into the LC Collateral Account; and

(B) second, if no Revolving Loans are then outstanding after application of Section 2.09(d)(ii)(A), the Borrower shall permanently reduce the Aggregate Revolving Commitments in an amount equal to the remainder (if any) of the Secondary Proceeds Prepayment Amount after application of Section 2.09(d)(ii)(A); provided that, if after application of this clause (B), the Total Revolving Credit Exposure exceeds the Aggregate Revolving Commitments as a result of LC Exposures, the Borrower shall (to the extent not prohibited by the Senior Notes Indentures and to the extent that the Borrower would not be required pursuant to the terms of any of the Senior Notes Indentures to secure the Senior Notes issued pursuant thereto equally and ratably with such Obligations) immediately cash collateralize the Total LC Exposure in an amount equal to such excess by depositing such amount into the LC Collateral Account;

provided that, in the case of any event described in clause (b) of the definition of the term “Prepayment Event”, if the Borrower shall deliver to the Administrative Agent a certificate of a

Financial Officer to the effect that the Borrower or the applicable Restricted Subsidiary intends to apply the Net Cash Proceeds from such event (or a portion thereof specified in such certificate), within 180 days after receipt of such Net Proceeds, in operating assets useful in the business of the Borrower and its Subsidiaries, and certifying that no Default has occurred and is continuing, then no prepayment or reduction of the Aggregate Revolving Commitments shall be required pursuant to this Section 2.09(d) in respect of the Net Cash Proceeds specified in such certificate; provided further that, to the extent any such Net Cash Proceeds have not been so applied by the end of such 180-day period, the Borrower shall apply such Net Cash Proceeds on the first Business Day following the end of such 180-day period as specified in the preceding clauses (i) and (ii).

The Borrower shall notify the Administrative Agent of the occurrence of any Prepayment Event at least one (1) Business Day prior to the consummation of such Prepayment Event and such notice shall be accompanied by a reasonably detailed calculation of the anticipated Net Cash Proceeds thereof. Promptly following receipt of such notice, the Administrative Agent shall advise the Lenders of the occurrence of the Prepayment Event and the anticipated Net Cash Proceeds thereof.

(e) Mandatory Prepayments Resulting from Total Revolving Credit Exposure Exceeding Aggregate Revolving Commitments. If at any time the Total Revolving Credit Exposure exceeds the Aggregate Revolving Commitments, the Borrower shall immediately (i) prepay the principal amount of the Lenders’ Revolving Loans ratably among the Lenders in accordance with their respective Revolving Commitments in an aggregate principal amount sufficient to cause the Total Revolving Credit Exposure to be less than or equal to the Aggregate Revolving Commitments and (ii) if any excess remains after prepaying all of the Lenders’ Revolving Loans as a result of LC Exposures, cash collateralize LC Exposures in an amount equal to such excess by depositing such amount into the LC Collateral Account.

(f) Application of Prepayments. Each prepayment of a Revolving Borrowing shall be applied ratably to the Revolving Loans included in the prepaid Borrowing, and each prepayment of a Term Loan Borrowing shall be applied ratably to the Term Loans included in the prepaid Term Loan Borrowing.

(g) Interest and Break Funding Payments to Accompany Prepayments. Prepayments shall be accompanied by (i) accrued interest to the extent required by Section 2.11 and (ii) break funding payments pursuant to Section 2.14.

SECTION 2.10 Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Revolving Lender a commitment fee, which shall accrue at the Applicable Rate on the daily amount of the Available Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which the Aggregate Revolving Commitments terminate. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Aggregate Revolving Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any commitment fees accruing after the date on which the Aggregate Revolving Commitments terminate shall be payable on demand. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender in accordance with its Applicable Percentage, a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank, for its own account, a fronting fee with respect to each Letter of Credit issued by such Issuing Bank, which shall accrue at a rate per annum as separately agreed upon by the Borrower and such Issuing Bank on the average daily amount of the Total LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to Letters of Credit issued by such Issuing Bank during the period from and including the Effective Date to but excluding the later of the date of termination of the Aggregate Revolving Commitments and the date on which there ceases to be any LC Exposure attributable to Letters of Credit issued by such Issuing Bank, as well as such Issuing Bank’s standard fees and commissions with respect to the issuance, amendment, cancellation, negotiation, transfer, presentment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third (3rd) Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Aggregate Revolving Commitments terminate and any such fees accruing after the date on which the Aggregate Revolving Commitments terminate shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this paragraph shall be payable within ten (10) days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Revolving Lenders. Fees paid shall not be refundable under any circumstances.

SECTION 2.11 Interest. (a) The Loans comprising each ABR Borrowing shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, during the occurrence and continuance of an Event of Default, the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 9.02 requiring the consent of “each Lender directly affected thereby” for reductions in interest rates), declare that (i) all Loans shall bear interest at 2% plus the rate otherwise applicable to such Loans as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount outstanding hereunder, such amount shall accrue at 2% plus the rate applicable to such fee or other obligation as provided hereunder; provided that, during the existence of any Event of Default described in Section 7.01(g) or 7.01(h), the interest rates set forth in clauses (i) and (ii) shall be applicable to all Loans and other amounts outstanding hereunder without any election or action on the part of the Administrative Agent or any Lender.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Aggregate Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.12 Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or facsimile transmission as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and any such Eurodollar Borrowing shall be repaid on the last day of the then current Interest Period applicable thereto and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.13 Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, liquidity or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank;

(ii) impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making, continuing, converting into or maintaining any Loan or of maintaining its obligation to make any such Loan or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or such other Recipient hereunder, whether of principal, interest or otherwise, then the Borrower will pay to such Lender, such Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or any Issuing Bank determines in good faith that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy and liquidity), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section, setting forth in reasonable detail the calculation of such amount or amounts, shall be delivered to the Borrower and shall be rebuttable presumptive evidence of such amount or amounts. Any Lender’s determination of any such amount or amounts shall be made in good faith (and not on an arbitrary or capricious basis) and substantially consistent with similarly situated customers of such Lender under agreements having provisions similar to Section 2.10(a) or 2.10(b), as applicable, after consideration of such factors as such Lender then reasonably determines to be relevant. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 15 days after receipt thereof.

(d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or such Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.14 Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default or as a result of any prepayment pursuant to Section 2.09), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.09 and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.17, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. Such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in Dollars of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt thereof.

SECTION 2.15 Taxes. (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Requirements of Law. If any applicable Requirements of Law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Requirements of Law and, if such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.15) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Requirements of Law, or at the option of the Administrative Agent timely reimburse it for, Other Taxes.

(c) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section 2.15, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Loan Parties. The Loan Parties shall indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant

Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by applicable Requirements of Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.15(f)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person:

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed originals of any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. Federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by applicable Requirements of Law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable Requirements of Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.15 (including by the payment of additional amounts pursuant to this Section 2.15), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.15 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section 2.15 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i) Defined Terms. For purposes of this Section 2.15, the term “Lender” includes each Issuing Bank and the term “applicable Requirements of Law” includes FATCA.

SECTION 2.16 Payments Generally; Allocations of Proceeds; Pro Rata Treatment; Sharing of Set-offs. (a) Except as provided in Section 2.04(e), the Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.13, 2.14 or 2.15, or otherwise) prior to 1:00 p.m., New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 10 South Dearborn Street, Chicago, Illinois 60603, except payments to be made directly to any Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.13, 2.14, 2.15 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in Dollars.

(b) Any proceeds of Collateral received by the Administrative Agent (i) not constituting (A) a specific payment of principal, interest, fees or other sum payable under the Loan Documents (which shall be applied as specified by the Borrower) or (B) a mandatory prepayment (which shall be applied in accordance with Section 2.09) or (ii) after an Event of Default has occurred and is continuing and the Administrative Agent so elects or the Required Lenders so direct, shall be applied as follows:

(i) first, to pay any fees, indemnities, or expense reimbursements including amounts then due to the Administrative Agent and each Issuing Bank from the Borrower;

(ii) second, to pay any fees or expense reimbursements then due to the Lenders from the Borrower;

(iii) third, to pay interest then due and payable on the Loans (to the extent constituting Secured Obligations);

(iv) fourth, to prepay principal on the Loans and unreimbursed LC Disbursements (to the extent constituting Secured Obligations) ratably;

(v) fifth, to pay any Secured Swap Obligations and any Banking Services Obligations (in each case to the extent constituting Secured Obligations) ratably;

(vi) sixth, to pay an amount to the Administrative Agent equal to 103% of the aggregate undrawn face amount of all outstanding Letters of Credit, to be held as cash collateral for such Obligations (to the extent not prohibited by the Senior Notes Indentures and to the extent that the Borrower would not be required pursuant to the terms of any of the Senior Notes Indentures to secure the Senior Notes issued pursuant thereto equally and ratably with such Obligations); and

(vii) seventh, to the payment of any other Secured Obligation due to the Administrative Agent or any Lender by the Borrower.

Notwithstanding anything to the contrary contained in this Agreement, unless so directed by the Borrower, or unless a Default is in existence, none of the Administrative Agent or any Lender shall apply any payment which it receives to any Eurodollar Loan of a Class, except (a) on the expiration date of the Interest Period applicable to any such Eurodollar Loan or (b) in the event, and only to the extent, that there are no outstanding ABR Loans of the same Class and, in any event, the Borrower shall pay the break funding payment required in accordance with Section 2.14. The Administrative Agent and the Lenders shall have the continuing and exclusive right to apply and reverse and reapply any and all such proceeds and payments to any portion of the Secured Obligations. No proceeds of Collateral shall be applied to pay any Secured

Obligation in contravention of the restrictions set forth in the Senior Notes Indentures. To the extent the Administrative Agent receives payments not constituting proceeds of Collateral and not covered by clauses (b)(i)(A) or (B), such proceeds shall be applied according to the foregoing priority of payments waterfall; provided, that such proceeds shall be applied to repay all Loans and unreimbursed LC Disbursements or cash collateralize all Letter of Credit related amounts under the fourth and fifth items above, whether or not secured by the Collateral.

(c) The Borrower hereby irrevocably authorizes the Administrative Agent to charge any Deposit Account of the Borrower maintained with the Administrative Agent for each payment of principal, interest and fees as it becomes due hereunder.

(d) If any Lender of any Class shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans of such Class or participations in LC Disbursements (if applicable) resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Loans of such Class and participations in LC Disbursements (if applicable) and accrued interest thereon than the proportion received by any other Lender of such Class, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Loans of such Class and participations in LC Disbursements (if applicable) of other Lenders of such Class to the extent necessary so that the benefit of all such payments shall be shared by the Lenders of such Class ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans of such Class and participations in LC Disbursements (if applicable); provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable Requirements of Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(e) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or any Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(f) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(d) or (e), 2.05(b), 2.16(e) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent or any Issuing Bank to satisfy such Lender’s obligations to it under such Section until all such unsatisfied obligations are fully paid and/or (ii) hold any such amounts in a segregated account over which the Administrative Agent shall have exclusive control as cash collateral for, and application to, any future funding obligations of such Lender under any such Section; in the case of each of clauses (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.17 Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.13, or the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Sections 2.13 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (i) any Lender requests compensation under Section 2.13, (ii) the Borrower is required to pay any Indemnified Taxes or additional amounts to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, (iii) any Lender becomes a Defaulting Lender, (iv) any Lender is a Non-Consenting Lender or (v) the Person serving as the Administrative Agent has received a written notice of removal in its capacity as Administrative Agent from the Required Lenders or the Borrower pursuant to Article VIII, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights (other than its existing rights to payments pursuant to Sections 2.13 or 2.15) and obligations under the Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, each Issuing Bank), which consent shall not unreasonably be withheld, conditioned or delayed, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.13 or payments required to be made pursuant to Section 2.15, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply. An assignment and delegation required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee, and the Lender required to make such assignment and delegation need not be a party thereto (it being understood and agreed that such Lender shall not be deemed to make the representations and warranties in such Assignment and Assumption if such Lender has not executed such Assignment and Assumption).

SECTION 2.18 Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) commitment fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.10(a);

(b) the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to Section 9.02); provided, that, except as otherwise provided in Section 9.02, this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of such Lender or each Lender directly affected thereby;

(c) if any LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i) all or any part of the LC Exposure (other than any portion thereof with respect to which such Defaulting Lender shall have funded its participation as contemplated by Section 2.04(d) or (e)) of such Defaulting Lender shall be reallocated (effective as of the date such Lender becomes a Defaulting Lender) among the non-Defaulting Lenders that are Revolving Lenders in accordance with their respective Applicable Percentages (for the purposes of such reallocation, such Defaulting Lender’s Revolving Commitment shall be disregarded in determining the non-Defaulting Lenders’ respective Applicable Percentages), but only to the extent that (A) the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s LC Exposure does not exceed the total of all non-Defaulting Lenders’ Revolving Commitments, (B) after giving effect to any such reallocation, no non-Defaulting Lender’s Revolving Credit Exposure shall exceed such non-Defaulting Lender’s Revolving Commitment and (C) no Default or Event of Default has occurred and is continuing at such time;

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall, within three (3) Business Days following written notice by the Administrative Agent, cash collateralize, for the benefit of the applicable Issuing Banks, the Borrower’s obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.04(j) for so long as such Defaulting Lender’s LC Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrower shall not be required to pay any participation fees to such Defaulting Lender pursuant to Section 2.10(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv) if any portion of the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Revolving Lenders pursuant to Section 2.10(a) and Section 2.10(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages after giving effect to such reallocation; and

(v) if all or any portion of such Defaulting Lender’s LC Exposure is neither reallocated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Revolving Lender hereunder, all participation fees payable under Section 2.10(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Banks, ratably based on the portion of such LC Exposure attributable to Letters of Credit issued by each such Issuing Bank, until and to the extent that such LC Exposure is reallocated and/or cash collateralized pursuant to clause (i) or (ii) above; and

(d) so long as such Lender is a Defaulting Lender, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.18(c), and participating interests in any newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.18(c)(i) (and such Defaulting Lender shall not participate therein).

If (i) a Bankruptcy Event or a Bail-In Action with respect to a Lender Parent shall occur following the date hereof and for so long as such event shall continue or (ii) any Issuing Bank has a good faith belief that any Revolving Lender has defaulted in fulfilling its obligations under one or more other agreements in which such Lender commits to extend credit, no Issuing Bank shall be required to issue, amend or increase any Letter of Credit, unless such Issuing Bank shall have entered into arrangements with the Borrower or such Lender, satisfactory to such Issuing Bank to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower, each Issuing Bank agree in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the LC Exposures of the Revolving Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Commitment, and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

The rights and remedies against, and with respect to, a Defaulting Lender under this Section 2.18 are in addition to, and cumulative and not in limitation of, all other rights and remedies that the Administrative Agent and each Lender, each Issuing Bank, the Borrower or any other Loan Party may at any time have against, or with respect to, such Defaulting Lender.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

SECTION 3.01 Organization; Powers. The Borrower and each of its Restricted Subsidiaries are duly organized or validly formed, validly existing and in good standing under the laws of the jurisdictions of their organization or formation and have all requisite authority to conduct their respective businesses in each jurisdiction in which the failure to have such authority, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. The Borrower and each of its Restricted Subsidiaries have full power and authority to carry on their business as now conducted.

SECTION 3.02 Authorization; Execution; Enforceability. Each Loan Party has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder and (in the case of the Borrower) to obtain the Credit Extensions made hereunder and to consummate the Transactions, and all such actions have been duly authorized by proper organizational proceedings on the part of the applicable Loan Party. Each Loan Document has been duly and validly executed and delivered by or on behalf of each Loan Party that is a party thereto, and the Loan Documents to which each Loan Party is a party constitute legal, valid and binding obligations of such Loan Party, enforceable against such Loan Party in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights and subject to general principles of equity, regardless of whether considered in a proceeding in equity or law, and obligations of good faith and fair dealing.

SECTION 3.03 Financial Condition. (a) The consolidated financial statements of the Borrower and its Subsidiaries as of December 31, 2015 and March 31, 2016 (which were heretofore delivered to the Administrative Agent and the Lenders) were prepared in accordance with GAAP in effect on the date such statements were prepared (subject to normal year-end audit adjustments and the absence of footnotes in the case of the March 31, 2016 financial statements) and fairly present the financial position of the Borrower and its consolidated Subsidiaries at such dates and the consolidated results of their operations and their consolidated cash flows for the periods then ended.

(b) Since December 31, 2015, no material adverse effect on the business, Property, financial condition or results of operations of the Borrower and its Restricted Subsidiaries taken as a whole has occurred.

SECTION 3.04 ERISA. Each Plan is in compliance with, and has been administered in compliance with, all applicable provisions of ERISA, the Code and any other applicable federal or state law, except where the failure to so comply would not (individually or in the aggregate) reasonably be expected to have a Material Adverse Effect, and no event or condition has occurred and is continuing as to which the Borrower is under an obligation to furnish a report to the Administrative Agent and the Lenders under Section 5.01(e) and which would reasonably be expected (individually or in the aggregate) to have a Material Adverse Effect.

SECTION 3.05 Defaults. No Default or Event of Default has occurred and is continuing.

SECTION 3.06 Accuracy of Information. No written information, exhibit or report (other than projections and information of a general economic or industry-specific nature) furnished by the Borrower or any Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder or under any other Loan Document, when taken as a whole, contains any material misstatement of fact or omits to state a material fact necessary to make the statements contained therein not misleading in light of the circumstances under which such statements are made and (b) all projections furnished by the Borrower or any Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder or under any other Loan Document, when taken as a whole, have been or will be prepared in good faith based upon reasonable assumptions at the time such projections were so furnished.

SECTION 3.07 Regulation U. Neither the Borrower nor any Subsidiary is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock. Margin Stock constitutes less than 25% of the consolidated assets of the Borrower and its Subsidiaries which are subject to any limitation on sale or pledge or any other restriction hereunder. No part of the proceeds of any Loan will be used to purchase or carry any Margin Stock in violation of Regulation U or for any other purpose that entails a violation of Regulation U.

SECTION 3.08 Taxes. Each of the Borrower and its Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.09 Liens. There are no Liens on any of the properties or assets of the Borrower or any Restricted Subsidiary except Permitted Liens. All easements, rights of way, licenses and other real property rights required for operation of the businesses of the Borrower and its Restricted Subsidiaries are owned free and clear of any Lien, other than Permitted Liens.

SECTION 3.10 Litigation. Except as set forth in the Borrower’s filings with the SEC prior to the Effective Date or as otherwise disclosed in writing prior to the Effective Date to the Administrative Agent for distribution to the Lenders, there are no actions, suits or proceedings pending or, to the Knowledge of Borrower, threatened in writing against Borrower, any of its Subsidiaries or against any of their respective properties or assets which would reasonably expected to have (individually or collectively) a Material Adverse Effect.

SECTION 3.11 No Conflict. Neither the execution, delivery and performance by each Loan Party of the Loan Documents to which it is a party, nor compliance with the provisions thereof nor the consummation of the Transactions will (a) breach or violate any applicable Requirement of Law, (b) conflict with or result in the breach or violation of any of the terms, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of its property or assets pursuant to the terms of, (i) the 2015 Term Loan Agreement, the Senior Notes, any Senior Notes Indenture, the Existing Credit Agreement or any other indenture, agreement or instrument evidencing or governing Material Indebtedness or (ii) any other indenture, agreement or other instrument to which the Borrower or any of its Restricted Subsidiaries is party or by which any property or asset of it or any of its Restricted Subsidiaries is bound or to which it is subject, except for breaches, violations and defaults under clauses (a) and (b)(ii) that collectively for the Loan Parties would not have a Material Adverse Effect or (c) violate the charter or bylaws or other organizational documents of the Borrower or any Restricted Subsidiary.

SECTION 3.12 Governmental Approvals. No authorization, consent, approval, license or exemption of, or filing or registration with, any Governmental Authority is necessary to have been made or obtained by any Loan Party for the valid execution, delivery and performance by such Loan Party of any Loan Document to which it is a party or the consummation of the Transactions, except (a) those that have been obtained and are in full force and effect, (b) filings, notifications and registrations necessary to perfect Liens created under the Loan Documents and (c) such matters relating to performance as would ordinarily be done in the ordinary course of business after the Effective Date.

SECTION 3.13 Investment Company Status. No Loan Party is an “investment company” or “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

SECTION 3.14 Compliance with Laws and Orders. The Borrower and its Restricted Subsidiaries have all franchises, licenses and permits necessary for the conduct of their respective businesses, and are in compliance with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which they or their respective properties are subject, except to the extent that failure to have, maintain or comply with any of the foregoing, individually and in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

SECTION 3.15 Anti-Terrorism Laws. Each of the Borrower and its Subsidiaries is in compliance in all material respects with all Anti-Terrorism Laws applicable to it or its properties.

SECTION 3.16 Anti-Corruption Laws and Sanctions. The Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and the Borrower and its Subsidiaries and, to the Knowledge of the Borrower, their respective officers, directors, employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Borrower or any Subsidiary, or (b) to the Knowledge of the Borrower, any of the directors, officers, employees or agents of the Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Credit Extension, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or any Sanctions.

SECTION 3.17 Security Interest in Collateral; Term Loans as Secured Obligations.

(a) The provisions of the Security Agreement are effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, legal and valid Liens on all the Collateral described therein. When financing statements in appropriate form are filed in the offices specified in the Security Agreement and, to the extent required under the Security Agreement, upon the taking of possession or control by the Administrative Agent of the Collateral described in the Security Agreement with respect to which a security interest may be perfected only by possession or control, such Liens shall constitute perfected and continuing Liens on the Collateral, securing the Secured Obligations, enforceable against the Borrower and all third parties, and having priority over all other Liens except in the case of (a) Permitted Liens, to the extent any such Permitted Liens would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable Requirement of Law and (b) Liens perfected only by possession (including possession of any certificate of title) to the extent the Administrative Agent is not required by the terms of the Security Agreement to, or does not, maintain possession of such Collateral.

(b) Each Mortgage is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, legal and valid Liens on all the real property described therein. When the Mortgages are filed in the applicable county recording offices, each Mortgage shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Borrower in that portion of the Collateral described in such Mortgage and constituting real property and fixtures affixed or attached to such real property, securing the Secured Obligations, enforceable against the Borrower and all third parties, and having priority over all other Liens except Permitted Liens, to the extent any such Permitted Liens would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable Requirement of Law.

(c) As of the Effective Date, the aggregate principal amount of the Term Loans is permitted to be secured in its entirety under the terms of the Existing Senior Notes Indentures.

SECTION 3.18 Pledged Equity Interests. Schedule 3.18 identifies as of the Effective Date each direct, wholly-owned Subsidiary of the Borrower, the jurisdiction of its incorporation or organization, as applicable, the percentage of issued and outstanding shares or other equity interests of each class of Equity Interests issued by such Subsidiary and, if such percentage is not 100% (excluding directors’ qualifying shares as required by law), a description of each class issued and outstanding. All of the outstanding shares or other Equity Interests of each such Subsidiary are validly issued and outstanding and, to the extent applicable, fully paid and not assessable and, as of the Effective Date, all such shares or other Equity Interests are owned, beneficially and of record, by the Borrower free and clear of all Liens other than Liens created under the Loan Documents and restrictions on transfer imposed by applicable securities laws and other Liens permitted hereunder that arise by operation of law. As of the Effective Date, there are no outstanding commitments or other obligations of any Restricted Subsidiary to issue, and no options, warrants or other rights of any Person to acquire, any shares or other equity interests of any class of Equity Interests of any Restricted Subsidiary.

SECTION 3.19 Insurance. The properties of the Borrower and its Subsidiaries are insured with insurance companies of recognized financial responsibility, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or the applicable Subsidiary operates.

SECTION 3.20 Properties.

(a) The Borrower and each of its Restricted Subsidiaries has good and defensible title to its material Oil and Gas Properties and good title to, or valid leasehold interests in, licenses of, or rights to use, all its material personal Properties, in each case, except for those which the failure to have such title or leasehold interest, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. The Borrower and each of its Restricted Subsidiaries owns its Oil and Gas Properties, in each case, free and clear of all Liens other than Permitted Liens. After giving full effect to any Permitted Liens, the Borrower or the Restricted Subsidiary specified as the owner owns the working interests and net revenue interests attributable to the Hydrocarbon Interests as reflected in the most recently delivered Reserve Report, and the ownership of such properties shall not in any material respect obligate the Borrower or such Restricted Subsidiary to bear the costs and expenses relating to the maintenance, development and operations of each such property in an amount in excess of the working interest of each property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in the Borrower’s or such Restricted Subsidiary’s net revenue interest in such property.

(b) All material leases and agreements necessary for the conduct of the business of the Borrower and the Restricted Subsidiaries are valid and subsisting, in full force and effect, except to the extent that any such failure to be valid or subsisting would not reasonably be expected to have a Material Adverse Effect.

(c) The rights and Properties presently owned, leased or licensed by the Borrower or any Restricted Subsidiary, including all easements and rights of way, include all rights and Properties necessary to permit the Borrower and its Restricted Subsidiaries to conduct their respective businesses as currently conducted, except to the extent any failure to have any such rights or Properties would not reasonably be expected to have a Material Adverse Effect.

SECTION 3.21 Solvency.

(a) Immediately after the consummation of the Transactions to occur on the Effective Date, the Borrower and its Subsidiaries, taken as a whole, are Solvent.

(b) The Borrower does not intend to, nor will it permit any of its Subsidiaries to, and the Borrower does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing of and amounts of cash to be received by it or any such Subsidiary and the timing of the amounts of cash to be payable on or in respect of its Indebtedness or the Indebtedness of any such Subsidiary.

SECTION 3.22 Priority Status. Neither the Borrower nor any other Restricted Subsidiary has taken any action which would cause the claims of unsecured creditors of the Borrower or of any other Restricted Subsidiary, as the case may be (other than claims of such creditors to the extent that they are statutorily preferred or Permitted Liens), to have priority over any of the Obligations that are not secured by the Collateral.

SECTION 3.23 No Restrictive Agreements. The Borrower and its Restricted Subsidiaries are not subject to any Restrictive Agreements other than Restrictive Agreements permitted by Section 6.06.

SECTION 3.24 EEA Financial Institutions. No Loan Party is an EEA Financial Institution.

ARTICLE IV

Conditions

SECTION 4.01 Effective Date. The obligations of the Lenders to make Loans and of each Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received (in each case, in form and substance acceptable to the Administrative Agent):

(i) from each party hereto either (A) a counterpart of this Agreement signed on behalf of such party or (B) written evidence satisfactory to the Administrative Agent (which may include facsimile or electronic transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement;

(ii) Revolving Notes executed by the Borrower and payable to each Revolving Lender requesting (at least one Business Day prior to the Effective Date) a Revolving Note, duly completed and dated the Effective Date;

(iii) Term Loan Notes executed by the Borrower and payable to each Term Lender requesting (at least one Business Day prior to the Effective Date) a Term Loan Note, duly completed and dated the Effective Date;

(iv) the Security Agreement, dated as of the Effective Date, executed by the Borrower;

(v) all UCC financing statements necessary or advisable to perfect the security interests created by the Security Agreement;

(vi) evidence that Oil and Gas Properties representing 99% of the total interest in all Proved Oil and Gas Properties of the Borrower and its Subsidiaries located in the Fayetteville Shale shall have been conveyed to the Borrower;

(vii) Mortgages covering the Oil and Gas Properties of the Borrower referred to in Section 4.01(a)(vi), in each case dated as of the Effective Date, executed by the Borrower and properly notarized and otherwise in proper form for recording in the applicable county filing offices (the “Initial Mortgages”);

(viii) all original stock certificates or other certificates evidencing the certificated Equity Interests pledged pursuant to the Security Agreement, together with an undated stock power duly executed in blank by the registered owner thereof or any other documents or instruments necessary to transfer such certificates for each such certificate;

(ix) appropriate Lien search results or certificates (including UCC search certificates) as of a recent date reflecting no prior Liens encumbering the assets of the Borrower or any Restricted Subsidiary other than those being released on or prior to the Effective Date or Permitted Liens;

(x) a certificate of the secretary or assistant secretary of the Borrower, dated the Effective Date, certifying:

(A) that attached to such certificate are (1) a true and complete copy of the certificate of incorporation and bylaws of the Borrower, as in full force and effect on the Effective Date, and (2) a true and complete copy of a certificate from the appropriate Governmental Authority of the jurisdiction of incorporation of the Borrower certifying that the Borrower is validly existing and in good standing in such jurisdiction, dated a recent date prior to the Effective Date, and (3) true and complete copies of certificates from the appropriate Governmental Authority of each jurisdiction in which the Borrower owns Oil and Gas Properties constituting Collateral evidencing that the Borrower is in good standing and authorized to do business in such jurisdiction, dated a recent date prior to the Effective Date;

(B) that attached to such certificate is a true and complete copy of resolutions duly adopted by the board of directors of the Borrower authorizing the execution, delivery and performance of the Loan Documents to which the Borrower is or is intended to be a party and the obtaining of Credit Extensions under this Agreement; and

(C) as to the incumbency and specimen signature of each officer of the Borrower executing the Loan Documents to which the Borrower is or is intended to be a party;

(xi) favorable, signed opinions (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (A) Latham & Watkins LLP, counsel for the Borrower, covering such matters relating to the Borrower, the Loan Documents and the transactions contemplated hereby as the Administrative Agent shall reasonably request, and (B) Daily & Wood PLLC, special Arkansas counsel for the Borrower, covering such matters relating to the Initial Mortgages to be recorded in the State of Arkansas as the Administrative Agent shall reasonably request (and the Borrower hereby requests each such counsel to deliver such opinions);

(xii) a certificate of an Authorized Officer of the Borrower dated the Effective Date, certifying:

(A) that the representations and warranties of the Borrower set forth in this Agreement and the other Loan Documents are true and correct in all material respects (or, in the case of any such representations and warranties that are qualified as to materiality or reference to Material Adverse Effect in the text thereof, that such representations and warranties are true and correct in all respects) on and as of the Effective Date, except to the extent made as of a specific date, which representations and warranties shall be true and correct in all material respects as of such specific date (or, in the case of any such representation and warranties that are qualified as to materiality or Material Adverse Effect in the text thereof, such representations and warranties being true and correct in all respects as of such specific date);

(B) that at the time of and immediately after giving effect to the Credit Extensions to be made on the Effective Date, no Default or Event of Default has occurred and is continuing; and

(C) as to the matters described in Sections 4.01(b), 4.01(e) and 4.01(f);

(xiii) a certificate of a Financial Officer, dated the Effective Date, certifying that, upon recordation of the Mortgages executed and delivered by the Borrower on the Effective Date in the applicable county filing offices, the Collateral Coverage Ratio shall be no less than 1.80 to 1.00, together with such supporting documentation as the Administrative Agent may reasonably request in order to demonstrate such compliance;

(xiv) the Initial Reserve Report;

(xv)(A) evidence of property and liability insurance covering the Borrower and its Restricted Subsidiaries and their Properties satisfying the requirements of Section 5.04 and otherwise with appropriate endorsements naming the Administrative Agent, for the benefit of the Secured Parties, as “lender loss payee” under its property loss policies to the extent insuring Collateral and as “additional insured” on its comprehensive and general liability policies, well control and gradual pollution policies, and (B) if requested by the Administrative Agent, copies of such insurance policies;

(xvi) all then-existing or available third party environmental reports, environmental assessments and other reports relating to the environmental condition of the Oil and Gas Properties of the Borrower and its Restricted Subsidiaries;

(xvii) a certificate of the chief financial officer of the Borrower demonstrating, after giving effect to the Transactions, that the Borrower and its Subsidiaries on a consolidated basis are Solvent;

(xviii) a certificate of a Financial Officer demonstrating that, after giving effect to the Transactions, the Borrower is in compliance on a pro forma basis with Sections 6.04(a) and (b) as of the Effective Date;

(xix) a certificate of a Financial Officer with supporting information certifying as to (A) the calculation of Consolidated Net Tangible Assets and Consolidated Assets (in each case, as defined in the applicable Existing Senior Notes Indentures) as of March 31, 2016 in accordance with each of the applicable Existing Senior Notes Indentures and (B) the Borrower’s ability to borrow the Term Loans on the Effective Date and to secure the Term Loans and other obligations in respect thereof without requiring the Secured Parties to share any of the Liens securing the Secured Obligations equally and ratably with any of the Existing Senior Notes;

(xx) the annual forecast for each of (A) the Fiscal Year ending December 31, 2016 and (B) the Fiscal Year ending December 31, 2017; and

(xxi) evidence that the 2015 Term Loan Agreement has been amended or amended and restated in a manner reasonably satisfactory to the Lenders (A) to permit the transactions contemplated by this Agreement and (B) to make appropriate changes consistent with the terms contained herein.

(b) There shall not have occurred any material adverse condition or material adverse change in or affecting the business, property, financial condition or results of operations of the Borrower and its Subsidiaries, taken as a whole, since December 31, 2015.

(c) If requested by the Administrative Agent or any Lender at least five (5) Business Days prior to the Effective Date, the Administrative Agent or such Lender shall have received all documentation and other information required by regulatory authorities or as may be required by the internal policies of the Administrative Agent or such Lender with respect to the Borrower under applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.

(d) The Administrative Agent, the Sole Lead Arranger and the Lenders shall have received all fees and other amounts due and payable to them on or prior to the Effective Date, including, to the extent invoiced at least one Business Day prior to the Effective Date, reimbursement or payment of all out-of-pocket expenses required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document (including the reasonable fees, disbursements and other charges of Sidley Austin LLP, counsel to the Administrative Agent).

(e) All consents or approvals required to be obtained from any Governmental Authority in connection with the Transactions contemplated hereby shall have been obtained and be in full force and effect.

(f) No action or proceeding against the Borrower or its Properties is pending or threatened in any court or before any Governmental Authority seeking to enjoin or prevent the consummation of the Transactions.

(g) the Existing Credit Agreement Amendment shall be closed and effective, the Existing Outstanding Obligations Prepayment (as defined in the Existing Credit Agreement Amendment) shall have occurred and the Existing Commitments (as defined in the Existing Credit Agreement Amendment) of the Extending Lenders (as defined in the Existing Credit Agreement Amendment) shall have been reduced to zero.

Without limiting the generality of Article VIII, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Effective Date specifying its objection thereto.

SECTION 4.02 Each Credit Extension. The obligation of each Lender to make a Loan on the occasion of any Borrowing (other than any conversion or continuation of a Loan), and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties of the Borrower set forth in this Agreement shall be true and correct in all material respects (or, in the case of any such representations and warranties that are qualified as to materiality or Material Adverse Effect in the text thereof, such representations and warranties shall be true and correct in all respects) on and as of the date of such Credit Extension, except to the extent made as of a specific date, which representations and warranties shall be true and correct in all material respects as of such specific date (or, in the case of any such representation and warranties that are qualified as to materiality or Material Adverse Effect in the text thereof, such representations and warranties being true and correct in all respects as of such specific date).

(b) At the time of and immediately after giving effect to such Credit Extension, no Default or Event of Default shall have occurred and be continuing

(c) In the case of any Borrowing of Revolving Loans, after giving pro forma effect to such Borrowing and the application of the proceeds thereof, the aggregate amount of unrestricted cash and cash equivalents on hand of the Borrower and its Restricted Subsidiaries (excluding any Designated Subsidiary Trapped Cash) shall not exceed $100,000,000.

(d) With respect to any Credit Extension made after the Effective Date, the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer certifying (i) as to the Secured Debt Cap then in effect (based on the financial statements for the most recently ended Fiscal Quarter for which financial statements have been prepared), together with reasonably detailed calculations thereof, (ii) that after giving pro forma effect to such Credit Extension, (A) the Borrower will be in Pro Forma Financial Covenant Compliance (and attaching calculations with respect thereto in form and substance reasonably satisfactory to the Administrative Agent) and (B) the Borrower and its Subsidiaries, taken as a whole, will be Solvent, and (iii) neither the Borrower nor any of its Subsidiaries intends, as of such date, to (A) be or become subject to a voluntary or involuntary case under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (B) make a general assignment for the benefit of creditors or (C) have a custodian, conservator, receiver or similar official appointed for the Borrower, any of its Subsidiaries or a substantial part of the Borrower’s assets, in each case within 10 Business Days after the date of such Credit Extension.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a), (b) and (c) of this Section.

ARTICLE V

Affirmative Covenants

Until Payment in Full, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01 Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent for distribution to each Lender:

(a) As soon as available, but in any event in accordance with then-applicable Requirements of Law and not later than 90 days after the close of each of its Fiscal Years, audited consolidated financial statements of the Borrower and its Subsidiaries for such Fiscal Year, including its consolidated balance sheet as at the end of such Fiscal Year and related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, and prepared in accordance with GAAP and accompanied by an unqualified (as to going concern or the scope of the audit) opinion of independent certified public accountants of recognized standing, which opinion shall state that such audit was conducted in accordance with generally accepted auditing standards and said financial statements fairly present, in all material respects, the financial condition and results of operation of the Borrower and its consolidated Subsidiaries on a consolidated basis as at the end of, and for, such Fiscal Year in accordance with GAAP consistently applied.

(b) As soon as available, but in any event in accordance with then-applicable Requirements of Law and not later than 45 days after the close of each of the first three Fiscal Quarters of each of its Fiscal Years, unaudited consolidated financial statements of the Borrower and its Subsidiaries for such Fiscal Quarter, including its consolidated unaudited balance sheets as at the end of such Fiscal Quarter and related consolidated unaudited statements of income, stockholders’ equity and cash flows for such Fiscal Quarter and the then-elapsed portion of such Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by the chief financial officer or chief accounting officer of the Borrower as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis as at the end of, and for, the period covered thereby in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes.

(c) Simultaneously with the delivery of each set of financial statements referred to in Sections 5.01(a) and 5.01(b), a Compliance Certificate with respect to the fiscal period covered by such financial statements.

(d) If, as of the last day of any fiscal period of the Borrower, (i) any of the consolidated Subsidiaries of the Borrower have been designated as Unrestricted Subsidiaries, then concurrently with any delivery of financial statements under Section 5.01(a) or 5.01(b), as applicable, a certificate of a Financial Officer setting forth consolidating spreadsheets that show all consolidated Unrestricted Subsidiaries and the eliminating entries and (ii) the Borrower does not have an Investment Grade Rating, then concurrently with any delivery of financial statements under Section 5.01(a) or 5.01(b), as applicable, a certificate of a Financial Officer certifying that, except as disclosed in the Borrower’s filings with the SEC, in the Borrower’s judgment, there are no actions at law or in equity pending or, to the Knowledge of the Borrower, threatened involving the likelihood of any judgment or liability against the Borrower or any Subsidiary which would reasonably be expected to have a Material Adverse Effect.

(e) As soon as possible and in any event within ten (10) Business Days after the Borrower has Knowledge that any of the events or conditions specified below has occurred or exists with respect to any Plan or Multiemployer Plan, a statement, signed by a Financial Officer, describing said event or condition and the action which the Borrower or applicable member of the Controlled Group proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to the PBGC by the Borrower or applicable member of the Controlled Group with respect to such event or condition):

(i) the occurrence of any Reportable Event, or any waiver shall be requested under Section 412(c) of the Code with respect to any Plan;

(ii) the receipt by the Borrower or any member of the Controlled Group from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or to appoint a trustee to administer any Plan or the distribution under Section 4041(c) of ERISA of a notice of intent to terminate any Plan, or any action taken by the Borrower or any member of the Controlled Group to terminate any Plan under Section 4041(c) of ERISA or the Borrower or any member of the Controlled Group incurs any liability under Title IV of ERISA with respect to the termination of any Plan;

(iii) the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Borrower or any member of the Controlled Group of a notice from any Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

(iv) the complete or partial withdrawal from a Multiemployer Plan by the Borrower or any member of the Controlled Group that could reasonably be expected to result in liability of the Borrower or such Controlled Group member under Title IV of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) having a Material Adverse Effect, or the receipt by the Borrower or any member of the Controlled Group of a notice from a Multiemployer Plan that it is in insolvency pursuant to Section 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

(v) the receipt by the Borrower or any member of the Controlled Group of any notice or the receipt by any Multiemployer Plan from the Borrower or any member of the Controlled Group of any notice concerning the imposition of any liability arising from a complete or partial withdrawal from a Multiemployer Plan or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in endangered, critical or critical and declining status, in any case under this subclause (v) that would reasonably be expected to result in a liability to the Borrower or a member of the Controlled Group having a Material Adverse Effect;

(vi) the institution of a proceeding by a fiduciary of any Multiemployer Plan against the Borrower or any member of the Controlled Group to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days; or

(vii) the adoption of an amendment to any Plan that would result in the loss of tax exempt status of the trust of which such Plan is a part if the Borrower or any member of the Controlled Group fails to timely provide security to the Plan in accordance with the provisions of Sections 436 of the Code and Section 206 of ERISA.

(f) Promptly upon the filing thereof, copies of all registration statements (other than Form S-8 or any similar form) and annual (other than Form 11-K or any similar form), quarterly, monthly or other regular reports which the Borrower or any of its Subsidiaries files with the SEC.

(g) Promptly upon the furnishing thereof to all shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so furnished.

(h) Promptly upon receipt thereof, one copy of each written audit report submitted to the Borrower or any Subsidiary by independent accountants resulting from (i) any annual or interim audit submitted after the occurrence and during the continuance of a Default or Event of Default and (ii) any special audit submitted at any time, in each case, made by them of the books of the Borrower or any Subsidiary.

(i) As soon as available, and in any event (i) within 60 days after the beginning of each Fiscal Year, an annual forecast with respect to such Fiscal Year and the immediately succeeding Fiscal Year and (ii) within 30 days after the beginning of each Fiscal Quarter (other than the Fiscal Quarter ending March 31) of each Fiscal Year, an update to the annual forecast for such Fiscal Year delivered pursuant to Section 4.01(a)(xix) or this Section 5.01(i).

(j) As soon as available and in any event not later than March 31 of each year, a Reserve Report prepared as of the preceding December 31 by an Approved Engineer or prepared by petroleum engineers who are employees of the Borrower or any Restricted Subsidiary and audited by an Approved Engineer, and including a calculation of Total Proved PV9 and Adjusted Total Proved PV9.

(k) As soon as available and in any event not later than September 30 of each year, commencing September 30, 2016, a Reserve Report prepared as of the preceding June 30 by petroleum engineers who are employees of the Borrower or any Restricted Subsidiary (or by an Approved Engineer), and including a calculation of Total Proved PV9 and Adjusted Total Proved PV9.

(l) Following written notice to the Borrower from the Administrative Agent (at the request of the Required Lenders) of the Required Lenders’ election to test the Collateral Coverage Ratio as of any Additional Collateral Coverage Test Date (which written notice shall be delivered to the Borrower at least 15 days prior to the Additional Collateral Coverage Test Date identified therein), the Borrower shall deliver to the Administrative Agent, within thirty (30) days after such Additional Collateral Coverage Test Date, (i) the then-most recent Reserve Report delivered pursuant to Section 5.01(j) or Section 5.01(k), as applicable, as adjusted to include a calculation of Total Proved PV9 and Adjusted Total Proved PV9 as of such Additional Collateral Coverage Test Date and (ii) an Additional Collateral Coverage Test Date Compliance Certificate setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Section 6.04(c) as of such Additional Collateral Coverage Test Date.

(m) Promptly, and in any event within five (5) Business Days, after an Authorized Officer obtains Knowledge thereof, notice of the occurrence of a Default or Event of Default, specifying the nature thereof and what action the Borrower proposes to take with respect thereto.

(n) Promptly, and in any event within ten (10) Business Days, after an Authorized Officer obtains Knowledge thereof, (i) the pendency or commencement of any litigation, arbitration or governmental proceeding against the Borrower or any Subsidiary which, in the opinion of the Borrower’s management, if adversely determined, would have or would reasonably be expected to have a Material Adverse Effect, (ii) the institution of any proceeding against any Loan Party or any of its Restricted Subsidiaries with respect to, or the receipt of notice by such Person of potential liability or responsibility for violation or alleged violation of, any law, rule or regulation (including any Environmental Law) which would reasonably be expected to have a Material Adverse Effect and (iii) any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding.

(o) Such other information (including nonfinancial information) as the Administrative Agent or any Lender may from time to time reasonably request.

Documents or information required to be delivered or provided pursuant to Section 5.01(a), (b), (e), (f) and (g) (to the extent any such documents or information are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts the materials containing such documents or information, or provides a link thereto, on the Borrower’s website on the Internet; or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender has access (whether a commercial, third-party website or whether sponsored by the Administrative Agent). Notwithstanding anything contained herein, in every instance the Borrower shall be required to provide to the Administrative Agent (whether by hand delivery, facsimile transmission or electronic mail) copies of the certificates of the Borrower’s chief financial officer or chief accounting officer required by Sections 5.01(b) and (c).

SECTION 5.02 Books and Records; Inspection Rights. The Borrower will, and will cause each of the Restricted Subsidiaries to, maintain a system of accounting, and keep proper books of record and account, in order to permit the preparation of financial statements in accordance with GAAP. The Borrower will, and will cause each of the Restricted Subsidiaries to, permit the Administrative Agent or any Lender, at its own expense, by its representatives and agents, to inspect any of the properties, books and financial records of the Borrower and each Restricted Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Restricted Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Restricted Subsidiary with, and to be advised as to the same by, their respective officers and independent public accountants at such reasonable times and intervals during regular business hours as the Administrative Agent or such Lender may designate; provided that any non-public information obtained by any Person during any such visitation, inspection, examination or discussion shall be treated as confidential information in accordance with Section 9.12.

SECTION 5.03 Conduct of Business; Existence. (a) The Borrower will, and will cause each Restricted Subsidiary to, maintain as their principal business, taken as a whole, the exploration, production, transportation, distribution, refinement, processing, storage, marketing and gathering of oil and other hydrocarbons and petroleum, and natural, synthetic or other gas and such activities related, ancillary or incidental thereto.

(b) The Borrower will, and will cause each Restricted Subsidiary to, do or cause to be done all things necessary to maintain, preserve and keep in full force and effect (i) its existence and (ii) the rights, licenses, permits, privileges and franchises necessary or desirable to the conduct of its business, except for any failure to so maintain, preserve or keep in full force and effect the existence of any Restricted Subsidiary (other than any Subsidiary Guarantor) or any item listed in clause (ii) that could not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation or sale of assets permitted under Section 6.01.

SECTION 5.04 Maintenance of Insurance. The Borrower and its Subsidiaries shall maintain (with insurance companies of recognized financial responsibility) or cause to be maintained (including through self-insurance) insurance with respect to their property and business against such liabilities and risks, in such types and amounts and with such deductibles or self-insurance risk retentions, in each case as are in accordance with customary industry practice for companies engaged in similar businesses operating in the same or similar locations as the Borrower and its Subsidiaries (taken as a whole); provided, however, that in the event that any improved real property (other than any Excluded Property) owned by a Loan Party is subject to a Mortgage and is located in any area that has been designated by the Federal Emergency Management Agent as a “Special Flood Hazard Area”, such Loan Party shall purchase and maintain, or cause to be purchased and maintained, flood insurance on such real property subject to a Mortgage and deliver flood certifications and evidence of such flood insurance (and, if applicable, FEMA form acknowledgements of insurance), in each case in form and substance reasonably satisfactory to the Administrative Agent. The loss payable clauses or provisions in (a) the applicable property loss policies insuring any of the Collateral shall be endorsed in favor of and made payable to the Administrative Agent, for the benefit of the Secured Parties, as a “lender loss payee” or other formulation acceptable to the Administrative Agent, and (b) each of the Borrower’s comprehensive and general liability policies and well control and gradual pollution policies (to the extent in existence) shall name the Administrative Agent, for the benefit of the Secured Parties, as “additional insured”. Such insurance described in clauses (a) and (b) of the preceding sentence shall provide that no cancellation thereof shall be effective until at least thirty (30) days after receipt by the Administrative Agent of written notice thereof (or ten (10) days in the case of cancellation for non-payment of premiums). Upon the reasonable request of the Administrative Agent from time to time, the Borrower shall deliver to the Administrative Agent information in reasonable detail as to the Borrower’s and its Subsidiaries’ insurance then in effect, stating the names of the insurance companies, the amounts of insurance, the dates of the expiration thereof and the properties and risks covered thereby. In the event the Borrower or any other Loan Party at any time shall fail to obtain or maintain any of the insurance required herein, then the Administrative Agent, without waiving or releasing any obligations or resulting Default hereunder, may at any time or times thereafter (but shall be under no obligation to do so) obtain and maintain such policies of insurance and pay premiums and take any other action with respect thereto which the Administrative Agent deems advisable. All sums so disbursed by the Administrative Agent shall constitute part of the Obligations, payable as provided in this Agreement.

SECTION 5.05 Payment of Taxes and Other Obligations. The Borrower will, and will cause each Subsidiary to, promptly pay and discharge, before the same shall become delinquent, all Taxes, assessments and governmental charges or levies imposed upon the Borrower or such Subsidiary, or upon or in respect of all or any part of the property and business of the Borrower or such Subsidiary, and all due and payable claims for work, labor or materials which, if unpaid, might become a Lien upon any property of the Borrower or any Subsidiary (other than claims against any such Subsidiary in a proceeding under any bankruptcy or similar law), except to the extent that (a) the validity thereof shall concurrently be contested in good faith by appropriate proceedings and the Borrower or such Subsidiary, as applicable, shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP or (b) the failure to make such payment would not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.06 Compliance with Laws.

(a) The Borrower shall, and shall cause each member of the Controlled Group to, comply with respect to each Plan and Multiemployer Plan, with all applicable provisions of ERISA and the Code, except to the extent that any failure to comply would not reasonably be expected to have a Material Adverse Effect.

(b) The Borrower will, and will cause each Restricted Subsidiary to, (i) comply with all Requirements of Law applicable to it or its property (including Environmental Laws) and (ii) perform in all material respects its obligations under material agreements to which it is a party, except in the case of each of clauses (i) and (ii) where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c) The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions.

SECTION 5.07 Maintenance of Properties. The Borrower will, and will cause each Restricted Subsidiary to, do all things necessary to maintain, preserve, protect and keep its properties (whether owned in fee or a leasehold interest) in good repair, working order and condition (ordinary wear and tear excepted), and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times, unless the Borrower determines in good faith that the continued maintenance of any of its properties is no longer economically desirable or failure to so maintain, preserve, protect or keep its properties could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.08 Designation of Unrestricted Subsidiaries; Redesignation of Unrestricted Subsidiaries as Restricted Subsidiaries.

(a) Unless designated as an Unrestricted Subsidiary pursuant to this Section 5.08, each Specified Subsidiary shall be classified as a Restricted Subsidiary.

(b) If the Borrower designates any Specified Subsidiary as an Unrestricted Subsidiary pursuant to paragraph (c) below, the Borrower shall be deemed to have made an Investment in such Unrestricted Subsidiary in an amount equal to the fair market value as of the date of such designation of the consolidated assets of such Subsidiary.

(c) The Borrower may designate, by written notice to the Administrative Agent, any Specified Subsidiary to be an Unrestricted Subsidiary if (i) before and after giving effect to such designation, no Default or Event of Default shall exist, (ii) the Borrower shall be in pro forma compliance with the Financial Covenants both before and after giving effect to such designation, (iii) the deemed Investment by the Borrower in such Unrestricted Subsidiary resulting from such designation would be permitted to be made at the time of such designation under Section 6.05 and (iv) such Specified Subsidiary otherwise meets the requirements set forth in the definition of “Unrestricted Subsidiary”. Such written notice shall be accompanied by a certificate of a Financial Officer, certifying as to the matters set forth in the preceding sentence.

(d) The Borrower may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, after giving effect to such designation: (i) the representations and warranties of the Loan Parties contained in each of the Loan Documents are true and correct in all material respects (or, in the case of any such representations and warranties that are qualified as to materiality in the text thereof, such representations and warranties must be true and correct in all respects) on and as of the date of such designation as if made on and as of the date of such designation (or, if stated to have been made expressly as of an earlier date, were true and correct in all material respects as of such date), (ii) no Default or Event of Default would exist, (iii) any Indebtedness of such Subsidiary (which shall be deemed to be incurred by a Restricted Subsidiary as of the date of designation) is permitted to be incurred as of such date under Section 6.03 and (iv) any Liens on Property of such Subsidiary (which shall be deemed to be created or incurred by a Restricted Subsidiary as of the date of designation) are permitted to be created or incurred as of such date under Section 6.02.

(e) Notwithstanding the foregoing or anything to the contrary contained herein, no Loan Party may be an Unrestricted Subsidiary.

SECTION 5.09 More Favorable Financial Covenants; Existing Credit Agreement Provisions.

(a) If, at any time after the Effective Date, (x) any Other Debt Agreement includes one or more Additional Financial Covenants (including, for the avoidance of doubt, as a result of any amendment, supplement, waiver or other modification to any Other Debt Agreement causing it to contain one or more Additional Financial Covenants) or (y) the Existing Credit Agreement is amended, supplemented, waived or otherwise modified to include any Other Provisions, then (i) on or prior to the third Business Day following the effectiveness of any such Additional Financial Covenants or Other Provisions, as applicable, the Borrower shall notify the

Administrative Agent thereof, and (ii) whether or not the Borrower provides such notice, the terms of this Agreement shall, without any further action on the part of the Borrower, the Administrative Agent or any Lender, be deemed to be amended automatically to include each Additional Financial Covenant and each Other Provision, as applicable, in this Agreement, mutatis mutandis effective as of the date when such Additional Financial Covenant became effective under such Other Debt Agreement or such Other Provision becomes effective under the Existing Credit Agreement, as applicable. The Borrower further covenants to promptly execute and deliver at its expense an amendment to this Agreement in form and substance reasonably satisfactory to the Required Lenders evidencing the amendment of this Agreement to include such Additional Financial Covenants or such Other Provisions, as applicable, in this Agreement; provided that the execution and delivery of such amendment shall not be a precondition to the effectiveness of such amendment as provided for in this Section 5.09(a), but shall merely be for the convenience of the parties hereto.

(b) If at any time after this Agreement is amended pursuant to Section 5.09(a) to include any Additional Financial Covenant contained in any Other Debt Agreement or any Other Provision contained in the Existing Credit Agreement (each, an “Incorporated Provision”), such Incorporated Provision ceases to be in effect under, or is deleted from, such Other Debt Agreement or the Existing Credit Agreement, as applicable, or is amended or modified for the purposes of such Other Debt Agreement or the Existing Credit Agreement, as applicable, so as to become less restrictive with respect to the Borrower or any of its Restricted Subsidiaries, then (i) on or prior to the third Business Day following the effectiveness of any such cessation, deletion, amendment or modification, the Borrower shall notify the Administrative Agent thereof, and (ii) whether or not the Borrower provides such notice, so long as no Default or Event of Default in respect of such Incorporated Provision shall be in existence, the terms of this Agreement shall, without any further action on the part of the Borrower, the Administrative Agent or any Lender, be deemed to be amended automatically to delete such Incorporated Provision or incorporate the same amendments or modifications to such Incorporated Provision, as applicable, mutatis mutandis effective as of the date when such Incorporated Provision ceased to be in effect under, or was deleted from, or was amended or modified in such Other Debt Agreement or the Existing Credit Agreement, as applicable. Upon the request of the Borrower, the Required Lenders will execute and deliver an amendment to this Agreement to delete or similarly amend or modify, as the case may be, such Incorporated Provision as in effect in this Agreement. Notwithstanding the foregoing, no amendment to this Agreement pursuant to this Section 5.09(b) as the result of any Incorporated Provision ceasing to be in effect or being deleted, amended or otherwise modified shall cause any covenant or Event of Default in this Agreement to be less restrictive as to the Borrower or any Restricted Subsidiary than such covenant or Event of Default as contained in this Agreement as in effect on the Effective Date, and as amended, supplemented or otherwise modified thereafter (other than as the result of the application of Section 5.09(a)).

SECTION 5.10 Additional Guarantors; Additional Collateral; Further Assurances.

(a) If any Restricted Subsidiary Guarantees, borrows, incurs or grants a Lien to secure any Indebtedness under any Other Debt Agreement (other than any Guarantee or incurrence of Indebtedness by the Designated Subsidiary of Permitted Designated Subsidiary Indebtedness), the Borrower shall, contemporaneously with the provision of such Guarantee, borrowing, incurrence or granting of a Lien, cause such Restricted Subsidiary to (i) become a Subsidiary Guarantor by delivering to the Administrative Agent a duly executed Subsidiary Guaranty or supplement to a Subsidiary Guaranty, (ii) deliver to the Administrative Agent such opinions (including an opinion as to such Subsidiary Guarantor’s ability to guarantee the Secured Obligations pursuant to such Subsidiary Guaranty or supplement without requiring the Secured Parties to share any of the Liens securing the Secured Obligations equally and ratably with any of the Senior Notes), organizational and authorization documents and certificates of the type referred to in Section 4.01(c) as may be reasonably requested by the Administrative Agent, including a certificate of a Financial Officer with supporting information certifying as to (A) as to the Secured Debt Cap then in effect (based on the financial statements for the most recently ended Fiscal Quarter for which financial statements have been prepared), together with reasonably detailed calculations thereof and (B) such Subsidiary Guarantor’s ability to guarantee the Secured Obligations pursuant to such Subsidiary Guaranty or supplement without requiring the Secured Parties to share any of the Liens securing the Secured Obligations equally and ratably with any of the Senior Notes, and (iii) deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.

(b) As promptly as possible but in any event within 30 days (or such later date as may be agreed upon by the Administrative Agent) after (i) the Borrower acquires personal property that is not Excluded Property and is not already subject to a first priority, perfected Lien in favor of the Administrative Agent in accordance with the Collateral Documents, the Borrower shall cause such personal property to be subject to a first priority, perfected Lien in favor of the Administrative Agent for the benefit of the Secured Parties to secure the Secured Obligations in accordance with the terms and conditions of, and subject to the exceptions set forth in, the Collateral Documents, subject in any case to Permitted Liens and (ii) to the extent not covered by clause (i) immediately above, the Borrower acquires or holds Equity Interests in any Subsidiary that do not constitute Excluded Property and are not already subject to a first priority, perfected Lien in accordance with the Collateral Documents, the Borrower shall cause all of the issued and outstanding Equity Interests of such Subsidiary to be subject to a first priority, perfected Lien in favor of the Administrative Agent to secure the Secured Obligations in accordance with the terms and conditions of, and subject to the exceptions set forth in, the Collateral Documents or such other pledge and security documents as the Administrative Agent shall reasonably request, subject in any case to Liens created under the Loan Documents, and restrictions on transfer imposed by applicable securities laws and other Liens permitted hereunder that arise by operation of law. In the event the Borrower is required to pledge Equity Interests in any Subsidiary pursuant to the preceding sentence, (x) if any of such Equity Interests consist of certificated securities, the Borrower shall deliver to the Administrative Agent the certificates representing such securities, in each case with appropriate endorsements or transfer powers in form and substance reasonably satisfactory to the Administrative Agent, and (y) if any of such Equity Interests consist of uncertificated securities, the Borrower shall enter into a control agreement with the issuer of such Equity Interests granting the Administrative Agent control (within the meaning of the Uniform Commercial Code) over such uncertificated securities, in each case within the time period set forth in the preceding sentence.

(c) Without limiting the foregoing, the Borrower shall, and shall cause each Loan Party to, execute and deliver, or cause to be executed and delivered, to the Administrative Agent such documents, agreements, instruments, forms and notices and will take or cause to be taken such further actions (including the filing and recording of financing statements, fixture filings, Mortgages and other documents serving notices of assignment and such other actions or deliveries of the type required by Section 4.01), which may be required by law or which the Administrative Agent may, from time to time, reasonably request to carry out the terms and conditions of this Agreement and the other Loan Documents and to ensure perfection and priority of the Liens created or intended to be created by the Collateral Documents, all at the expense of the Loan Parties.

(d) From time to time after the Effective Date, the Borrower may request (by delivering a written request to the Administrative Agent) that the Liens held by the Administrative

Agent on any Oil and Gas Properties identified by the Borrower in such written request (the “Release Properties”) be released and substituted with new Liens on additional Oil and Gas Properties identified by the Borrower in such written request (the “Substitute Properties”) that will constitute Collateral upon giving effect to such substitution. The Administrative Agent shall release such existing Liens on the Release Properties if and only if (i) after giving pro forma effect to such substitution, the Collateral Coverage Ratio is equal to or greater than 1.80 to 1.00, (ii) prior to the Administrative Agent releasing the existing Liens encumbering the Release Properties, (A) the Borrower shall have granted a first priority security interest in the Substitute Properties in favor of the Administrative Agent, for the benefit of the Secured Parties, to secure the Secured Obligations pursuant to one or more Mortgages in form and substance reasonably acceptable to the Administrative Agent, and (B) the Borrower shall have executed and delivered, or caused to be executed and delivered, such other documents pursuant to Section 5.10(c), (iii) no less than 15 days prior to the proposed effectiveness of such release (or such later date as may be acceptable to the Administrative Agent), the Borrower shall have delivered to the Administrative Agent a certificate of an Authorized Officer (A) describing the Release Properties and the Substitute Properties, together with the portion of the Total Proved PV9 associated with such properties as evaluated in the most recently delivered Reserve Report, and (B) certifying as to compliance with Section 5.10(d)(i) (with accompanying calculations in form and substance reasonably acceptable to the Administrative Agent) and (iv) the Administrative Agent shall not have notified the Borrower, no later than five days before the requested release is to be effective, of any objections to the Borrower’s calculation of the pro forma compliance with the Collateral Coverage Ratio as calculated and delivered to the Administrative Agent pursuant to Section 5.10(d)(iii)(B).

SECTION 5.11 Title Information. At any time any Loan Party executes and delivers any Mortgages to the Administrative Agent after the Effective Date, the Borrower shall also make available to the Administrative Agent, not later than 45 days (or such later date as may be acceptable to the Administrative Agent) after delivery of such Mortgages, such evidence of title (in form and substance reasonably acceptable to the Administrative Agent) with respect to the Hydrocarbon Interests subject to such Mortgages as the Administrative Agent shall reasonably deem necessary or appropriate to complete a review of title to such Hydrocarbon Interests so that, after giving effect to such review, the Administrative Agent shall have received satisfactory title information to Hydrocarbon Interests representing not less than 80% of the Adjusted Total Proved PV9 at such time.

SECTION 5.12 Post-Closing Obligations.

(a) Within 30 days after the Effective Date (or such later date as the Administrative Agent may agree in its sole discretion, but in no event to exceed 90 days after the Effective Date), the Borrower will deliver to the Administrative Agent Deposit Account Control Agreements (in each case duly executed and delivered by the Borrower and the applicable depositary bank) covering each Deposit Account of the Borrower existing as of the Effective Date (other than Excluded Accounts).

(b) Within 30 days after the Effective Date (or such later date as the Administrative Agent may agree in its sole discretion, but in no event to exceed 90 days after the Effective Date), the Borrower will deliver to the Administrative Agent Securities Account Control Agreements (in each case duly executed and delivered by the Borrower and the applicable securities intermediary) covering each Securities Account of the Borrower existing as of the Effective Date (other than Excluded Accounts).

(c) Within 60 days after the Effective Date (or such later date as may be acceptable to the Administrative Agent), the Borrower shall make available to the Administrative

Agent such evidence of title (in form and substance acceptable to the Administrative Agent) with respect to the Hydrocarbon Interests subject to the Initial Mortgages as the Administrative Agent shall reasonably deem necessary or appropriate to complete a review of title to such Hydrocarbon Interests so that, after giving effect to such review, the Administrative Agent shall have received satisfactory title information to Hydrocarbon Interests representing not less than 80% of the Adjusted Total Proved PV9.

SECTION 5.13 Deposit Accounts and Securities Accounts. The Borrower shall keep all of its Deposit Accounts and Securities Accounts separate from, and will not commingle any of its cash or cash equivalents with, those of other Persons (including its Subsidiaries and Affiliates); provided that the foregoing shall not restrict any Investment permitted under Section 6.05 or any Restricted Payment permitted under Section 6.07. Subject to Section 5.12, the Borrower will deposit, or cause to be deposited, promptly, and in any event no later than the second Business Day after the receipt thereof, all of the Borrower’s cash and cash equivalents (other than amounts to be deposited in Excluded Accounts) in Controlled Accounts. Subject to Section 5.12, (a) each Deposit Account of the Borrower (other than an Excluded Account) shall at all times be a Controlled Account and (b) each Securities Account of the Borrower (other than an Excluded Account) shall at all times be a Controlled Account.

SECTION 5.14 Keepwell. The Borrower hereby guarantees the payment of all Secured Obligations of each Subsidiary Guarantor (if any) and absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time to each Subsidiary Guarantor (if any) in order for such Subsidiary Guarantor to honor its obligations under the applicable Subsidiary Guaranty and the Collateral Documents to which it is a party (if any), including in respect of Secured Swap Obligations (provided, however, that the Borrower shall only be liable under this Section 5.14 for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this Section 5.14, or otherwise under this Agreement or any Loan Document, as it relates to such other Loan Parties, voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The Borrower intends that this Section 5.14 constitute, and this Section 5.14 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each Subsidiary Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

ARTICLE VI

Negative Covenants

Until Payment in Full, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01 Fundamental Changes. The Borrower will not, and will not permit any Restricted Subsidiary to, merge or consolidate with or into any other Person or permit any other Person to merge or consolidate with or into it, or liquidate or dissolve, and the Borrower will not Dispose of (whether in one transaction or a series of transactions and whether directly or indirectly) all or substantially all of the assets of the Borrower and its Restricted Subsidiaries on a consolidated basis; provided that:

(a) any Restricted Subsidiary may merge or consolidate with or into the Borrower so long as the Borrower is the surviving or continuing Person;

(b) any Restricted Subsidiary may merge or consolidate with or into any other Restricted Subsidiary; provided that if such merger or consolidation involves a Subsidiary Guarantor, a Subsidiary Guarantor shall be the surviving or continuing Person;

(c) any Restricted Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to the Borrower or any other Restricted Subsidiary; provided that if such Disposition is by a Subsidiary Guarantor, a Loan Party shall be the acquirer of such assets;

(d) any Disposition permitted by Section 6.08 and any merger or consolidation the purpose of which is to effect a Disposition permitted by Section 6.08 may be consummated;

(e) any Person (other than the Borrower or a Restricted Subsidiary) may merge with or into the Borrower or any Restricted Subsidiary in connection with any Permitted Acquisition; provided that (A) if such merger or consolidation involves the Borrower, the Borrower shall be the surviving or continuing Person and (B) if such merger or consolidation involves a Subsidiary Guarantor, a Subsidiary Guarantor shall be the surviving or continuing Person; and

(f) any Restricted Subsidiary may liquidate or dissolve if (i) the Borrower determines in good faith that such liquidation or dissolution is in the best interest of the Borrower and its Restricted Subsidiaries and is not materially disadvantageous to the Lenders and (ii) if such Restricted Subsidiary is a Loan Party, all of the assets of such Restricted Subsidiary shall be transferred to another Loan Party after giving effect to such liquidation or dissolution.

SECTION 6.02 Liens. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, except for the following (collectively, “Permitted Liens”):

(a) Liens created pursuant to any Loan Document;

(b) Liens for taxes, assessments or governmental charges or levies on its property if the same shall not at the time be delinquent or thereafter can be paid without penalty or, provided the Borrower or any Restricted Subsidiary knew or should have known of such Liens, are being actively contested in good faith and by appropriate proceedings and for which adequate reserves shall have been set aside on its books in accordance with GAAP;

(c) Liens imposed by law, such as carriers’, warehousemen’s, materialmen’s, repairmen’s, operators’, royalty, surface damages and mechanics’ liens and other similar liens, including Liens under operating agreements, joint venture agreements, oil and gas partnership agreements, oil and gas leases, farm-out agreements, division orders, contracts for the sale, transportation or exchange of oil and natural gas, unitization and pooling declarations and agreements, area of mutual interest agreements, overriding royalty agreements, gathering agreements, marketing agreements, processing agreements, net profits agreements, development agreements, gas balancing or deferred production agreements, injection, repressuring and recycling agreements, salt water or other disposal agreements, seismic or other geophysical permits or agreements, and other agreements which are usual and customary in the oil and gas business, in each case, arising in the ordinary course of business which secure payment of obligations not more than 90 days past due or which are being contested in good faith by appropriate proceedings;

(d) Liens incurred in the ordinary course of business (i) arising out of pledges or deposits under workmen’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation, (ii) to secure the performance of letters of credit, bids, tenders, sales contracts, leases (including rent security deposits), statutory obligations, surety, appeal and performance bonds, joint operating agreements or other similar agreements and other similar obligations not incurred in connection with the borrowing of money, the obtaining of advances or the payment of the deferred purchase price of property or (iii) consisting of deposits which secure public or statutory obligations of the Borrower or any Restricted Subsidiary, or surety, custom or appeal bonds to which the Borrower or any Restricted Subsidiary is a party, or the payment of contested taxes or import duties of the Borrower or any Restricted Subsidiary;

(e) utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or the Restricted Subsidiaries;

(f) attachment, judgment and other similar Liens arising in connection with court proceedings that would not constitute an Event of Default;

(g) Liens on property of a Restricted Subsidiary securing obligations of such Restricted Subsidiary owing to the Borrower or a Wholly-Owned Subsidiary;

(h) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Restricted Subsidiary; provided that (i) such Liens secure Indebtedness permitted by Section 6.03(d), (ii) such Liens and the Indebtedness secured thereby are incurred prior to or within ninety (90) days after such acquisition or the completion of such construction or improvement, (iii) the Indebtedness secured thereby does not exceed the cost of acquiring, constructing or improving such fixed or capital assets and (iv) such Liens shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary;

(i) Liens existing on any property or asset prior to the acquisition thereof by the Borrower or any Restricted Subsidiary or existing on any property or asset of any Person that becomes a Restricted Subsidiary after the date hereof prior to the time such Person becomes a Restricted Subsidiary; provided that (i) such Liens are not created in contemplation of or in connection with such acquisition or such Person becoming a Restricted Subsidiary, as the case may be, (ii) such Liens shall not apply to any other property or assets of the Borrower or any Restricted Subsidiary and (iii) such Liens shall secure only those obligations which they secure on the date of such acquisition or the date such Person becomes a Restricted Subsidiary, as the case may be;

(j) any right which any municipal or governmental body or agency may have by virtue of any franchise, license, contract or statute to purchase, or designate a purchaser of or order the sale of, any property of the Borrower or any Restricted Subsidiary upon payment of reasonable compensation therefor or to terminate any franchise, license or other rights or to regulate the property and business of the Borrower or any Restricted Subsidiary;

(k) easements or reservations in respect of any property of the Borrower or any Restricted Subsidiary for the purpose of rights-of-way and similar purposes, reservations, restrictions, covenants, party wall agreements, conditions of record and other encumbrances (other than to secure the payment of money) and minor irregularities or deficiencies in the record and evidence of title, which in the reasonable opinion of the Borrower (at the time of the acquisition of the property affected or subsequently) will not interfere in any material way with the proper operation and development of the property affected thereby;

(l) Liens existing on the date hereof and set forth on Schedule 6.02, and any extensions, renewals and replacements thereof, so long as there is no increase in the Indebtedness secured thereby (other than amounts incurred to pay costs of renewal and replacement) and no additional property (other than accessions, improvements and replacements in respect of such property) is subject to such Lien;

(m) rights of lessors under oil, gas or mineral leases arising in the ordinary course of business;

(n) any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Lien referred to in the foregoing clauses; provided that the principal amount of Indebtedness secured thereby shall not exceed the principal amount of Indebtedness so secured at the time of such extension, renewal or replacement and such extension, renewal or replacement Lien shall be limited to all or a part of the property which secured the Lien so extended, renewed or replaced (plus improvements on such property);

(o) Liens which may attach after the Effective Date to undeveloped real estate not containing oil or gas reserves in the ordinary course of the Borrower’s real estate sales, development and rental activities;

(p) ground leases in respect of real property on which facilities owned or leased by the Borrower or any of its Restricted Subsidiaries are located;

(q) any interest or title of a lessor under any lease entered into by the Borrower or any Restricted Subsidiary in the ordinary course of its business and covering only the assets so leased;

(r) Liens arising from precautionary UCC financing statements or similar filings made in respect of operating leases;

(s) Liens on cash and cash equivalents in an aggregate amount not to exceed $100,000,000 at any time (i) in favor of counterparties to Swap Agreements to secure obligations under such Swap Agreements (other than Secured Swap Obligations) and (ii) in favor of issuing banks to secure obligations in respect of letters of credit issued by such issuing banks (other than Letters of Credit);

(t) Liens (to the extent not securing obligations for borrowed money) created pursuant to construction, operating and maintenance agreements, transportation agreements and other similar agreements and related documents entered in the ordinary course of business;

(u) Liens that are contractual rights of set-off, revocation, refund, or chargeback (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposits or sweep accounts to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business or (iii) relating to purchase orders and other agreements entered in the ordinary course of business;

(v) Liens (i) granted by any Designated Subsidiary on any of its property or assets or (ii) on any Equity Interests in any Designated Subsidiary, in each case to secure Permitted Designated Subsidiary Indebtedness; and

(w) Liens solely on any cash earnest money deposits or escrow arrangements made by the Borrower or any of its Restricted Subsidiaries in connection with any letter of intent or purchase agreement relating to any acquisition of property permitted hereunder.

SECTION 6.03 Indebtedness. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(a) the Obligations;

(b) Permitted Existing Indebtedness and Permitted Refinancing Indebtedness in respect thereof;

(c) Indebtedness arising from intercompany loans and advances owing by the Borrower or any Restricted Subsidiary to the Borrower, any Restricted Subsidiary or any Unrestricted Subsidiary; provided that any such intercompany loans and advances shall be subject to the limitations set forth in Section 6.05;

(d) Indebtedness of the Borrower or any Restricted Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof, provided that (i) such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, (ii) the aggregate principal amount of Indebtedness incurred pursuant to this Section 6.03(d) (other than any Capital Lease Obligations incurred to refinance or replace any lease that was classified as an operating lease in accordance with GAAP) shall not at any time exceed $50,000,000 and (iii) for purposes of determining whether any Indebtedness incurred pursuant to this Section 6.03(d) is permitted under the Senior Notes Indentures, neither the Borrower nor any Restricted Subsidiary shall be permitted to incur such Indebtedness in reliance on the Secured Debt Indenture Exceptions;

(e) Indebtedness in an aggregate principal amount at any time outstanding pursuant to this Section 6.03(e) not in excess of $1,100,000,000; provided that (i) if the proceeds of such Indebtedness are not used to refinance any Permitted Existing Indebtedness, such Indebtedness shall only be incurred by one or more Designated Subsidiaries (and neither the Borrower nor any other Restricted Subsidiary shall be obligated thereon), (ii) if the proceeds of such Indebtedness are used to refinance any Permitted Existing Indebtedness, such Indebtedness shall be incurred by one or more Designated Subsidiaries (and the Borrower may Guarantee such Indebtedness), (iii) if any Indebtedness incurred pursuant to this Section 6.03(e) is secured as permitted by Section 6.02(v), for purposes of determining whether such Indebtedness is permitted under the Senior Notes Indentures, neither any Designated Subsidiary nor the Borrower shall be permitted to incur such Indebtedness in reliance on the Secured Debt Indenture Exceptions;

(f) other Indebtedness of the Borrower and its Restricted Subsidiaries in an aggregate principal amount at any time outstanding pursuant to this Section 6.03(f) not in excess of $50,000,000;

(g) Indebtedness incurred to finance insurance premiums in the ordinary course of business in an aggregate principal amount not to exceed the amount of such insurance premiums;

(h) indemnification, adjustment of purchase price, earnout or similar obligations, in each case, incurred or assumed in connection with any acquisition or Disposition otherwise permitted hereunder; and

(i) Indebtedness of the Borrower incurred under the Existing Revolving Credit Facility in an aggregate principal amount not to exceed $66,000,000 at any time outstanding.

For purposes of this Section 6.03, any payment by the Borrower or any Restricted Subsidiary of any interest on any Indebtedness in kind (by adding the amount of such interest to the principal amount of such Indebtedness) shall be deemed to be an incurrence of Indebtedness.

SECTION 6.04 Financial Covenants.

(a) Minimum Liquidity. The Borrower will not, as of the last day of any Fiscal Quarter, permit Liquidity to be less than the Minimum Liquidity Amount as of such date.

(b) Minimum Interest Coverage Ratio. The Borrower will not, as of the last day of any Fiscal Quarter (commencing with the Fiscal Quarter ending June 30, 2016), permit the Interest Coverage Ratio to be less than (i) with respect to any Fiscal Quarter ending on or before December 31, 2016, 0.75 to 1.00, (ii) with respect to any Fiscal Quarter ending on or after March 31, 2017 and on or before December 31, 2017, 1.00 to 1.00, (iii) with respect to any Fiscal Quarter ending on or after March 31, 2018 and on or before December 31, 2018, 1.25 to 1.00 and (iv) with respect to any Fiscal Quarter ending on or after March 31, 2019, 1.50 to 1.00.

(c) Minimum Collateral Coverage Ratio. The Borrower will not, as of any Test Date, permit the Collateral Coverage Ratio to be less than 1.50 to 1.00; provided that in the event the Borrower is not in compliance with the Collateral Coverage Ratio as of any Test Date, such non-compliance shall not constitute a Default or Event of Default unless and until the Borrower fails, within 10 Business Days after the delivery (or, if earlier, the deadline for delivery) of the applicable Compliance Certificate pursuant to Section 5.01(c) or Section 5.01(l), as applicable, to either (i) prepay an amount of the Term Loans sufficient to cause the Borrower to be in compliance with the Collateral Coverage Ratio (re-computed after giving effect to such prepayment) or (ii) provide the Administrative Agent notice of its intention to grant, no later than 45 days after the date the applicable Compliance Certificate is delivered (or, if earlier, is required to be delivered), perfected first priority security interests in additional Proved Oil and Gas Properties owned by the Borrower sufficient to cause the Borrower to be in compliance with the Collateral Coverage Ratio (re-computed after giving effect to the value attributed to such additional Proved Oil and Gas Properties); provided further that, if the Borrower fails to grant perfected first priority security interests in such additional Proved Oil and Gas Properties within such 45-day period (as such period may be extended by the Administrative Agent in its reasonable discretion), an Event of Default will immediately occur at the end of such period.

SECTION 6.05 Investments. The Borrower will not, and will not permit any Restricted Subsidiary to, make any Investment in any Person, except:

(a)(i) Investments in Subsidiaries in existence on the Effective Date and (ii) other Investments in existence on the Effective Date and described on Schedule 6.05 and any renewal or extension of any such Investments that does not increase the amount of the Investment being renewed or extended (as determined as of such date of renewal or extension);

(b) Investments in Designated Subsidiaries of assets (other than cash and cash equivalents) that do not constitute “Principal Property” (under and as defined in the most restrictive Senior Notes Indenture that includes such defined term); provided that if such assets constitute Collateral, (i) such Investment shall not be permitted unless the Collateral Coverage Ratio is at least 1.5 to 1.00 on a pro forma basis after giving effect to such Investment and (ii) at least five Business

Days prior to making such Investment, the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer (A) describing the assets subject to the proposed Investment and (B) certifying as to compliance with the Collateral Coverage Ratio as described in the preceding clause (i) (with accompanying reasonably detailed calculations thereof reasonably acceptable to the Administrative Agent);

(c) cash Investments in Designated Subsidiaries not to exceed $50,000,000 in the aggregate at any time outstanding;

(d) Investments by the Borrower in any Restricted Subsidiary (other than any Designated Subsidiary); provided that (i) if any such Investment involves cash or cash equivalents that are not promptly (and in any event within 5 Business Days of the receipt thereof) expended in the Restricted Subsidiary’s business, such Investment shall not be permitted if, after giving effect to such Investment, the aggregate amount of unrestricted cash and cash equivalents on hand of the Restricted Subsidiaries (other than Designated Subsidiaries) exceeds $100,000,000, and (ii) if any such Investment involves assets (other than cash and cash equivalents) that constitute Collateral, (A) such Investment shall not be permitted unless the Collateral Coverage Ratio is at least 2.00 to 1.00 on a pro forma basis after giving effect to such Investment and (B) at least five Business Days prior to making such Investment, the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer (1) describing the assets subject to the proposed Investment and (2) certifying as to compliance with the Collateral Coverage Ratio as described in the preceding clause (A) (with accompanying reasonably detailed calculations thereof in substantially the same form and detail as those delivered on the Effective Date and otherwise reasonably acceptable to the Administrative Agent);

(e) Investments by any Restricted Subsidiary (other than any Designated Subsidiary) in any other Restricted Subsidiary (other than any Designated Subsidiary);

(f) Investments by any Designated Subsidiary in any other Designated Subsidiary;

(g) loans or advances made by any Restricted Subsidiary to the Borrower so long as such loans or advances are unsecured and subordinated to the Obligations pursuant to the Subordinated Intercompany Note;

(h) Permitted Acquisitions;

(i) accounts receivable arising in the ordinary course of business, and Investments received in connection with the bankruptcy or reorganization of suppliers and customers or in settlement of delinquent obligations of, and other disputes with, customers and suppliers to the extent reasonably necessary in order to prevent or limit loss;

(j) Investments received in consideration for a Disposition permitted by Section 6.08; and

(k) Investments consisting of Swap Agreements permitted under Section 6.13.

(l) cash equivalents;

(m) Guarantees constituting Indebtedness permitted by Section 6.03; and

(n) other Investments (including Investments in Unrestricted Subsidiaries) in an aggregate amount not to exceed $50,000,000 at any time outstanding.

SECTION 6.06 Restrictive Agreements. The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, enter into, create or permit to exist any Restrictive Agreement, except for:

(a) limitations or restrictions contained in any Loan Document or any 2015 Term Loan Document (as in effect as of the Effective Date);

(b) limitations or restrictions existing under or by reason of any Requirement of Law;

(c) customary restrictions with respect to any Restricted Subsidiary or any of its assets contained in any agreement for the Disposition of all of the Equity Interests of, or any of the assets of, such Restricted Subsidiary pending such Disposition; provided that (i) such restrictions shall apply only to the Restricted Subsidiary that is, or assets that are, the subject of such Disposition and (ii) such Disposition is permitted hereunder;

(d) limitations or restrictions contained in contracts and agreements outstanding on the Effective Date and identified on Schedule 6.06 and renewals, extensions, refinancings or replacements thereof; provided that the foregoing restrictions set forth in this Section 6.06 shall apply to any amendment or modification to, or any renewal, extension, refinancing or replacement of, any such contract or agreement that would have the effect of expanding the scope of any such limitation or restriction;

(e) customary restrictions or limitations in leases or other contracts restricting the assignment thereof or the assignment of the property that is the subject of such lease;

(f) restrictions or conditions of the type described in clause (a) of the definition of Restrictive Agreements imposed by any agreement relating to secured Indebtedness permitted by this Agreement or Liens permitted under Section 6.02 if such restrictions or conditions apply only to the property or assets securing such Indebtedness;

(g) limitations or restrictions contained in joint venture agreements, partnership agreements and other similar agreements with respect to a joint ownership arrangement restricting the disposition or distribution of assets or property of such joint venture, partnership or other joint ownership entity, so long as such encumbrances or restrictions are not applicable to the property or assets of any other Person; and

(h) limitations or restrictions contained in any agreement or instrument to which any Person is a party at the time such Person is merged or consolidated with or into, or the Equity Interests of such Person are otherwise acquired by, the Borrower or any Restricted Subsidiary; provided that such restriction or limitation (i) is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of such Person, so acquired and (ii) is not incurred in connection with, or in contemplation of, such merger, consolidation or acquisition.

SECTION 6.07 Restricted Payments. The Borrower will not, and will not permit any Restricted Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a) Restricted Subsidiaries may declare and pay dividends and other distributions ratably with respect to their Equity Interests;

(b) the Borrower may declare and make dividend payments and other distributions with respect to the Existing Preferred Equity Interests; provided that (i) no Default or Event of Default shall have occurred and be continuing at the time of making any such dividend or distribution or immediately after giving effect thereto and (ii) after giving pro forma effect to such dividend or distribution, the Borrower shall be in Pro Forma Financial Covenant Compliance;

(c) the Borrower and its Restricted Subsidiaries may make Restricted Payments in exchange for, or out of the proceeds received from, any substantially concurrent issuance (other than to a Subsidiary) of additional Equity Interests of the Borrower (other than Disqualified Stock); provided that such proceeds are not used to increase the Available Amount Basket;

(d) the Borrower may declare and pay dividends with respect to its Equity Interests payable solely in additional shares of its Equity Interests (other than Disqualified Stock);

(e) the Borrower and each Restricted Subsidiary may consummate (i) repurchases, redemptions or other acquisitions or retirements for value of Equity Interests deemed to occur upon the exercise of stock options, warrants, rights to acquire Equity Interests or other convertible securities to the extent such Equity Interests represents a portion of the exercise or exchange price thereof and (ii) any repurchases, redemptions or other acquisitions or retirements for value of Equity Interests made or deemed to be made in lieu of withholding Taxes in connection with any exercise, vesting, settlement or exchange, as applicable, of stock options, warrants, restricted stock, restricted stock units or other similar rights;

(f) the Borrower and each Restricted Subsidiary may make payments of cash in lieu of issuing fractional Equity Interests; and

(g) the Borrower and each Restricted Subsidiary may make payments or distributions to dissenting stockholders pursuant to applicable law in connection with a merger, consolidation or transfer of assets that complies with the provisions of Section 6.01 or Section 6.08, as applicable.

SECTION 6.08 Asset Dispositions. The Borrower will not, and will not permit any Restricted Subsidiary to, Dispose of any assets constituting Collateral to any Person, except:

(a) Dispositions of Collateral to any Person not an Affiliate of the Borrower so long as the aggregate consideration received for all such Dispositions in reliance on this Section 6.08(a) since the Effective Date shall not exceed $50,000,000; provided that (i) at least 75% of the consideration received in respect of such Disposition shall be in the form of cash or cash equivalents, (ii) the Net Cash Proceeds received therefrom shall be applied in accordance with Section 2.09(d) and (iii) the consideration received in respect of such Disposition shall be equal to or greater than the fair market value of the assets subject to such Disposition (as determined in good faith by a Financial Officer and, if the consideration received in respect of any such Disposition is equal to or greater than $10,000,000, the Borrower shall deliver a certificate of a Financial Officer certifying as to such fair market value determination);

(b) Dispositions of Collateral (other than Dispositions permitted by Section 6.08(a)) to any Person not an Affiliate of the Borrower so long as after giving effect to such

Disposition and the application of the proceeds thereof, the Collateral Coverage Ratio shall be at least 1.80 to 1.00; provided that (i) at least 75% of the consideration received in respect of such Disposition shall be in the form of cash or cash equivalents, (ii) the Net Cash Proceeds received therefrom shall be applied in accordance with Section 2.09(d) and (iii) the consideration received in respect of such Disposition shall be equal to or greater than the fair market value of the assets subject to such Disposition (as determined in good faith by the Board of Directors of the Borrower and, if the consideration received in respect of any such Disposition is equal to or greater than $10,000,000, the Borrower shall deliver a certificate of a Financial Officer certifying as to such fair market value determination and to the pro forma Collateral Coverage Ratio after giving effect to such Disposition and the application of the proceeds thereof);

(c) Dispositions of Collateral constituting Investments permitted by Section 6.05 (including for the avoidance of doubt Dispositions of Collateral to Designated Subsidiaries in accordance with Section 6.05(b));

(d) any trade or exchange of Collateral by the Borrower or any Restricted Subsidiary of Oil and Gas Properties or other assets constituting Collateral to any Person not an Affiliate of the Borrower in exchange for Oil and Gas Properties or other assets owned or held by such other Person, so long as (i) the Borrower is in pro forma compliance with the Collateral Coverage Ratio after giving effect to such exchange, (ii) any Net Cash Proceeds received in connection with such exchange shall be applied in accordance with Section 2.09(d) and (iii) the consideration received in respect of such Disposition shall be equal to or greater than the fair market value of the assets subject to such Disposition (as determined in good faith by a Financial Officer and, if the consideration received in respect of any such Disposition is equal to or greater than $10,000,000, the Borrower shall deliver a certificate of a Financial Officer of the Borrower certifying as to such fair market value determination);

(e) Dispositions of obsolete or unused assets in the ordinary course of business;

(f) Dispositions of Hydrocarbons and seismic data in the ordinary course of business;

(g) any Disposition of assets resulting from a casualty event or condemnation proceeding, expropriation or other involuntary taking by a Governmental Authority; provided that the Net Cash Proceeds received therefrom (if any) shall be applied in accordance with Section 2.09(d);

(h) Dispositions of Hydrocarbon Interests to which no Proved Oil and Gas Properties are attributable and farmouts with respect to undeveloped acreage to which no Proved Oil and Gas Properties are attributable and assignments in connection with such farmouts or the abandonment, farm-out, exchange, lease, sublease or other disposition in the ordinary course of business of Oil and Gas Properties not constituting Proved Oil and Gas Properties;

(i) Dispositions of accounts receivable in connection with the collection or compromise thereof (other than in connection with any financing transaction); and

(j) any assignment, sale, termination or unwinding of any hedge position established under any Swap Agreement; provided that the Net Cash Proceeds received therefrom (if any) shall be applied in accordance with Section 2.09(d).

SECTION 6.09 Use of Proceeds.

(a) The Borrower will not, and will not permit any of its Subsidiaries to, use the proceeds of the Loans for any purpose other than (a) to repay all amounts outstanding under the Existing Credit Agreement on the Effective Date and (b) to finance the working capital needs, and for general corporate purposes, of the Borrower and its Restricted Subsidiaries. The Borrower will not, and will not permit any of its Subsidiaries to, use the proceeds of Revolving Loans to prepay any Term Loans.

(b) The Borrower will not, and will not permit any of its Subsidiaries to, use the proceeds of any Loan under this Agreement directly or indirectly for the purpose of buying or carrying any “margin stock” within the meaning of Regulation U (herein called “margin stock”) or for the purpose of reducing or retiring any indebtedness which was originally incurred to buy or carry a margin stock or for any other purpose which would constitute this transaction a “purpose” credit within the meaning of Regulation U. The Borrower will not, nor will it permit any of its Subsidiaries to, take any action which would cause this Agreement or any other Loan Document to violate Regulation T, U or X.

(c) The Borrower will not request any Credit Extension, and the Borrower will not use or otherwise make available, and will ensure that its Subsidiaries and its or their respective directors, officers, employees and agents will not use or otherwise make available, the proceeds of any Credit Extension (i) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (iii) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

SECTION 6.10 Limitations on Redemptions of Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to, voluntarily Redeem any of the Existing Senior Notes prior to their stated maturity, except:

(a) in the case of any Existing Senior Notes with maturity dates on or after the Scheduled Maturity Date, the Borrower and its Subsidiaries may Redeem such Existing Senior Notes (i) solely with payments (which payments may include cash consideration to effect an exchange of any of the Existing Senior Notes as part of a permitted refinancing) made (A) with the proceeds of Permitted Refinancing Indebtedness, (B) with the proceeds of Permitted Designated Subsidiary Indebtedness or (C) with the Available Amount Basket and (ii) so long as, after giving pro forma effect to such repayment, redemption, repurchase or retirement, the Borrower is in Pro Forma Financial Covenant Compliance; and

(b) in the case of any Existing Senior Notes with maturity dates prior to the Scheduled Maturity Date, the Borrower and its Subsidiaries may Redeem such Existing Senior Notes so long as, after giving pro forma effect to any such payment, the Borrower is in Pro Forma Financial Covenant Compliance.

SECTION 6.11 Limitation on Transactions with Affiliates. The Borrower will not, and will not permit any Restricted Subsidiary to, directly or indirectly, Dispose of any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties. Notwithstanding the foregoing, the restrictions set forth in this covenant shall not apply to (a) transactions between or among the Borrower and its Restricted Subsidiaries not involving any other Affiliate, (b) any Restricted Payment permitted by Section 6.07, (c) Investments in Unrestricted Subsidiaries permitted by Section 6.05(n), (d) the payment of reasonable and customary regular fees to directors of the Borrower or a Restricted Subsidiary who are not employees of such Person, (e) loans and advances permitted by Section 6.05(n) to officers and employees of the Borrower and its Restricted Subsidiaries for travel, entertainment and moving and other relocation expenses made in direct furtherance and in the ordinary course of business of the Borrower and its Restricted Subsidiaries, (f) any other transaction with any employee, officer or director of the Borrower or any of its Restricted Subsidiaries pursuant to employee benefit, compensation or indemnification arrangements entered into in the ordinary course of business and approved by the Board of Directors of such Person, and (g) non-exclusive licenses of patents, copyrights, trademarks, trade secrets and other intellectual property.

SECTION 6.12 Material Change in Business. The Borrower and its Restricted Subsidiaries (taken as a whole) will not engage in any business substantially different from those businesses of the Borrower and its Subsidiaries described in the Form 10-K of the Borrower for the Fiscal Year ended December 31, 2015, as filed with the SEC, and any businesses reasonably related, ancillary or complementary thereto.

SECTION 6.13 Swap Agreements. The Borrower will not, and will not permit any Restricted Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into by the Borrower in the ordinary course of business and not for speculative purposes to hedge or mitigate risks to which the Borrower or any Restricted Subsidiary has actual exposure (other than those in respect of Equity Interests of the Borrower or any of its Restricted Subsidiaries), including to hedge or mitigate commodity price risks to which the Borrower or any Restricted Subsidiary has actual exposure, and (b) Swap Agreements entered into by the Borrower in the ordinary course of business and not for speculative purposes in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Restricted Subsidiary.

SECTION 6.14 Amendments to 2015 Term Loan Agreement. The Borrower will not, and will not permit any of its Subsidiaries to, amend or modify the 2015 Term Loan Agreement in any manner that would result in the maturity date applicable to the 2015 Term Loans being extended to a date that is later than the maturity date applicable to the 2015 Term Loans in effect on the Effective Date; provided that the foregoing shall not prohibit the Borrower from amending or modifying the 2015 Term Loan Agreement in order to extend the maturity date of the 2015 Term Loans to coincide with the Scheduled Maturity Date if, on or prior to June 14, 2017, the aggregate principal amount of the 2015 Term Loans outstanding as of the Effective Date has been reduced by 50%.

SECTION 6.15 Deposit Accounts. Subject to Section 5.12(a) and Section 5.12(b), the Borrower will not at any time own, open, establish or suffer to exist in its name any Deposit Account or Securities Account, except (a) Controlled Accounts and (b) Excluded Accounts.

ARTICLE VII

Events of Default

SECTION 7.01 Events of Default. The occurrence of any of the following events shall constitute an “Event of Default” under this Agreement and each of the other Loan Documents:

(a) Representations and Warranties. Any representation or warranty made or deemed made by or on behalf of the Borrower or any other Loan Party in this Agreement or any other Loan Document or in any certificate, instrument or other document delivered in connection with this Agreement or any other Loan Document shall prove to have been incorrect in any material respect as of the date such representation or warranty was made or deemed made;

(b) Payment Default. The Borrower shall fail to pay (i) any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when due or (ii) any interest, fee or other amount (other than any amount referred to in clause (i) of this paragraph) payable under this Agreement or any other Loan Document within five days after the same becomes due;

(c) Breach of Certain Covenants. The Borrower shall (i) fail to perform or observe any covenant, condition or agreement contained in Section 5.01(m), 5.03(b) (with respect to the existence of the Borrower or any Subsidiary Guarantor) or Article VI or (ii) fail to perform or observe any Additional Financial Covenant (subject to any grace period applicable to such Additional Financial Covenant in the Other Debt Document that contains such Additional Financial Covenant);

(d) Other Breaches of the Loan Documents. The breach by the Borrower or any other Loan Party (other than a breach which constitutes an Event of Default under clauses (a), (b) or (c) of this Article VII) of any term or provision of this Agreement or any other Loan Document which is not remedied within 30 days after the earlier to occur of (i) receipt by the Borrower of written notice of such breach from the Administrative Agent and (ii) an Authorized Officer otherwise becoming aware of such breach;

(e) ERISA. An event or condition specified in Section 5.01(e) shall occur or exist with respect to any Plan or any Multiemployer Plan and, as a result of such event or condition, together with all other such events or conditions then outstanding, the Borrower or any member of the Controlled Group shall incur, or shall be reasonably likely to incur, a liability that would have a Material Adverse Effect;

(f) Cross-Default. Failure of the Borrower or any Restricted Subsidiary to pay any Material Indebtedness when due (after giving effect to any period of grace set forth in any agreement under which such Indebtedness was created or is governed); or the default by the Borrower or any Restricted Subsidiary in the performance of any other term, provision or condition contained in any agreement under which any Material Indebtedness was created or is governed, the effect of which is to cause, or to permit the holder or holders of such Material Indebtedness to cause, such Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its stated maturity; or any Material Indebtedness shall become due and payable or be required to be prepaid, repurchased, redeemed or defeased (other than by a regularly scheduled payment) prior to the stated maturity thereof;

(g) Voluntary Bankruptcy, etc. The Borrower or any Material Subsidiary shall (i) not pay, or admit in writing its inability to pay, its debts generally as they become due, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for the Borrower or such Material Subsidiary, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or (v) take any action to authorize or effect any of the foregoing actions set forth in this clause (g);

(h) Involuntary Bankruptcy, etc. (i) Without the application, approval or consent of the Borrower or the applicable Material Subsidiary, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any Material Subsidiary, or a proceeding described in clause (g)(iv) of this Section 7.01 shall be instituted against the Borrower or any Material Subsidiary, and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of 60 consecutive days;

(i) Judgments. The Borrower or any Restricted Subsidiary shall fail within 30 days to pay, bond or otherwise discharge any final judgment or order for the payment of money in excess of $50,000,000 (to the extent not covered by independent third-party insurance as to which the applicable insurer has been notified of such judgment and does not dispute coverage and is not subject to any insolvency proceeding) which is not stayed on appeal, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or such Restricted Subsidiary to enforce any such judgment;

(j) Unenforceability of Certain Loan Documents. This Agreement, any Note, any Subsidiary Guaranty or any Collateral Document shall fail to remain in full force or effect or any action shall be taken to discontinue or to assert the invalidity or unenforceability thereof, or any Loan Party that is a party to any such Loan Document shall deny that it has any further liability thereunder or shall give notice to such effect, in each case other than as expressly permitted hereunder or thereunder or upon Payment in Full.

(k) Collateral Documents. Any Collateral Document after delivery thereof shall for any reason (other than pursuant to the terms thereof) cease to create a valid and perfected first priority Lien (except in the case of Permitted Liens, to the extent any such Permitted Liens would have priority over the Liens in favor of the Administrative Agent pursuant to any applicable Requirement of Law) on the Collateral purported to be covered thereby.

SECTION 7.02 Remedies upon Event of Default. If any Event of Default occurs and is continuing, the Administrative Agent shall, at the request of, or may, with the consent of, the Required Lenders, take any or all of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other Secured Obligations of the Borrower accrued hereunder and under the other Loan Documents, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower and (iii) require cash collateral for the LC Exposure in accordance with Section 2.04(j) hereof; and in case of any event with respect to the Borrower described in Section 7.01(g) or Section 7.01(h), the Commitments shall automatically terminate and the principal of the Loans then outstanding and cash collateral for the LC Exposure, together with accrued interest thereon and all fees and other Secured Obligations accrued hereunder and under the other Loan Documents, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower. Upon the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and at the request of the Required Lenders shall, exercise any rights and remedies provided to the Administrative Agent under the Loan Documents or at law or equity, including all remedies provided under the UCC.

ARTICLE VIII

The Administrative Agent

Each of the Lenders and each Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf, including execution of the other Loan Documents, and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. In addition, to the extent required under the laws of any jurisdiction other than the United States of America, each of the Lenders, on behalf of itself and any of its Affiliates that are Secured Parties, and each Issuing Bank hereby grants to the Administrative Agent any required powers of attorney to execute any Collateral Document governed by the laws of such jurisdiction on such Lender’s or Issuing Bank’s behalf. It is understood and agreed that the use of the term “agent” as used herein or in any other Loan Documents (or any similar term) with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct as determined by a final nonappealable judgment of a court of competent jurisdiction. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection with any Loan Document, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, (v) the creation, perfection or priority of Liens on the Collateral or the existence of the Collateral or (vi) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

The Administrative Agent may resign at any time by giving written notice thereof to the Lenders, each Issuing Bank and the Borrower, such resignation to be effective upon the appointment of a successor Administrative Agent, or, if no successor Administrative Agent has been appointed, 45 days after the retiring Administrative Agent gives notice of its intention to resign. The Administrative Agent may be removed at any time with or without cause by written notice received by the Administrative Agent from the Required Lenders or the Borrower, such removal to be effective on the date specified by the Required Lenders or the Borrower, as applicable; provided that the Administrative Agent may not be removed unless, on or prior to the date of such removal, (a) if the Administrative Agent (in its individual capacity) or any Affiliate thereof is acting as an Issuing Bank as of such date, (i) such Person has been terminated and replaced in its capacity as an Issuing Bank pursuant to Section 2.04(i) and (ii) no Letters of Credit issued by such Person, as an Issuing Bank, are outstanding at such time (unless arrangements satisfactory to such Person for the cash collateralization thereof have been made) and (b) the Administrative Agent (in its individual capacity) has been replaced in its capacity as a Lender pursuant to Section 2.17(b); provided that the consent or agreement of such Person, in any of its capacities, shall not be required in respect of its removal as a Lender. Upon any resignation or removal of the Administrative Agent, the Required Lenders shall have the right (with, so long as no Default or Event of Default exists, the consent of the Borrower, which shall not be unreasonably withheld) to appoint, on behalf of the Borrower, the Lenders and the Issuing Banks, a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Lenders within 30 days after the resigning Administrative Agent’s giving notice of its intention to resign, then the resigning Administrative Agent may appoint, on behalf of the Borrower, the Lenders and the Issuing Banks, a successor Administrative Agent. Notwithstanding the previous sentence, the Administrative Agent may at any time (without the consent of any Lender but with, so long as no Default or Event of Default exists, the consent of the Borrower, which shall not be unreasonably withheld or delayed) appoint any of its Affiliates which is a commercial bank as a successor Administrative Agent hereunder. If the Administrative Agent has resigned or been removed and no successor Administrative Agent has been appointed, the Lenders may perform all the duties of the Administrative Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lenders and for all other purposes shall deal directly with the Lenders. No successor Administrative Agent shall be deemed to be appointed hereunder until such Administrative Agent has accepted the appointment. Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000 and an office in New York, New York. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent. Upon the effectiveness of the resignation or removal of the Administrative Agent, the resigning or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges and agrees that the extensions of credit made hereunder are commercial loans and letters of credit and not investments in a business enterprise or securities. Each Lender further represents that it is engaged in making, acquiring or holding commercial loans in the ordinary course of its business and has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement as a Lender, and to make, acquire or hold Loans hereunder. Each Lender shall, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information (which may contain material, non-public information within the meaning of the United States securities laws concerning the Borrower and its Affiliates) as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any related agreement or any document furnished hereunder or thereunder and in deciding whether or to the extent to which it will continue as a Lender or assign or otherwise transfer its rights, interests and obligations hereunder.

None of the Lenders, if any, identified in this Agreement as a Co-Syndication Agent or Co-Documentation Agent shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders as such. Without limiting the foregoing, none of such Lenders shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the relevant Lenders in their respective capacities as Co-Syndication Agent or Co-Documentation Agents, as applicable, as it makes with respect to the Administrative Agent in the preceding paragraph.

The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in case of the Administrative Agent) authorized to act for, any other Lender. The Administrative Agent shall have the exclusive right on behalf of the Lenders to enforce the payment of the principal of and interest on any Loan after the date such principal or interest has become due and payable pursuant to the terms of this Agreement.

In its capacity, the Administrative Agent is a “representative” of the Secured Parties within the meaning of the term “secured party” as defined in the UCC. Each Lender authorizes the Administrative Agent to enter into each of the Collateral Documents to which it is a party and to take all action contemplated by such documents. Each Lender agrees that no Secured Party (other than the Administrative Agent) shall have the right individually to seek to realize upon any Lien granted by any Collateral Document, it being understood and agreed that such rights and remedies may be exercised solely by the Administrative Agent for the benefit of the Secured Parties upon the terms of the Collateral Documents. In the event that any Collateral is hereafter pledged by any Person as collateral security for the Secured Obligations, the Administrative Agent is hereby authorized, and hereby granted a power of attorney, to execute and deliver on behalf of the Secured Parties any documents necessary or appropriate to grant and perfect a Lien on such Collateral in favor of the Administrative Agent on behalf of the Secured Parties. The Lenders hereby authorize the Administrative Agent, at its option and in its discretion, to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) as described in Section 9.02(c); (ii) as permitted by, but only in accordance with, the terms of the applicable

Loan Document; or (iii) if approved, authorized or ratified in writing by the Required Lenders, unless such release is required to be approved by all of the Lenders hereunder. Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant hereto. Upon any sale or transfer of assets constituting Collateral which is permitted pursuant to the terms of any Loan Document, or consented to in writing by the Required Lenders or all of the Lenders, as applicable, and upon at least five (5) Business Days’ prior written request by the Borrower to the Administrative Agent (or such shorter advance notice as the Administrative Agent may agree in its sole discretion), the Administrative Agent shall (and is hereby irrevocably authorized by the Lenders to) execute such documents as may be necessary to evidence the release of the Liens granted to the Administrative Agent for the benefit of the Secured Parties herein or pursuant hereto upon the Collateral that was sold or transferred; provided, however, that (i) the Administrative Agent shall not be required to execute any such document on terms which, in the Administrative Agent’s opinion, would expose the Administrative Agent to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (ii) such release shall not in any manner discharge, affect or impair the Secured Obligations or any Liens upon (or obligations of the Borrower or any Subsidiary in respect of) all interests retained by the Borrower or any Subsidiary, including (without limitation) the proceeds of the sale, all of which shall continue to constitute part of the Collateral. Any execution and delivery by the Administrative Agent of documents in connection with any such release shall be without recourse to or warranty by the Administrative Agent.

In case of the pendency of any proceeding with respect to any Loan Party under any federal, state or foreign bankruptcy, insolvency, receivership, administration, examinership or similar law now or hereafter in effect, the Administrative Agent (irrespective of whether the principal of any Loan or LC Disbursement shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered (but not obligated) by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim under Sections 2.10, 2.11, 2.13, 2.14, 2.15 and 9.03) allowed in such judicial proceeding; and

(b) collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, administrator, examiner, liquidator, sequestrator or other similar official in any such proceeding is hereby authorized by each Lender and each other Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders or the other Secured Parties, to pay to the Administrative Agent any amount due to it, in its capacity as the Administrative Agent, under the Loan Documents (including under Section 9.03).

The Secured Parties hereby irrevocably authorize the Administrative Agent, at the direction of the Required Lenders, to credit bid all or any portion of the Secured Obligations (including by accepting some or all of the Collateral in satisfaction of some or all of the Secured Obligations pursuant to a deed in lieu of foreclosure or otherwise) and in such manner purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral (a) at any sale thereof conducted under the provisions of the Bankruptcy Code, including under Sections 363, 1123 or 1129 of the Bankruptcy Code, or any similar laws in any other applicable jurisdictions, or (b) at any other sale, foreclosure or acceptance of collateral in lieu of debt conducted by (or with the consent or at the direction of) the Administrative Agent (whether by judicial action or otherwise) in accordance with any applicable law. In connection with any such credit bid and purchase, the Secured Obligations owed to the Secured Parties shall be entitled to be, and shall be, credit bid by the Administrative Agent at the direction of the Required Lenders on a ratable basis (with Secured Obligations with respect to contingent or unliquidated claims receiving contingent interests in the acquired assets on a ratable basis that shall vest upon the liquidation of such claims in an amount proportional to the liquidated portion of the contingent claim amount used in allocating the contingent interests) for the asset or assets so purchased (or for the equity interests or debt instruments of the acquisition vehicle or vehicles that are issued in connection with such purchase). In connection with any such bid (i) the Administrative Agent shall be authorized to form one or more acquisition vehicles and to assign any successful credit bid to such acquisition vehicle or vehicles (ii) each of the Secured Parties’ ratable interests in the Secured Obligations which were credit bid shall be deemed without any further action under this Agreement to be assigned to such vehicle or vehicles for the purpose of closing such sale, (iii) the Administrative Agent shall be authorized to adopt documents providing for the governance of the acquisition vehicle or vehicles (provided that any actions by the Administrative Agent with respect to such acquisition vehicle or vehicles, including any disposition of the assets or equity interests thereof, shall be governed, directly or indirectly, by, and the governing documents shall provide for, control by the vote of the Required Lenders or their permitted assignees under the terms of this Agreement or the governing documents of the applicable acquisition vehicle or vehicles, as the case may be, irrespective of the termination of this Agreement and without giving effect to the limitations on actions by the Required Lenders contained in Section 9.02 of this Agreement), (iv) the Administrative Agent on behalf of such acquisition vehicle or vehicles shall be authorized to issue to each of the Secured Parties, ratably on account of the relevant Secured Obligations which were credit bid, interests, whether as equity, partnership, limited partnership interests or membership interests, in any such acquisition vehicle and/or debt instruments issued by such acquisition vehicle, all without the need for any Secured Party or acquisition vehicle to take any further action, and (v) to the extent that Secured Obligations that are assigned to an acquisition vehicle are not used to acquire Collateral for any reason (as a result of another bid being higher or better, because the amount of Secured Obligations assigned to the acquisition vehicle exceeds the amount of Secured Obligations credit bid by the acquisition vehicle or otherwise), such Secured Obligations shall automatically be reassigned to the Secured Parties pro rata and the equity interests and/or debt instruments issued by any acquisition vehicle on account of such Secured Obligations shall automatically be cancelled, without the need for any Secured Party or any acquisition vehicle to take any further action. Notwithstanding that the ratable portion of the Secured Obligations of each Secured Party are deemed assigned to the acquisition vehicle or vehicles as set forth in clause (ii) above, each Secured Party shall execute such documents and provide such information regarding the Secured Party (and/or any designee of the Secured Party which will receive interests in or debt instruments issued by such acquisition vehicle) as the Administrative Agent may reasonably request in connection with the formation of any acquisition vehicle, the formulation or submission of any credit bid or the consummation of the transactions contemplated by such credit bid.

ARTICLE IX

Miscellaneous

SECTION 9.01 Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone or electronic mail (and subject to paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile, as follows:

(i) if to the Borrower, to it at 10000 Energy Drive, Spring, Texas 77389, Attention of the Chief Financial Officer (Facsimile No. (832) 796-4820; Telephone No. (832) 796-2808);

(ii) if to the Administrative Agent or to JPMorgan, in its capacity as an Issuing Bank, to JPMorgan Chase Bank, N.A., 500 Stanton Christiana Rd., 3/Ops 2, Newark, DE 19713, Attention of Jessie Jiang (Facsimile No. (302) 634-3301; Telephone No. (302) 634-2426);

(iii) if to Bank of America, N.A., in its capacity as an Issuing Bank, to it at 700 Louisiana Street, TX4-213-13-15, Houston, Texas 77002, Attention of Phyllis Tennard, Vice President Natural Resources – Energy Houston (Facsimile No. (713) 247-7286; Telephone No. (713) 247-7268);

(iv) if to Wells Fargo Bank, National Association, in its capacity as an Issuing Bank, to it at 1000 Louisiana Street, 9th Floor, MAC T0002-090, Houston, Texas 77002, Attention of Chuck Randall, Managing Director & Senior Relationship Manager, Oil & Gas Division – Houston (Facsimile No. (713) 319-1925; Telephone No. (713) 319-1306);

(v) if to any other Issuing Bank, to it at such address (or facsimile number) as shall be specified in the Issuing Bank Agreement to which such Issuing Bank shall be a party; and

(vi) if to any other Lender, to it at its address (or facsimile number) set forth in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next business day for the recipient). Notices delivered through Electronic Systems, to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Notices and other communications to the Lenders and each Issuing Bank hereunder may be delivered or furnished by using Electronic Systems pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II to any Lender or Issuing Bank if such Lender or Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient, at its e-mail address as described in the foregoing clause (i), of notification that such notice or communication is available and identifying the website address therefor; provided that, for both clauses (i) and (ii) above, if such notice, email or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next business day for the recipient.

(c) Any party hereto may change its address, facsimile number or electronic mail address for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(d) Electronic Systems.

(i) The Borrower agrees that the Administrative Agent may, but shall not be obligated to, make Communications (as defined below) available to any Issuing Bank and the other Lenders by posting the Communications on an Electronic System.

(ii) Any Electronic System used by the Administrative Agent is provided “as is” and “as available.” The Agent Parties (as defined below) do not warrant the adequacy of such Electronic Systems and expressly disclaim liability for errors or omissions in the Communications. No warranty of any kind, express, implied or statutory, including any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by any Agent Party in connection with the Communications or any Electronic System. In no event shall the Administrative Agent or any of its Related Parties (collectively, the “Agent Parties”) have any liability to any Loan Party, any Lender, any Issuing Bank or any other Person or entity for damages of any kind, including direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s or the Administrative Agent’s transmission of Communications through an Electronic System other than to the extent such damages, losses or expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party. “Communications” means, collectively, any notice, demand, communication, information, document or other material provided by or on behalf of any Loan Party pursuant to any Loan Document or the transactions contemplated therein which is distributed by the Administrative Agent, any Lender or any Issuing Bank by means of electronic communications pursuant to this Section, including through an Electronic System.

SECTION 9.02 Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, each Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Subject to Section 9.02(e), neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender directly affected thereby,

(iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement (excluding mandatory prepayments pursuant to Section 2.07(c)), or any interest thereon, or any fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby, (iv) change Section 2.16(b) in a manner that would alter the order of payments required thereby, without the written consent of each Lender directly affected thereby, (v) change Section 2.16(d) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (vi) change any of the provisions of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender, (vii) release the Borrower from its obligations under the Loan Documents without the written consent of each Lender, (viii) except as provided in Section 9.15(b), release all or substantially all of the Subsidiary Guarantors from their guarantee obligations under the Subsidiary Guaranties, without the written consent of each Lender or (ix) except as provided in clause (c) of this Section or in any Collateral Document, release all or substantially all of the Collateral, without the written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or each Issuing Bank hereunder without the prior written consent of the Administrative Agent or each Issuing Bank, as the case may be (it being understood that any change to Section 2.18 shall require the consent of the Administrative Agent and each Issuing Bank); provided further, that no such agreement shall amend or modify the provisions of Section 2.04 or any letter of credit application and any bilateral agreement between the Borrower and any Issuing Bank regarding the respective rights and obligations between the Borrower and such Issuing Bank in connection with the issuance of Letters of Credit without the prior written consent of the Administrative Agent and such Issuing Bank, respectively. Notwithstanding the foregoing, no consent with respect to any amendment, waiver or other modification of this Agreement shall be required of any Defaulting Lender, except with respect to any amendment, waiver or other modification referred to in clause (i), (ii), (iii) or (vi) of the first proviso of this paragraph and then only in the event such Defaulting Lender shall be directly affected by such amendment, waiver or other modification.

(c) Each of the Lenders, on behalf of itself and any of its Affiliates that are Secured Parties, irrevocably authorizes the Administrative Agent, at its option and in its sole discretion, to release any Liens granted to the Administrative Agent by the Loan Parties on any Collateral (i) upon Security Termination, (ii) constituting property being sold or disposed of if the Borrower certifies to the Administrative Agent that the sale or disposition is made in compliance with the terms of this Agreement (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry), (iii) constituting property leased to the Borrower or any Subsidiary under a lease which has expired or been terminated in a transaction permitted under this Agreement, (iv) in connection with a substitution of Collateral pursuant to Section 5.10(d), (v) with respect to the Equity Interests in any Designated Subsidiary, in connection with the incurrence of any Lien permitted pursuant to Section 6.02(v), (vi) if approved or authorized in writing pursuant to Section 9.02(b) or (vii) as required to effect any sale or other disposition of such Collateral in connection with any exercise of remedies of the Administrative Agent and the Lenders pursuant to Article VII. Any such release shall not in any manner discharge, affect, or impair the Secured Obligations or any Liens (other than those expressly being released) upon (or obligations of the Loan Parties in respect of) all interests retained by the Loan Parties, including the proceeds of any sale, all of which shall continue to constitute part of the Collateral. In addition, each of the Lenders, on behalf of itself and any of its Affiliates that are Secured Parties, irrevocably authorizes the Administrative Agent, at its option and in its discretion, (i) to subordinate any Lien on any assets granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(h) or (ii) in the event that the Borrower shall have advised the Administrative Agent that, notwithstanding the use by the Borrower of commercially reasonable efforts to obtain the consent of such holder (but without the requirement to pay any sums to obtain such consent) to permit the Administrative Agent to retain its Liens (on a subordinated basis as contemplated by clause (i) above), the holder of such other Indebtedness requires, as a condition to the extension of such credit, that the Liens on such assets granted to or held by the Administrative Agent under any Loan Document be released, to release the Administrative Agent’s Liens on such assets. Any execution and delivery by the Administrative Agent of documents in connection with any such release shall be without recourse to or warranty by the Administrative Agent.

(d) If, in connection with any proposed amendment, waiver or consent requiring the consent of “each Lender” or “each Lender directly affected thereby,” the consent of the Required Lenders is obtained, but the consent of other necessary Lenders is not obtained (any such Lender whose consent is necessary but not obtained being referred to herein as a “Non-Consenting Lender”), then the Borrower may elect to replace a Non-Consenting Lender as a Lender party to this Agreement in accordance with Section 2.17(b).

(e) Notwithstanding anything to the contrary herein, the Administrative Agent may, with the consent of the Borrower only, amend, modify or supplement this Agreement to cure any ambiguity, error, omission, mistake, defect or inconsistency.

SECTION 9.03 Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent and the Sole Lead Arranger and their respective Affiliates (including the reasonable fees, charges and disbursements of one outside counsel, Sidley Austin LLP, counsel for the Administrative Agent) in connection with the syndication and distribution (including via an Electronic System) of the credit facilities provided for herein, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by each Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and any other Loan Document, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrower shall indemnify the Administrative Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including any reasonable legal expenses of one firm of counsel for all Indemnitees, taken as a whole, and, if reasonably necessary, one firm of local counsel in each appropriate jurisdiction and one firm of regulatory counsel in each appropriate jurisdiction, in each case for the Indemnitees, taken as a whole, and, in the case of an actual or perceived conflict of interest (as reasonably determined by an indemnified party), one additional firm of counsel in each relevant jurisdiction for the affected Indemnitees similarly situated, taken as a whole, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any agreement or instrument contemplated thereby, the performance by the parties hereto of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any of its Subsidiaries, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from (x) the gross negligence or willful misconduct of such Indemnitee, (y) any material breach of the express obligations of such Indemnitee under the Loan Documents pursuant to a claim initiated by any Loan Party or (z) any dispute solely between or among Indemnitees (not arising as a result of any act or omission by the Borrower or any of its Subsidiaries or Affiliates), other than claims against any Lender in its capacity as, or in fulfilling its role as, the Administrative Agent, an Issuing Bank, the Sole Lead Arranger or any similar role under the Loan Documents. This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or any Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or such Issuing Bank, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount (it being understood that the Borrower’s failure to pay any such amount shall not relieve the Borrower of any default in the payment thereof); provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or such Issuing Bank in its capacity as such.

(d) No Indemnitee shall be liable for any damages arising from the use by others of information or other materials obtained through telecommunications, electronic or other information transmission systems (including the Internet), except to the extent that such damages have resulted from the willful misconduct, bad faith or gross negligence of such Indemnitee (as determined by a court of competent jurisdiction in a final, non-appealable judgment).

(e) To the extent permitted by applicable Requirements of Law, no party hereto shall assert, or permit any of its Affiliates or Related Parties to assert, and each party hereto hereby waives, any claim against each such other Person on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that nothing contained in this paragraph (d) shall limit the indemnification obligations of the Borrower set forth in paragraph (b) of this Section 9.03, including the Borrower’s obligation to indemnify each Indemnitee for special, indirect, consequential or punitive damages incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of the matters described in clauses (i), (ii) and (iii) of such paragraph (b).

(f) All amounts due under this Section shall be payable not later than fifteen (15) days after written demand therefor.

SECTION 9.04 Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, each Issuing Bank and the Lenders and, for purposes of Section 9.20, the administrative agent under the Existing Credit Agreement) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more Persons (other than an Ineligible Institution) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower; provided that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five (5) Business Days after having received notice thereof; provided, further, that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee;

(B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and

(C) each Issuing Bank; provided that no consent of the Issuing Banks shall be required for an assignment of all or any portion of a Term Loan;

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent (x) an Assignment and Assumption or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participants, together with a processing and recordation fee of $3,500, such fee to be paid by either the assigning Lender or the assignee Lender or shared between such Lenders;

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower and its affiliates and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable Requirements of Law, including Federal and state securities laws; and

(E) no assignment shall be permitted if, as of the date thereof, any event or circumstance exists which would result in the Borrower being obligated to pay any greater amount hereunder to the assignee than the Borrower is obligated to pay to the assigning Lender.

For the purposes of this Section 9.04(b), the terms “Approved Fund” and “Ineligible Institution” have the following meanings:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Ineligible Institution” means (a) a natural person, (b) a Defaulting Lender or its Lender Parent, (c) the Borrower, any of its Subsidiaries or any of its Affiliates, or (d) a company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural person or relative(s) thereof.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.13, 2.14, 2.15 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv) The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount (and stated interest) of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, each Issuing Bank and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of (x) a duly completed Assignment and Assumption executed by an assigning Lender and an assignee or (y) to the extent applicable, an agreement incorporating an Assignment and Assumption by reference pursuant to a Platform as to which the Administrative Agent and the parties to the Assignment and Assumption are participant, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Sections 2.04(d) or (e), 2.05(b), 2.16(e) or 9.03(c), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of the Borrower, the Administrative Agent or any Issuing Bank, sell participations to one or more banks or other entities (a “Participant”), other than an Ineligible Institution, in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged; (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (C) the Borrower, the Administrative Agent, each Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.13, 2.14 and 2.15 (subject to the requirements and limitations therein, including the requirements under Section 2.15(f) (it being understood that the documentation required under Section 2.15(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Sections 2.16 and 2.17 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 2.13 or 2.15, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.16(d) as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05 Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.13, 2.14, 2.15 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any other Loan Document or any provision hereof or thereof.

SECTION 9.06 Counterparts; Integration; Effectiveness; Electronic Execution. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile, e-mailed .pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Requirements of Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Administrative Agent to accept electronic signatures in any form or format without its prior written consent.

SECTION 9.07 Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower or any Subsidiary Guarantor against any of and all of the Obligations held by such Lender, irrespective of whether or not such Lender shall have made any demand under the Loan Documents and although such obligations may be unmatured. Each Lender agrees to promptly notify the Borrower and the Administrative Agent after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09 Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) The Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation or proceeding of any kind or description, whether in law or equity, whether in contract or in tort or otherwise, against any Credit Party or any Related Party of any Credit Party in any way relating to this Agreement or any other Loan Document or the Transactions, in any forum other than the Supreme Court of the State of New York sitting in New York County, Borough of Manhattan, or the United States District Court for the Southern District of New York, and any appellate court from any thereof, and any appellate court from any thereof, and each of the parties hereto irrevocably and unconditionally submits to the jurisdiction of such courts and agrees that all claims in respect of any such action, litigation or proceeding may be heard and determined in such New York State court or, to the extent permitted by applicable law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that any Credit Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.

(c) Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12 Confidentiality. 1. Each of the Administrative Agent, each Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners) or as may be required by applicable Requirements of Law or by any subpoena or similar legal process, in which case such Person shall, except with respect to any audit or examination conducted by bank accountants or any governmental or bank regulatory authority exercising examination or regulatory authority, to the extent practicable and not prohibited by applicable Requirements of Law, promptly notify the Borrower of such disclosure, (iii) to any other party to this Agreement, (iv) in connection with the exercise of any remedies under this Agreement or any other Loan Document or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (v) subject to an agreement containing provisions substantially the same as those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (B) any actual or prospective counterparty (or its advisors) to any swap, derivative or securitization transaction relating to the Borrower and its obligations or (C) to any credit insurance provider relating to the Borrower and its obligations, (vi) with the consent of the Borrower or (vii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section or (B) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower, any Subsidiary or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower and other than information pertaining to this Agreement routinely provided by arrangers to data service providers, including league table providers, that serve the lending industry; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential; provided further that (notwithstanding the foregoing) no such nonpublic information which contains projections or forecasts with respect to the Borrower or any of its Affiliates shall be disclosed, disseminated or otherwise made available pursuant to clause (vii) above. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN THE IMMEDIATELY PRECEDING PARAGRAPH FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(a) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER, ITS SUBSIDIARIES OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH APPLICABLE REQUIREMENTS OF LAW.

SECTION 9.13 USA PATRIOT Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies each Loan Party that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies such Loan Party, which information includes the name and address of such Loan Party and other information that will allow such Lender to identify such Loan Party in accordance with the Patriot Act.

SECTION 9.14 Appointment for Perfection. Each Lender hereby appoints each other Lender as its agent for the purpose of perfecting Liens, for the benefit of the Administrative Agent and the Secured Parties, in assets which, in accordance with Article 9 of the UCC or any other applicable law can be perfected only by possession or control. Should any Lender (other than the Administrative Agent) obtain possession or control of any such Collateral, such Lender shall notify the Administrative Agent thereof, and, promptly upon the Administrative Agent’s request therefor shall deliver such Collateral to the Administrative Agent or otherwise deal with such Collateral in accordance with the Administrative Agent’s instructions.

SECTION 9.15 Subsidiary Guarantors. (a) The Borrower may, but is not required to, at any time upon five (5) Business Days’ written notice to the Administrative Agent, cause any of its Restricted Subsidiaries to become a Guarantor by causing such Restricted Subsidiary to execute and deliver to the Administrative Agent a Subsidiary Guaranty.

(b) So long as no Default or Event of Default has occurred and is continuing under the Loan Documents (or would result from such release), (i) if all of the capital stock of a Subsidiary Guarantor that is owned by the Borrower or a Subsidiary is sold or otherwise disposed of in a transaction or transactions permitted by this Agreement or (ii) in the event that, immediately after giving effect to the release of any Subsidiary Guarantor’s Subsidiary Guaranty, all of the Indebtedness of the Subsidiaries is permitted under Section 6.03 (assuming for this purpose that all such Indebtedness is incurred at such time), then, in each case, promptly following the Borrower’s request, the Administrative Agent shall execute a release of such Subsidiary Guarantor from its Subsidiary Guaranty. In connection with any release pursuant to this Section, the Administrative Agent shall (and is hereby irrevocably authorized by each Lender to) execute and deliver to the Borrower, at the Borrower’s expense, all documents that the Borrower shall reasonably request to evidence such termination or release. Any execution and delivery of documents pursuant to this Section shall be without recourse to or warranty by the Administrative Agent.

SECTION 9.16 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable Requirements of Law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable Requirements of Law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.17 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower acknowledges and agrees that: (i) (A) the arranging and other services regarding this Agreement provided by the Lenders are arm’s-length commercial transactions between the Borrower and its Affiliates, on the one hand, and the Lenders and their Affiliates, on the other hand, (B) the Borrower has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Lenders and their Affiliates is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower or any of its Affiliates, or any other Person and (B) no Lender or any of its Affiliates has any obligation to the Borrower or any of its Affiliates with respect to the transactions contemplated hereby except, in the case of a Lender, those obligations expressly set forth herein and in the other Loan Documents; and (iii) each of the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower and its Affiliates, and no Lender or any of its Affiliates has any obligation to disclose any of such interests to the Borrower or its Affiliates. To the fullest extent permitted by law, the Borrower hereby waives and releases any claims that it may have against each of the Lenders and their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

SECTION 9.18 Acknowledgment and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

SECTION 9.19 Release. The Borrower, for and on behalf of itself and its legal representatives, successors and assigns, does waive, release, relinquish and forever discharge the Administrative Agent, the Lenders, their parents, subsidiaries, and affiliates, their respective past, present and future directors, officers, managers, agents, employees, insurers, attorneys, representatives and all of their respective heirs, successors and assigns (collectively, the “Released Parties”), of and from any and all manner of action or causes of action, suits, claims, demands, judgments, damages, levies and executions of whatsoever kind, nature or description arising on or before the execution and delivery of this Agreement, including any claims, losses, costs or damages, including compensatory and punitive damages, in each case whether known or unknown, asserted or unasserted, liquidated or unliquidated, fixed or contingent, direct or indirect, which the Borrower, or its legal representatives, successors or assigns, ever had or now has or may claim to have against any of the Released Parties, with respect to any matter whatsoever relating to the Loan Documents, the Existing Loan Documents, the administration of the Loan Documents, the administration of the Existing Loan Documents, the negotiations relating to this Agreement and the other Loan Documents executed in connection with this Agreement, the negotiations relating to the Existing Credit Agreement and the other Existing Loan Documents executed in connection with the Existing Credit Agreement and any other instruments and agreements executed by the Borrower or any Loan Party in connection with the Loan Documents, the Existing Loan Documents, this Agreement or the Existing Credit Agreement, in each case, arising on or before the execution and delivery of this Agreement (collectively, “Claims”). The Borrower acknowledges that it is aware that it may discover facts different from or in addition to those it now knows or believes to be true with respect to the Claims, and agrees that the release contained in this Agreement is and will remain in effect in all respects as a complete and general release as to all matters released in this Agreement, notwithstanding any such different or additional facts. The Borrower agrees not to sue any Released Party or in any way assist any other person or entity in suing a Released Party with respect to any Claim released in this Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

SOUTHWESTERN ENERGY COMPANY

By	/s/ R. Craig Owen
	Name:	R. Craig Owen
	Title:	Senior Vice President and Chief Financial Officer

Signature Page to Credit Agreement

JPMORGAN CHASE BANK, N.A., individually as a Lender, as an Issuing Bank and as Administrative Agent

By	/s/ Muhammad Hasan
	Name:	Muhammad Hasan
	Title:	Vice President

Signature Page to Credit Agreement

BANK OF AMERICA, N.A., as a Lender and as an Issuing Bank

By	/s/ Raza Jafferi
	Name:	Raza Jafferi
	Title:	Vice President

Signature Page to Credit Agreement

WELLS FARGO BANK, N.A., as a Lender and as an Issuing Bank

By	/s/ Matthew Denkler
	Name:	Matthew Denkler
	Title:	Vice President

Signature Page to Credit Agreement

CITIBANK, N.A., as a Lender

By	/s/ Jim Reilly
	Name:	Jim Reilly
	Title:	Vice President

Signature Page to Credit Agreement

CITIZENS BANK, N.A., as a Lender

By	/s/ David W. Stack
	Name:	David W. Stack
	Title:	Senior Vice President

Signature Page to Credit Agreement

BANK OF MONTREAL, as a Lender

By	/s/ Melissa Guzmann
	Name:	Melissa Guzmanm
	Title:	Vice President

Signature Page to Credit Agreement

BANK OF TOKYO-MITSUBISHI UFJ, LTD., as a Lender

By	/s/ Mark Oberreuter
	Name:	Mark Oberreuter
	Title:	Vice President

Signature Page to Credit Agreement

BNP PARIBAS, as a Lender

By	/s/ Sriram Chandrasekaran
	Name:	Sriram Chandrasekaran
	Title:	Director

By	/s/ Mark Renaud
	Name:	Mark Renaud
	Title:	Managing Director

Signature Page to Credit Agreement

MIZUHO BANK, LTD., as a Lender

By	/s/ Leon Mo
	Name:	Leon Mo
	Title:	Authorized Signatory

Signature Page to Credit Agreement

SUMITOMO MITSUI BANKING CORPORATION, as a Lender

By	/s/ James D. Weinstein
	Name:	James D. Weinstein
	Title:	Managing Director

Signature Page to Credit Agreement

COMPASS BANK, as a Lender

By	/s/ Payton K. Swope
	Name:	Payton K. Swope
	Title:	Executive Vice President

Signature Page to Credit Agreement

CRÉDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as a Lender

By	/s/ Dixon Schultz
	Name:	Dixon Schultz
	Title:	Managing Director

By	/s/ Nimisha Srivastav
	Name:	Nimisha Srivastav
	Title:	Director

Signature Page to Credit Agreement

ROYAL BANK OF CANADA, as a Lender

By	/s/ Matthias Wong
	Name:	Matthias Wong
	Title:	Authorized Signatory

Signature Page to Credit Agreement

BRANCH BANKING AND TRUST COMPANY, as a Lender

By	/s/ DeVon J. Lang
	Name:	DeVon J. Lang
	Title:	Senior Vice President

Signature Page to Credit Agreement

CANADIAN IMPERIAL BANK OF COMMERCE, NEW YORK BRANCH, as a Lender

By	/s/ Daria Mahoney
	Name:	Daria Mahoney
	Title:	Authorized Signatory

By	/s/ Donovan Broussard
	Name:	Donovan Broussard
	Title:	Authorized Signatory

Signature Page to Credit Agreement

CAPITAL ONE, NATIONAL ASSOCIATION, as a Lender

By	/s/ Robert James
	Name:	Robert James
	Title:	Director

Signature Page to Credit Agreement

COMERICA BANK, as a Lender

By	/s/ Brandon M. White
	Name:	Brandon M. White
	Title:	Vice President

Signature Page to Credit Agreement

FIFTH THIRD BANK, as a Lender

By	/s/ Larry Hayes
	Name:	Larry Hayes
	Title:	Director

Signature Page to Credit Agreement

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By	/s/ Doreen Barr
	Name:	Doreen Barr
	Title:	Authorized Signatory

By	/s/ Karim Rahimtoola
	Name:	Karim Rahimtoola
	Title:	Authorized Signatory

Signature Page to Credit Agreement

HSBC BANK USA, N.A., as a Lender

By	/s/ Michael Bustios
	Name:	Michael Bustios
	Title:	Vice President, 20556

Signature Page to Credit Agreement

PNC BANK, NATIONAL ASSOCIATION, as a Lender

By	/s/ Sandra Aultman
	Name:	Sandra Aultman
	Title:	Managing Director

Signature Page to Credit Agreement

U.S. BANK NATIONAL ASSOCIATION., as a Lender

By	/s/ James P. Cecil
	Name:	James P. Cecil
	Title:	Vice President

Signature Page to Credit Agreement

KEYBANK NATIONAL ASSOCIATION, as a Lender

By	/s/ Evan B. Knooihuizen
	Name:	Evan B. Knooihuizen
	Title:	Vice President

Signature Page to Credit Agreement

SOCIÉTÉ GÉNÉRALE, as a Lender

By	/s/ Diego Medina
	Name:	Diego Medina
	Title:	Director

Signature Page to Credit Agreement

SCHEDULE 2.01

COMMITMENTS

LENDER	REVOLVING COMMITMENT	TERM LOAN COMMITMENT
JPMorgan Chase Bank, N.A.	$40,338,676.32	$64,661,323.68
Bank of America, N.A.	$40,338,676.32	$64,661,323.68
Citibank, N.A.	$40,338,676.32	$64,661,323.68
Mizuho Bank, Ltd.	$40,338,676.32	$64,661,323.68
Wells Fargo Bank, National Association	$40,338,676.32	$64,661,323.68
Bank of Montreal	$36,496,897.62	$58,503,102.38
Bank of Tokyo-Mitsubishi UFJ, Ltd.	$36,496,897.62	$58,503,102.38
Sumitomo Mitsui Banking Corporation	$36,496,897.62	$58,503,102.38
Royal Bank of Canada	$36,496,897.62	$58,503,102.38
BNP Paribas	$36,496,897.62	$58,503,102.38
Canadian Imperial Bank of Commerce, New York Branch	$30,734,229.58	$49,265,770.42
Compass Bank	$30,734,229.58	$49,265,770.42
Crédit Agricole Corporate and Investment Bank	$30,734,229.58	$49,265,770.42
Credit Suisse AG, Cayman Islands Branch	$25,355,739.40	$40,644,260.60
Branch Banking and Trust Company	$25,355,739.40	$40,644,260.60
Capital One, National Association	$25,355,739.40	$40,644,260.60
PNC Bank, National Association	$25,355,739.40	$40,644,260.60
U.S. Bank National Association	$25,355,739.40	$40,644,260.60
Comerica Bank	$25,355,739.40	$40,644,260.60
Fifth Third Bank	$25,355,739.40	$40,644,260.60
HSBC Bank USA, N.A.	$25,355,739.40	$40,644,260.60
Société Générale	$25,355,739.40	$40,644,260.60
Citizens Bank, N.A.	$19,208,893.48	$30,791,106.52
KeyBank National Association	$19,208,893.48	$30,791,106.52
AGGREGATE COMMITMENTS	$743,000,000	$1,191,000,000

Schedule 2.01

SCHEDULE 1.01B

PRICING SCHEDULE

Applicable Rate	Level I Status	Level II Status	Level III Status	Level IV Status	Level V Status
Eurodollar Margin	1.750%	1.875%	2.000%	2.250%	2.500%
ABR Margin	0.750%	0.875%	1.000%	1.250%	1.500%
Commitment Fee Rate	0.400%	0.400%	0.400%	0.400%	0.400%

For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

“Level I Status” exists at any date if, on such date, the Moody’s Rating is Baal or better or the S&P Rating is BBB+ or better.

“Level II Status” exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status and (ii) the Moody’s Rating is Baa2 or better or the S&P Rating is BBB or better.

“Level III Status” exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status or Level II Status and (ii) the Moody’s Rating is Baa3 or better or the S&P Rating is BBB- or better.

“Level IV Status” exists at any date if, on such date, (i) the Borrower has not qualified for Level I Status, Level II Status or Level III Status and (ii) the Moody’s Rating is Bal or better or the S&P Rating is BB+ or better.

“Level V Status” exists at any date if, on such date, the Borrower has not qualified for Level I Status, Level II Status, Level III Status or Level IV Status.

“Moody’s Rating” means, at any time, the rating issued by Moody’s and then in effect with respect to the Borrower’s senior unsecured debt rating.

“S&P Rating” means, at any time, the rating issued by S&P and then in effect with respect to the Borrower’s long-term issuer credit rating.

“Status” means Level I Status, Level II Status, Level III Status, Level IV Status or Level V Status.

The Applicable Rate shall be determined in accordance with the foregoing table based on the Borrower’s Status based on the then-current Moody’s Rating and S&P Rating. The credit rating in effect on any date for the purposes of this Schedule is the credit rating in effect at the close of business on such date. If at any time the Borrower has no Moody’s Rating and no S&P Rating, Level V Status shall exist.

If the Borrower is split-rated and the ratings differential is one level, the higher rating will apply. If the Borrower is split-rated and the ratings differential is two levels or more, the rating next below the higher of the split-ratings will apply. If the rating system of Moody’s or S&P shall change, or if either

Schedule 1.01B

such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

Schedule 1.01B

SCHEDULE 1.01C

LC ISSUANCE LIMITS

ISSUING BANK	LC ISSUANCE LIMIT[1]
JPMorgan Chase Bank, N.A.	$125,000,000
Bank of America, N.A.	$125,000,000
Wells Fargo Bank, National Association	$125,000,000

[1]	Aggregate issuance limit not to exceed $500 million.

Schedule 1.01C

SCHEDULE 2.04

EXISTING LETTERS OF CREDIT

Redacted*

*	Southwestern Energy Company undertakes to provide to the staff of the Securities and Exchange Commission, upon request, information regarding the Existing Letters of Credit, none of which is individually material.

SCHEDULE 3.18

EQUITY INTERESTS

SUBSIDIARY	JURISDICTION OF ORGANIZATION	PERCENTAGE OF ISSUED AND OUTSTANDING EQUITY INTERESTS
A. W. Realty Company, LLC	Texas	100%
Border Resources, L.L.C.	Texas	100%
SWN E & P Services, LLC	Texas	100%
SWN International, LLC	Delaware	100%
SWN Midstream Services Company, LLC	Texas	100%
SWN Production (Arkansas), LLC	Texas	100%
SWN Production Company, LLC	Texas	100%

Schedule 3.18

SCHEDULE 6.02

EXISTING LIENS

None.

Schedule 6.02

SCHEDULE 6.03

EXISTING INDEBTEDNESS

None.

Schedule 6.03

SCHEDULE 6.05

EXISTING INVESTMENTS

None.

Schedule 6.05

SCHEDULE 6.06

EXISTING RESTRICTIVE AGREEMENTS

None.

Schedule 6.06

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex I attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit and guarantees included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1. Assignor:

2. Assignee:

[and is an Affiliate/Approved Fund of [identify Lender]2]

3. Borrower:	Southwestern Energy Company

4. Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5. Credit Agreement:	The Credit Agreement dated as of June 27, 2016 among Southwestern Energy Company, the Lenders parties thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents parties thereto

[2]	Select as applicable.

6.	Assigned Interest:

Facility Assigned[3]	Aggregate Amount of Commitment/ Loans for all Lenders	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans[4]
	$	$		%
	$	$		%
	$	$		%

Effective Date:                          , 20     [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Name:
Title:

[3]	Fill in the appropriate terminology for the types of facilities under the Credit Agreement that are being assigned under this Assignment and Assumption (e.g., “Revolving Commitment”, “Term Loan Commitment”, etc.).
[4]	Set forth, to at least 8 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Exhibit A, Page 2

Consented to5 and Accepted:

JPMORGAN CHASE BANK, N.A., as Administrative Agent and an Issuing Bank

By:
Name:
Title:

[CONSENTED TO:][6]

BANK OF AMERICA, N.A., as an Issuing Bank

By:
Name:
Title:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as an Issuing Bank

By:
Name:
Title:

[CONSENTED TO:

INSERT SIGNATURE BLOCKS FOR ANY ADDITIONAL ISSUING BANKS]

[Consented to:][7]

SOUTHWESTERN ENERGY COMPANY

By:
Name:
Title:

[5]	No Consent from the Administrative Agent is required for an assignment of all or any portion of a Term Loan to an assignee that is a Lender, an Affiliate of a Lender or an Approved Fund.
[6]	No Consent from the Issuing Bank is required for an assignment of all or any portion of a Term Loan.
[7]	To be added only when the consent of the Borrower is required by Section 9.04(b)(i)(A) of the Credit Agreement.

Exhibit A, Page 3

ANNEX I

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any Collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Acceptance and adoption of the terms of this Assignment and Assumption by the Assignee and the Assignor by Electronic Signature or delivery of an executed counterpart of a signature page of this Assignment and Assumption by any Electronic System shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be construed in accordance with and governed by the law of the State of New York.

[Remainder of this page intentionally left blank.]

Annex I to Exhibit A, Page 1

EXHIBIT B

FORM OF SUBORDINATED INTERCOMPANY NOTE

[INSERT DATE]

FOR VALUE RECEIVED, each of the undersigned, to the extent a borrower from time to time from any other entity listed on the signature page hereto (each, in such capacity, a “Payor”), hereby promises to pay on demand to the order of such other entity listed below (each, in such capacity, a “Payee”), in lawful money of the United States of America in immediately available funds, at such location in the United States of America as a Payee shall from time to time designate, the unpaid principal amount of all loans and advances (including trade payables) made by such Payee to such Payor. Each Payor promises also to pay interest on the unpaid principal amount of all such loans and advances in like money at said location from the date of such loans and advances until paid at such rate per annum as shall be agreed upon from time to time by such Payor and such Payee.

This note (“Note”) is a Subordinated Intercompany Note referred to in the Credit Agreement dated as of June 27, 2016 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among Southwestern Energy Company (the “Borrower”), the financial institutions from time to time parties thereto as Lenders and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the lenders, and is subject to the terms thereof, and shall be pledged by each Payee pursuant to the Security Agreement, to the extent required pursuant to the terms thereof. Each capitalized term used herein and not defined herein shall have the meaning ascribed thereto in the Credit Agreement. Each Payee hereby acknowledges and agrees that the Administrative Agent may exercise all rights provided in the Credit Agreement and the Security Agreement with respect to this Note.

This Note evidences any and all advances made to each Payor by each respective Payee from time to time. It is contemplated that the original principal sum evidenced by this Note may be reduced from time to time and that additional advances evidenced hereby may be made from time to time. Each Payee is hereby authorized to record all loans and advances made by it to each Payor (all of which shall be evidenced by this Note), the rate at which interest accrues thereon, and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein.

In no event shall the amount of interest due or payable hereunder exceed the maximum rate of interest allowed by applicable law, and in the event any such payment is inadvertently paid by any Payor or inadvertently received by any Payee, then such excess sum shall be credited as a payment of principal, unless such Payor shall notify such Payee, in writing, that such Payor elects to have such excess sum returned to it forthwith. It is the express intent hereof that no Payor pay and that no Payee receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by a Payor under applicable law.

Exhibit B, Page 1

All parties now or hereafter liable with respect to this Note, whether any Payor, any guarantor, endorser or any other person or entity, hereby expressly waive presentation, demand of payment, protest, notice of demand of payment, protest and notice of non-payment, or any other notice of any kind with respect hereto.

All payments under this Note shall be made without setoff, counterclaim or deduction of any kind including, without limitation, for any applicable taxes. Any amount owing by any Payor to any Payee shall not be reduced in any way by any outstanding obligations of such Payee to such Payor, whether such obligations are monetary or otherwise. Without limiting the generality of the foregoing, if any taxes or amounts in respect thereof must be deducted or withheld from any amounts payable or paid by any Payor under this Note, each Payor shall pay such additional amounts as may be necessary to ensure that each Payee receives a net amount equal to the full amount which it would have received had payment (including any additional amounts payable under this paragraph) not been made subject to such taxes.

No delay or failure on the part of any Payee in the exercise of any right or remedy hereunder, under any loan agreement or security agreement, or at law or in equity, shall operate as a waiver thereof, and no single or partial exercise by any Payee of any right or remedy hereunder, under any loan agreement or security agreement, or at law or in equity shall preclude or estop another or further exercise thereof or the exercise of any other right or remedy.

Each Payor’s obligations under this Note with respect to all advances, loans, accounts payables, and other extensions of credit made by such Payee to such Payor shall be payable in the same currency as such advances, loans, accounts payables, and other extensions of credit were made by such Payee to such Payor.

Time is of the essence of this Note, and, if this Note is collected by or through an attorney at law, or under advice therefrom, each Payor agrees to pay to each Payee all reasonable costs of collection incurred by each Payee in enforcing payment of this Note, including, without limitation, reasonable attorneys’ fees.

IF ANY PROVISION OF THIS NOTE IS IN CONFLICT WITH ANY STATUTE OR RULE OF LAW OF THE STATE OF NEW YORK OR IS OTHERWISE UNENFORCEABLE FOR ANY REASON WHATSOEVER, THEN SUCH PROVISION SHALL BE INEFFECTIVE TO THE EXTENT OF SUCH INVALIDITY AND SHALL BE DEEMED SEPARABLE FROM AND SHALL NOT INVALIDATE ANY OTHER PROVISION OF THIS NOTE.

Each Payor acknowledges that this Note will be pledged to the Administrative Agent by each Payee party to the Security Agreement as a grantor thereunder and hereby further agrees that the Administrative Agent shall be entitled to exercise all rights with respect to this Note as are provided in the Credit Agreement and the other Loan Documents. Without limiting the foregoing, after the occurrence and during the continuation of an Event of Default, each Payor agrees that it will, upon receipt of written notice requesting same from the Administrative Agent, make all payments hereunder solely to, and accept demands for payment hereunder solely from, the Administrative Agent. Further, each Payor hereby acknowledges and agrees that in no event shall any of the Secured Parties or the Administrative Agent be deemed to have any commitment to provide any advances, loans, or other extensions of credit to any Payor.

Exhibit B, Page 2

The repayment of this Note is subordinated to the repayment and performance of all Obligations now or hereafter owing by each Payor to the Administrative Agent or any or all of the Secured Parties. After the occurrence and during the continuation of any Event of Default, each Payor agrees that it will not make any payment on this Note to a Payee, and any such payment so received by any Payee shall be paid over by such Payee to the Administrative Agent for application to the Obligations, but such application shall not entitle any Payee to any rights of subrogation until Payment in Full.

If all or any part of the assets of any Payor, or the proceeds thereof, are subject to any distribution, division or application to the creditors of such Payor, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of any such Payor is dissolved or if substantially all of the assets of any such Payor are sold, then, and in any such event (such events being herein referred to as an “Insolvency Event”), any payment or distribution of any kind or character, either in cash, securities or other property, which shall be payable or deliverable upon or with respect to any amounts evidenced by this Note shall be paid or delivered directly to the Administrative Agent for application to any of the Obligations, due or to become due, until Payment in Full. Should any payment, distribution, security or instrument or proceeds thereof be received by the applicable Payee upon or with respect to this Note after any Insolvency Event and prior to Payment in Full, such Payee shall receive and hold the same in trust, as trustee, for the benefit of the Secured Parties and shall forthwith deliver the same to the Administrative Agent, for the benefit of the Secured Parties, in precisely the form received (except for the endorsement or assignment of such Guarantor where necessary), for application to any of the Obligations, due or not due, and, until so delivered, the same shall be held in trust by such Payee as the property of the Secured Parties. If any such Payee fails to make any such endorsement or assignment to the Administrative Agent, the Administrative Agent or any of its officers or employees is irrevocably authorized to make the same. Each Payee agrees that until Payment in Full, no Payee will assign or transfer to any Person (other than the Administrative Agent) any claim any such Payee has or may have against any Payor.

[Remainder of Page Intentionally Blank]

Exhibit B, Page 3

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

SOUTHWESTERN ENERGY COMPANY

By:
Name:
Title:

SWN PRODUCTION (ARKANSAS), LLC

By:
Name:
Title:

SWN PRODUCTION COMPANY, LLC

By:
Name:
Title:

SWN MIDSTREAM SERVICES COMPANY, LLC

By:
Name:
Title:

SWN E&P SERVICES, LLC

By:
Name:
Title:

A. W. REALTY COMPANY, LLC

By:
Name:
Title:

Signature Page to Intercompany Note

BORDER RESOURCES, L.L.C.

By:
Name:
Title:

SWN INTERNATIONAL, LLC

By:
Name:
Title:

SW GATHERING, LLC

By:
Name:
Title:

SWN DRILLING COMPANY, LLC

By:
Name:
Title:

SWN ENERGY SERVICES COMPANY, LLC

By:
Name:
Title:

DESOTO GATHERING COMPANY, LLC

By:
Name:
Title:

Signature Page to Intercompany Note

ANGELINA GATHERING COMPANY, L.L.C.

By:
Name:
Title:

SWN PRODUCER SERVICES, LLC

By:
Name:
Title:

SOUTHWESTERN ENERGY NGV SERVICES, LLC

By:
Name:
Title:

SWN WELL SERVICES, LLC

By:
Name:
Title:

SWN RESOURCES CANADA, INC.

By:
Name:
Title:

SWN RESOURCES WESTERN CANADA, INC.

By:
Name:
Title:

Signature Page to Intercompany Note

EXHIBIT C

FORM OF SUBSIDIARY GUARANTY

THIS SUBSIDIARY GUARANTY (as the same may be amended, restated, supplemented or otherwise modified from time to time, this “Guaranty”) is made as of [                    ] by [                    ], a [                    ] (together with any other entity that may from time to time become party hereto by signing a counterpart hereof or a Subsidiary Guaranty Supplement as described below, collectively the “Subsidiary Guarantors” and each a “Subsidiary Guarantor”), in favor of JPMorgan Chase Bank, N.A., a national banking association, as administrative agent (in such capacity, the “Administrative Agent”), for the benefit of the Credit Parties under the Credit Agreement described below.

WITNESSETH:

WHEREAS, Southwestern Energy Company, a Delaware corporation (the “Borrower”), various financial institutions (the “Lenders”) and the Administrative Agent have entered into a Credit Agreement dated as of June 27, 2016 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), providing, subject to the terms and conditions thereof, for extensions of credit to be made by the Lenders to the Borrower;

WHEREAS, the Borrower desires that the Subsidiary Guarantors execute and deliver this Guaranty pursuant to Section 9.15 of the Credit Agreement; and

WHEREAS, in consideration of the financial and other support that the Borrower has provided, and such financial and other support as the Borrower may in the future provide, to the Subsidiary Guarantors, and in consideration of the increased ability of each Subsidiary Guarantor that is a Subsidiary of the Borrower to receive funds through contributions to capital, and for each Subsidiary Guarantor to receive funds through intercompany advances or otherwise, from funds provided to the Borrower pursuant to the Credit Agreement and the flexibility provided by the Credit Agreement for each Subsidiary Guarantor to do so which significantly facilitates the business operations of the Borrower and each Subsidiary Guarantor and in order to induce the Lenders and the Administrative Agent to enter into the Credit Agreement, and to make the Loans and the other financial accommodations to the Borrower and to issue the Letters of Credit described in the Credit Agreement, and because each Subsidiary Guarantor has determined that executing this Guaranty is in its interest and to its financial benefit, each of the Subsidiary Guarantors is willing to guarantee the obligations of the Borrower under the Credit Agreement and other Loan Documents;

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

SECTION 1. Credit Agreement Definitions. Capitalized terms used herein but not defined herein shall have the respective meanings set forth in the Credit Agreement.

SECTION 2. Representations and Warranties. Each Subsidiary Guarantor represents and warrants that (a) as of the date hereof, each of the representations and warranties in the Credit Agreement and the other Loan Documents, insofar as they relate to such Subsidiary Guarantor, are true and correct in all respects (except to the extent such representations and warranties relate solely to an earlier date) and (b) such Subsidiary Guarantor will derive substantial direct or indirect benefits from the extensions of credit to the Borrower provided for under the Credit Agreement.

Exhibit C, Page 1

SECTION 3. The Guaranty. Subject to Section 9 hereof, each Subsidiary Guarantor hereby irrevocably, absolutely and unconditionally guarantees, jointly with the other Subsidiary Guarantors and severally, as primary obligor and not as merely surety, the full and punctual payment and performance when due (whether at stated maturity, upon acceleration or early termination or otherwise, and at all times thereafter) all of the Obligations (hereafter referred to as “Guaranteed Obligations” (provided, however, that the definition of “Guaranteed Obligations” shall not create any guarantee by any Subsidiary Guarantor of (or grant of security interest by any Subsidiary Guarantor to support, as applicable) any Excluded Swap Obligations of such Subsidiary Guarantor for purposes of determining any obligations of any Subsidiary Guarantor)). Upon failure by the Borrower to pay punctually any of the Guaranteed Obligations, each Subsidiary Guarantor agrees that it shall forthwith on written demand pay to the Administrative Agent, for the benefit of the Credit Parties, the amount not so paid at the place and in the manner specified in the Credit Agreement. This Guaranty is an absolute, irrevocable and unconditional guaranty of payment and not of collection. Each Subsidiary Guarantor waives any right to require the Administrative Agent or any Lender to attempt to collect from, or to sue the Borrower, any other guarantor, or any other person obligated for all or any part of the Guaranteed Obligations.

SECTION 4. Guaranty Unconditional. Subject to Sections 9 and 11 hereof, the obligations of each Subsidiary Guarantor hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(i)	any extension, renewal, settlement, compromise, waiver or release in respect of any of the Guaranteed Obligations, by operation of law or otherwise, or any obligation of any other guarantor of any of the Guaranteed Obligations, or any default, failure or delay, willful or otherwise, in the payment or performance of the Guaranteed Obligations;

(ii)	any modification or amendment of or supplement to the Credit Agreement, any Swap Agreement or any other Loan Document, including, without limitation, any such amendment which may increase the amount of, or the interest rates applicable to, any of the Guaranteed Obligations guaranteed hereby;

(iii)	any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any collateral securing the Guaranteed Obligations or any part thereof, any other guaranties with respect to the Guaranteed Obligations or any part thereof, or any other obligation of any person or entity with respect to the Guaranteed Obligations or any part thereof, or any nonperfection or invalidity of any direct or indirect security for any obligation of the Borrower under the Credit Agreement, any Swap Agreement or any other Loan Document or any obligation of any other guarantor of any of the Guaranteed Obligations;

(iv)	any change in the corporate, partnership, limited liability company or other existence, structure or ownership of the Borrower or any other guarantor of any of the Guaranteed Obligations, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting the Borrower or any other guarantor of the Guaranteed Obligations, or the assets of any of the foregoing, or any resulting release or discharge of any obligation of the Borrower or any other guarantor of any of the Guaranteed Obligations;

(v)	the existence of any claim, setoff or other right which such Subsidiary Guarantor may have at any time against the Borrower, any other guarantor of any of the Guaranteed Obligations, any Credit Party or any other Person, whether in connection herewith or any unrelated transaction;

Exhibit C, Page 2

(vi)	any invalidity or unenforceability relating to or against the Borrower, or any other guarantor of any of the Guaranteed Obligations, for any reason related to the Credit Agreement, any Swap Agreement or any other Loan Document, or any Requirement of Law purporting to prohibit the payment by the Borrower, or any other guarantor of the Guaranteed Obligations of the principal of or interest on the Notes or any other amount payable by the Borrower under the Credit Agreement, any Swap Agreement or any other Loan Document;

(vii)	the failure of the Administrative Agent to take any steps to perfect and maintain any security interest in, or to preserve any rights to, any security or collateral for the Guaranteed Obligations, if any;

(viii)	the election by, or on behalf of, any one or more of the Credit Parties, in any proceeding instituted under Chapter 11 of Title 11 of the United States Code (11 U.S.C. 101 et seq.) (or any successor statute, the “Bankruptcy Code”), of the application of Section 1111(b)(2) of the Bankruptcy Code or any other applicable comparable Requirement of Law relating to such matters;

(ix)	any borrowing or grant of a security interest by the Borrower, as debtor-in-possession, under Section 364 of the Bankruptcy Code or any other applicable comparable Requirement of Law relating to such matters;

(x)	the disallowance, under Section 502 of the Bankruptcy Code or any other applicable comparable Requirement of Law relating to such matters, of all or any portion of the claims of the Credit Parties or the Administrative Agent for repayment of all or any part of the Guaranteed Obligations;

(xi)	the failure of any other guarantor to sign or become party to this Guaranty or any amendment, change, or reaffirmation hereof; or

(xii)	any other act or omission to act or delay of any kind by the Borrower, any other guarantor of the Guaranteed Obligations, any Credit Party or any other Person or any other circumstance whatsoever which might, but for the provisions of this paragraph, constitute a legal or equitable discharge of such Subsidiary Guarantor’s obligations hereunder, except as provided in Section 5.

SECTION 5. Discharge Only Upon Payment In Full; Reinstatement In Certain Circumstances. Each Subsidiary Guarantor’s obligations hereunder shall constitute a continuing and irrevocable guarantee of all Guaranteed Obligations now or hereafter existing and shall remain in full force and effect until Payment in Full. If at any time any payment of the principal of or interest on the Notes or any other amount payable by the Borrower under the Credit Agreement, any Swap Agreement or any other Loan Document, or by any Subsidiary Guarantor hereunder, is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of the Borrower or otherwise (including pursuant to any settlement entered into by a Credit Party in its reasonable discretion), each Subsidiary Guarantor’s obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

SECTION 6. Waivers. Each Subsidiary Guarantor irrevocably waives acceptance hereof, presentment, demand or action on delinquency, protest, the benefit of any statutes of limitations and, to the fullest extent permitted by law, any notice not provided for herein or under the other Loan Documents, as well as any requirement that at any time any action be taken by any Person against the Borrower, any other guarantor of any of the Guaranteed Obligations or any other Person.

Exhibit C, Page 3

SECTION 7. Subordination of Subrogation; Subordination of Intercompany Indebtedness.

(a) Subordination of Subrogation. Each Subsidiary Guarantor hereby agrees (i) not to assert any right, claim or cause of action, including, without limitation, a claim for subrogation, reimbursement, indemnification or otherwise, against the Borrower arising out of or by reason of this Guaranty or the obligations hereunder, including, without limitation, the payment or securing or purchasing of any of the Guaranteed Obligations by any of the Subsidiary Guarantors and (ii) to waive any right to enforce any remedy which any Issuing Bank, any of the Credit Parties or the Administrative Agent now have or may hereafter have against the Borrower, any endorser or any guarantor of all or any part of the Guaranteed Obligations or any other Person, and until such time the Subsidiary Guarantors waive any benefit of, and any right to participate in, any security or collateral given to the Credit Parties, the Issuing Banks and the Administrative Agent to secure the payment or performance of all or any part of the Guaranteed Obligations or any other liability of the Borrower to the Credit Parties, the Issuing Banks or the Administrative Agent, in the case of each of the foregoing clauses (i) and (ii), unless and until Payment in Full. Each Subsidiary Guarantor acknowledges and agrees that this subordination is intended to benefit the Administrative Agent and the Credit Parties and shall not limit or otherwise affect such Subsidiary Guarantor’s liability hereunder or the enforceability of this Guaranty, and that the Administrative Agent, the Credit Parties and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 7(a).

(b) Subordination of Intercompany Indebtedness. Each Subsidiary Guarantor agrees that any and all claims of such Subsidiary Guarantor against the Borrower or any other Subsidiary Guarantor hereunder (each an “Obligor”) with respect to any “Intercompany Indebtedness” (as hereinafter defined), any endorser, obligor or any other guarantor of all or any part of the Guaranteed Obligations, or against any of its properties shall be subordinate and subject in right of payment to the prior payment, in full and in cash, of all Guaranteed Obligations until Payment in Full; provided that, as long as no Event of Default has occurred and is continuing, such Subsidiary Guarantor may receive payments of principal and interest from any Obligor with respect to Intercompany Indebtedness. Notwithstanding any right of any Subsidiary Guarantor to ask, demand, sue for, take or receive any payment from any Obligor, all rights, liens and security interests of such Subsidiary Guarantor, whether now or hereafter arising and howsoever existing, in any assets of any other Obligor shall be and are subordinated to the rights of the Credit Parties and the Administrative Agent in those assets. No Subsidiary Guarantor shall have any right to possession of any such asset or to foreclose upon any such asset, whether by judicial action or otherwise, unless and until Payment in Full. If all or any part of the assets of any Obligor, or the proceeds thereof, are subject to any distribution, division or application to the creditors of such Obligor, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of any such Obligor is dissolved or if substantially all of the assets of any such Obligor are sold, then, and in any such event (such events being herein referred to as an “Insolvency Event”), any payment or distribution of any kind or character, either in cash, securities or other property, which shall be payable or deliverable upon or with respect to any indebtedness of any Obligor to any Subsidiary Guarantor (“Intercompany Indebtedness”) shall be paid or delivered directly to the Administrative Agent for application to any of the Guaranteed Obligations, due or to become due, until Payment in Full. Should any payment, distribution, security or instrument or proceeds thereof be received by the applicable Subsidiary Guarantor upon or with respect to the Intercompany Indebtedness after any Insolvency

Exhibit C, Page 4

Event and prior to Payment in Full, such Subsidiary Guarantor shall receive and hold the same in trust, as trustee, for the benefit of the Credit Parties and shall forthwith deliver the same to the Administrative Agent, for the benefit of the Credit Parties, in precisely the form received (except for the endorsement or assignment of such Subsidiary Guarantor where necessary), for application to any of the Guaranteed Obligations, due or not due, and, until so delivered, the same shall be held in trust by such Subsidiary Guarantor as the property of the Credit Parties. If any such Subsidiary Guarantor fails to make any such endorsement or assignment to the Administrative Agent, the Administrative Agent or any of its officers or employees is irrevocably authorized to make the same. Each Subsidiary Guarantor agrees that until Payment in Full, no Subsidiary Guarantor will assign or transfer to any Person (other than the Administrative Agent) any claim any such Subsidiary Guarantor has or may have against any Obligor.

SECTION 8. Stay of Acceleration. If acceleration of the time for payment of any of the Guaranteed Obligations is stayed upon the insolvency, bankruptcy or reorganization of the Borrower, all such amounts otherwise subject to acceleration under the terms of the Credit Agreement, any Swap Agreement or any other Loan Document shall nonetheless be payable by each of the Subsidiary Guarantors hereunder forthwith on demand by the Administrative Agent.

SECTION 9. Limitation on Obligations.

(a) The provisions of this Guaranty are severable, and in any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Subsidiary Guarantor under this Guaranty would otherwise be held or determined to be avoidable, invalid or unenforceable on account of the amount of such Subsidiary Guarantor’s liability under this Guaranty, then, notwithstanding any other provision of this Guaranty to the contrary, the amount of such liability shall, without any further action by any Subsidiary Guarantor, the Administrative Agent or any other Credit Party, be automatically limited and reduced to the highest amount that is valid and enforceable as determined in such action or proceeding (such highest amount determined hereunder being the relevant Subsidiary Guarantor’s “Maximum Liability”). This Section 9(a) with respect to the Maximum Liability of the Subsidiary Guarantors is intended solely to preserve the rights of the Administrative Agent and the Lenders hereunder to the maximum extent not subject to avoidance under applicable law, and neither a Subsidiary Guarantor nor any other Person shall have any right or claim under this Section 9(a) with respect to the Maximum Liability, except to the extent necessary so that the obligations of each Subsidiary Guarantor hereunder shall not be rendered voidable under applicable law.

(b) Each Subsidiary Guarantor agrees that the Guaranteed Obligations may at any time and from time to time exceed the Maximum Liability of such Subsidiary Guarantor, and may exceed the aggregate Maximum Liability of all other Subsidiary Guarantors, without impairing this Guaranty or affecting the rights and remedies of the Administrative Agent hereunder. Nothing in this Section 9(b) shall be construed to increase any Subsidiary Guarantor’s obligations hereunder beyond its Maximum Liability.

(c) If any Subsidiary Guarantor (a “Paying Subsidiary Guarantor”) shall make any payment or payments under this Guaranty, each other Subsidiary Guarantor (each a “Non Paying Subsidiary Guarantor”) shall contribute to such Paying Subsidiary Guarantor an amount equal to such Non Paying Subsidiary Guarantor’s “Pro Rata Share” of such payment or payments made by such Paying Subsidiary Guarantor. For the purposes hereof, each Non Paying Subsidiary Guarantor’s “Pro Rata Share” with respect to any such payment by a Paying Subsidiary Guarantor shall be determined as of the date on which such payment was made by reference to

Exhibit C, Page 5

the ratio of (i) such Non Paying Subsidiary Guarantor’s Allocable Amount (as defined below) to (ii) the sum of the Allocable Amounts of all Subsidiary Guarantors hereunder (including such Paying Subsidiary Guarantor) (as determined immediately prior to the making of such payment or payments). As of any date of determination, the “Allocable Amount” of any Subsidiary Guarantor shall be equal to the excess of the fair saleable value of the property of such Subsidiary Guarantor over the total liabilities of such Subsidiary Guarantor (including the maximum amount reasonably expected to become due in respect of contingent liabilities, calculated, without duplication, assuming each other Subsidiary Guarantor that is also liable for such contingent liability pays its ratable share thereof), giving effect to all payments made by other Subsidiary Guarantors as of such date in a manner to maximize the amount of such contributions. Nothing in this Section 9(c) shall affect any Subsidiary Guarantor’s several liability for the entire amount of the Guaranteed Obligations (up to such Subsidiary Guarantor’s Maximum Liability). Each Subsidiary Guarantor covenants and agrees that its right to receive any contribution under this Guaranty from a Non Paying Subsidiary Guarantor shall be subordinate and junior in right of payment to all the Guaranteed Obligations. The provisions of this Section 9(c) are for the benefit of the Credit Parties and the Subsidiary Guarantors and may be enforced by any of them in accordance with the terms hereof.

(d) Notwithstanding any other provision of this Guaranty, the amount guaranteed by each Subsidiary Guarantor hereunder shall be limited to the extent, if any, required so that its obligations hereunder shall not be subject to avoidance under Section 548 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law. In determining the limitations, if any, on the amount of any Subsidiary Guarantor’s obligations hereunder pursuant to the preceding sentence, it is the intention of the parties hereto that any rights of subrogation, indemnification or contribution which such Subsidiary Guarantor may have under this Guaranty, any other agreement or applicable law shall be taken into account.

SECTION 10. Application of Payments. All payments received by the Administrative Agent hereunder shall be applied by the Administrative Agent to payment of the Guaranteed Obligations in the order set forth in Section 2.16 of the Credit Agreement.

SECTION 11. Release of Guarantor. Notwithstanding anything to the contrary herein, a Subsidiary Guarantor will be unconditionally and absolutely released and discharged from its obligations under this Guaranty as set forth in Section 9.15(b) of the Credit Agreement.

SECTION 12. Notices. Any notice or communication required or permitted hereunder shall be given as provided in Section 9.01 of the Credit Agreement, addressed (a) to the Administrative Agent at the address listed in Section 9.01(a)(ii) of the Credit Agreement and (b) with respect to each Subsidiary Guarantor, to the attention of the Borrower at the address listed in Section 9.01(a)(i) of the Credit Agreement or to such other address or to the attention of such other Person as hereafter shall be designated in writing by the applicable party sent in accordance herewith.

SECTION 13. No Waivers. No failure or delay by the Administrative Agent or any Credit Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Guaranty, the Credit Agreement, any Swap Agreement and the other Loan Documents shall be cumulative and not exclusive of any rights or remedies provided by law.

Exhibit C, Page 6

SECTION 14. No Duty to Advise. Each Subsidiary Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks that such Subsidiary Guarantor assumes and incurs under this Guaranty, and agrees that the Administrative Agent does not have any duty to advise such Subsidiary Guarantor of information known to it regarding those circumstances or risks. In the event any Credit Party or the Administrative Agent, in its sole discretion, undertakes at any time or from time to time to provide any such information to a Subsidiary Guarantor, such Credit Party or the Administrative Agent shall be under no obligation (i) to undertake any investigation not a part of its regular business routine, (ii) to disclose any information which such Credit Party or the Administrative Agent, pursuant to accepted or reasonable commercial finance or banking practices, wishes to maintain confidential or (iii) to make any other or future disclosures of such information or any other information to such Subsidiary Guarantor.

SECTION 15. Successors and Assigns. No Subsidiary Guarantor may assign or delegate any of its rights or obligations hereunder, but this Guaranty and such obligations shall be fully binding upon the successors of such Subsidiary Guarantor, as well as such Subsidiary Guarantor. This Guaranty shall apply to and inure to the benefit of each Credit Party and its successors and permitted assigns. Without limiting the generality of the immediately preceding sentence, each Credit Party may, to the extent and in the manner provided for in Section 9.04 of the Credit Agreement, assign, grant a participation in, or otherwise transfer any of the Obligations held by it or any portion thereof, and each Credit Party may, to the extent and in the manner provided for in the Credit Agreement, assign or otherwise transfer all or a portion of its rights and obligations under the Credit Agreement (including all or a portion of its Commitments and the Loans at the time owing to it) to any other Person, and such other Person shall thereupon become entitled to all of the benefits in respect thereof granted to such Credit Party hereunder.

SECTION 16. Changes in Writing, Amendments, Etc. Other than in connection with the addition of Subsidiary Guarantors pursuant to Section 20 hereof, no amendment or any other modification of any provision of this Guaranty shall be effective unless it is in writing and signed by each Subsidiary Guarantor and the Administrative Agent, and no waiver of any provision of this Guaranty, and no consent to any departure by any Subsidiary Guarantor therefrom, shall be effective unless it is in writing and signed by the Administrative Agent, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

SECTION 17. Costs of Enforcement. Each Subsidiary Guarantor agrees to pay all out-of-pocket expenses, including, without limitation, all court costs and attorneys’ fees and expenses, paid or incurred by the Administrative Agent or any Credit Party in endeavoring to collect all or any part of the Guaranteed Obligations from, or in prosecuting any action against, the Borrower, such Subsidiary Guarantor or any other guarantor of all or any part of the Guaranteed Obligations.

SECTION 18. GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL. (A) THIS GUARANTY SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK. (B) EACH SUBSIDIARY GUARANTOR HEREBY IRREVOCABLY AND UNCONDITIONALLY AGREES THAT IT WILL NOT COMMENCE ANY ACTION, LITIGATION OR PROCEEDING OF ANY KIND OR DESCRIPTION, WHETHER IN LAW OR EQUITY, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, AGAINST ANY CREDIT PARTY OR ANY RELATED PARTY OF ANY CREDIT PARTY IN ANY WAY RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS, IN ANY FORUM OTHER THAN THE SUPREME COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY, BOROUGH OF MANHATTAN, OR THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, AND ANY APPELLATE COURT FROM

Exhibit C, Page 7

ANY THEREOF, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE JURISDICTION OF SUCH COURTS AND AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION, LITIGATION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION, LITIGATION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS GUARANTY OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY CREDIT PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION. (C) EACH SUBSIDIARY GUARANTOR HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT IT MAY LEGALLY AND EFFECTIVELY DO SO, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN PARAGRAPH (B) OF THIS SECTION. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT. (D) EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 12. NOTHING IN THIS GUARANTY OR ANY OTHER LOAN DOCUMENT WILL AFFECT THE RIGHT OF ANY PARTY TO THIS GUARANTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW. (E) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (1) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (2) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS GUARANTY BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 19. Taxes. etc. All payments required to be made by any of the Subsidiary Guarantors hereunder shall be made without setoff or counterclaim and free and clear of and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, duties or other charges of whatsoever nature imposed by any government or any political or taxing authority thereof (but excluding Excluded Taxes), provided, however, that if any Subsidiary Guarantor is required by law to make such deduction or withholding, such Subsidiary Guarantor shall forthwith (i) pay to the Administrative Agent or the applicable Lender such additional amount as results in the net amount received by the Administrative Agent equaling the full amount which would have been received by the Administrative Agent or such Lender had no such deduction or withholding been made, (ii) pay the full amount deducted to the relevant authority in accordance with applicable law, and (iii) furnish to the Administrative Agent or such Lender certified copies of official receipts evidencing payment of such withholding taxes within 30 days after such payment is made.

Exhibit C, Page 8

SECTION 20. Joinder of Additional Subsidiary Guarantors. Upon the execution and delivery by any Person of a guaranty supplement in substantially the form of Exhibit A hereto (each, a “Subsidiary Guaranty Supplement”) to the Administrative Agent, (i) such Person shall be referred to as an “Additional Subsidiary Guarantor” and shall become and be a Subsidiary Guarantor hereunder for all purposes hereunder, and each reference in this Guaranty to a “ Subsidiary Guarantor” shall also mean and be a reference to such Additional Subsidiary Guarantor, and each reference in any other Loan Document to a “Subsidiary Guarantor” or a “Loan Party” shall also mean and be a reference to such Additional Subsidiary Guarantor and (ii) each reference herein to “this Guaranty”, “hereunder”, “hereof” or words of like import referring to this Guaranty, and each reference in any other Loan Document to the “Subsidiary Guaranty”, “thereunder”, “thereof” or words of like import referring to this Guaranty, shall mean and be a reference to this Guaranty as supplemented by such Subsidiary Guaranty Supplement.

SECTION 21. Automatic Acceleration in Certain Events. Upon the occurrence of an Event of Default with respect to the Borrower specified in clauses (g) or (h) of Section 7.01 of the Credit Agreement, all Obligations shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Subsidiary Guarantor.

SECTION 22. Setoff. If an Event of Default shall have occurred and be continuing, each Credit Party and the Administrative Agent may, regardless of the acceptance of any security or collateral for the payment hereof, set off and apply toward the payment of all or any part of the Guaranteed Obligations any and all deposits (general or special, time or demand, provisional or final and in whatever currency denominated at any time held) and other obligations at any time owing by such Credit Party or the Administrative Agent or any of their Affiliates to or for the credit or the account of any Subsidiary Guarantor against any of and all the Guaranteed Obligations, irrespective of whether or not such Credit Party or the Administrative Agent shall have made any demand under this Guaranty and although such obligations may be unmatured. So long as no Event of Default then exists, each Credit Party agrees to use commercially reasonable efforts to promptly notify the Borrower and the Administrative Agent after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Credit Party or the Administrative Agent under this Section are in addition to other rights and remedies (including other rights of setoff) which such Credit Party or the Administrative Agent may have.

SECTION 23. Severability. Wherever possible, each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guaranty shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Guaranty.

SECTION 24. Entire Agreement. This Guaranty and the other Loan Documents constitute the entire contract among the parties hereof and thereof relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

SECTION 25. Headings. Section headings used herein are for convenience of reference only, are not part of this Guaranty and shall not affect the construction of, or be taken into consideration in interpreting, this Guaranty.

SECTION 26. Keepwell. Each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Subsidiary Guarantor to honor all of its obligations under this Guaranty in respect of Specified Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this Section 26 for the maximum amount of such liability that can be hereby incurred

Exhibit C, Page 9

without rendering its obligations under this Section 26 or otherwise under this Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this Section 26 shall remain in full force and effect until a discharge of such Qualified ECP Guarantor’s Guaranteed Obligations in accordance with the terms hereof and the other Loan Documents. Each Qualified ECP Guarantor intends that this Section 26 constitute, and this Section 26 shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act. As used herein, “Qualified ECP Guarantor” means, in respect of any Specified Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time the relevant Guarantee or grant of the relevant security interest becomes or would become effective with respect to such Specified Swap Obligation or such other Person as constitutes an ECP and can cause another Person to qualify as an ECP at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act. As used herein, “Specified Swap Obligation” means, with respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act or any rules or regulations promulgated thereunder.

SECTION 27. Delivery of Counterparts. Delivery of an executed counterpart of a signature page to this Guaranty by facsimile, emailed ..pdf or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterpart of this Guaranty. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to any document to be signed in connection with this Guaranty and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

[Remainder of this page intentionally left blank.]

Exhibit C, Page 10

IN WITNESS WHEREOF, each Subsidiary Guarantor has caused this Guaranty to be duly executed by its authorized officer as of the day and year first above written.

[NAME OF SUBSIDIARY GUARANTOR]

By:
Name:
Title:

Address for notices:

By:
Name:
Title:

Exhibit C, Page 11

EXHIBIT A

FORM OF

GUARANTY SUPPLEMENT

[                    ], 20[    ]

JPMorgan Chase Bank, N.A.,

as Administrative Agent

for the Lenders referred to below

500 Stanton Christiana Rd, 3/Ops 2

Newark, DE 19713

Attention: Jessie Jiang

Facsimile: 302-634-3301

Telephone: 302-634-2426

Re: Credit Agreement dated as of June 27, 2016 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Southwestern Energy Company, the Lenders party thereto (the “Lenders”), and JPMorgan Chase Bank, N.A., as administrative agent for the Lenders (in such capacity, together with its successors and assigns, the “Administrative Agent”).

Ladies and Gentlemen:

Reference is made to the Credit Agreement and to that certain Guaranty dated as of [                    ], 20[    ] (as amended, restated, supplemented or otherwise modified from time to time, the “Subsidiary Guaranty”) executed by the Subsidiary Guarantors party thereto in favor of the Administrative Agent, each Lender, each Issuing Bank and each other Person to which any Obligations are owed, and each of their respective successors, endorsees, transferees and assigns (collectively, the “Guaranteed Parties” and each, individually, a “Guaranteed Party”). The Subsidiary Guaranty, as supplemented by this Subsidiary Guaranty Agreement Supplement (this “Subsidiary Guaranty Supplement”) and as it may hereafter be amended, restated, further supplemented or otherwise modified from time to time, is herein referred to as the “Subsidiary Guaranty Agreement”. Capitalized terms used herein but not defined herein have the respective meanings ascribed to such terms in the Credit Agreement.

Section 1. The undersigned (the “Additional Subsidiary Guarantor”) hereby becomes a Subsidiary Guarantor (as defined in the Subsidiary Guaranty Agreement) for all purposes of the Subsidiary Guaranty Agreement. Without limiting the generality of the foregoing, the Additional Subsidiary Guarantor hereby (a) hereby absolutely, unconditionally and irrevocably guarantees, jointly with the other Subsidiary Guarantors and severally, to each Guaranteed Party, the prompt and complete payment in cash when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations on the terms and conditions set forth in the Subsidiary Guaranty Agreement as if it were an original party thereto, (b) accepts and agrees to perform and observe all of the covenants set forth in the Subsidiary Guaranty Agreement, (c) waives the rights set forth in Section 6 of the Subsidiary Guaranty Agreement and (d) waives the rights, submits to jurisdiction, and waives service of process as described in Section 18 of the Subsidiary Guaranty Agreement. The terms and provisions of the Subsidiary Guaranty Agreement are incorporated herein by reference.

Exhibit A to Subsidiary Guaranty, Page 1

Section 2. Notices and other communications shall be delivered to the Additional Subsidiary Guarantor pursuant to Section 12 of the Subsidiary Guaranty Agreement.

Section 3. Delivery of an executed counterpart of a signature page to this Subsidiary Guaranty Supplement by facsimile or electronic transmission (in .pdf form) shall be effective as delivery of a manually executed counterpart of this Subsidiary Guaranty Supplement.

Section 4. This Subsidiary Guaranty Supplement shall be construed in accordance with and governed by the law of the State of New York.

[Remainder of this page intentionally left blank.]

Exhibit A to Subsidiary Guaranty, Page 2

IN WITNESS WHEREOF, the undersigned has caused this Subsidiary Guaranty Supplement to be duly executed by its authorized officer as of the day and year first above written.

Very truly yours,

[ADDITIONAL GUARANTOR],

a [                                        ]

By:
Name:
Title:

Address for Notices:

Exhibit A to Subsidiary Guaranty, Page 3

EXHIBIT D-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of June 27, 2016 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Southwestern Energy Company (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.15 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Revolving Note(s) or Term Loan Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a controlled foreign corporation as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                     , 20[    ]

Exhibit D-1, Page 1

EXHIBIT D-2

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of June 27, 2016 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Southwestern Energy Company (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.15 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a controlled foreign corporation as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                     , 20[    ]

Exhibit D-2, Page 1

EXHIBIT D-3

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of June 27, 2016 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Southwestern Energy Company (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.15 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with an IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                     , 20[    ]

Exhibit D-3, Page 1

EXHIBIT D-4

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of June 27, 2016 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Southwestern Energy Company (the “Borrower”), the Lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”).

Pursuant to the provisions of Section 2.15 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to the Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with an IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                     , 20[    ]

Exhibit D-4, Page 1

EXHIBIT E-1

FORM OF BORROWING REQUEST

JPMorgan Chase Bank, N.A.,

as Administrative Agent

for the Lenders referred to below

500 Stanton Christiana Rd, 3/Ops 2

Newark, DE 19713

Attention: Jessie Jiang

Facsimile: 302-634-3301

Telephone: 302-634-2426

Re:	Southwestern Energy Company

[Date]

Ladies and Gentlemen:

Reference is hereby made to the Credit Agreement dated as of June 27, 2016 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Southwestern Energy Company (the “Borrower”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Capitalized terms used but not defined herein shall have the respective meanings assigned to such terms in the Credit Agreement. The Borrower hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in that connection, the Borrower specifies the following information with respect to such Borrowing requested hereby:

1.	Aggregate principal amount of Borrowing:[8]

2.	Date of Borrowing (which shall be a Business Day):

3.	Type of Borrowing (ABR or Eurodollar):

4.	Class of Borrowing (Revolving Borrowing or Term Loan):

5.	Interest Period and the last day thereof (if a Eurodollar Borrowing):[9]

6.	[Location and number of the Borrower’s account to which proceeds of such Borrowing are to be disbursed10] [Identity of the Issuing Bank that has made the applicable LC Disbursement11]:

[8]	Not less than applicable amounts specified in Section 2.02(c) of the Credit Agreement.
[9]	Which must comply with the definition of “Interest Period” and end not later than the Maturity Date.
[10]	Which must comply with the requirements of Section 2.05 of the Credit Agreement.
[11]	To be included in the case of an ABR Revolving Borrowing requested to finance the reimbursement of an LC Disbursement as provided in Section 2.04(e) of the Credit Agreement.

Exhibit E-1, Page 1

Very truly yours,

SOUTHWESTERN ENERGY COMPANY

By:
Name:
Title:

Exhibit E-1, Page 2

EXHIBIT E-2

FORM OF INTEREST ELECTION REQUEST

JPMorgan Chase Bank, N.A.,

as Administrative Agent

for the Lenders referred to below

500 Stanton Christiana Rd, 3/Ops 2

Newark, DE 19713

Attention: Jessie Jiang

Facsimile: 302-634-3301

Telephone: 302-634-2426

Re:	Southwestern Energy Company

[Date]

Ladies and Gentlemen:

Reference is hereby made to the Credit Agreement dated as of June 27, 2016 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Southwestern Energy Company (the “Borrower”), the Lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent (in such capacity, the “Administrative Agent”). Capitalized terms used but not defined herein shall have the respective meanings assigned to such terms in the Credit Agreement. The Borrower hereby gives you notice pursuant to Section 2.06 of the Credit Agreement that it requests to [convert][continue] an existing Borrowing under the Credit Agreement, and in that connection, the Borrower specifies the following information with respect to such [conversion][continuation] requested hereby:

1.	List date, Type, Class, principal amount and Interest Period (if applicable) of existing Borrowing:

2.	Aggregate principal amount of resulting Borrowing:

3.	Effective date of interest election (which shall be a Business Day):

4.	Type of resulting Borrowing (ABR or Eurodollar):

5.	Interest Period and the last day thereof (if a Eurodollar Borrowing):[12]

Very truly yours,

SOUTHWESTERN ENERGY COMPANY

By:
Name:
Title:

[12]	Which must comply with the definition of “Interest Period” and end not later than the Maturity Date.

Exhibit E-2, Page 1

EXHIBIT F-1

[FORM OF]

REVOLVING NOTE

[                    ], 201[    ]

FOR VALUE RECEIVED, the undersigned, SOUTHWESTERN ENERGY COMPANY, a Delaware corporation (the “Borrower”), HEREBY UNCONDITIONALLY PROMISES TO PAY to the order of [NAME OF LENDER] (the “Lender”) the aggregate unpaid principal amount of all Revolving Loans made by the Lender to the Borrower pursuant to the Credit Agreement (as defined below) on the Maturity Date or on such earlier date as may be required by the terms of the Credit Agreement. Capitalized terms used herein and not otherwise defined herein have the respective meanings given such terms in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of each Revolving Loan made to it from the date of such Revolving Loan until such principal amount is paid in full at a rate or rates per annum determined in accordance with the terms of the Credit Agreement. Interest hereunder is due and payable at such times and on such dates as set forth in the Credit Agreement.

At the time of each Revolving Loan, and upon each payment or prepayment of principal of each Revolving Loan, the Lender shall make a notation either on the schedule attached hereto and made a part hereof, or in the Lender’s own books and records, in each case specifying the amount of such Loan, the respective Interest Period thereof (in the case of Eurodollar Loans) or the amount of principal paid or prepaid with respect to such Revolving Loan, as applicable; provided that the failure of the Lender to make any such recordation or notation shall not affect the Obligations of the Borrower hereunder or under the Credit Agreement.

This Revolving Note is one of the Notes referred to in, and is entitled to the benefits of, that certain Credit Agreement dated as of June 27, 2016 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among the Borrower, the financial institutions from time to time parties thereto as Lenders and JPMorgan Chase Bank, N.A., as administrative agent. The Credit Agreement, among other things, (i) provides for the making of Revolving Loans by the Lender to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in, inter alia, the amount of such Lender’s Revolving Credit Exposure exceeding such Lender’s Revolving Commitment, the indebtedness of the Borrower resulting from each such Revolving Loan made to it by the Lender being evidenced by this Revolving Note and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments of the principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

Demand, presentment, protest and notice of nonpayment and protest are hereby waived by the Borrower.

Whenever in this Revolving Note reference is made to the Administrative Agent, the Lender or the Borrower, such reference shall be deemed to include, as applicable, a reference to their respective successors and assigns. The provisions of this Revolving Note shall be binding upon and shall inure to the benefit of such successors and assigns. The Borrower’s successors and assigns shall include, without limitation, a receiver, trustee or debtor in possession of or for the Borrower.

Exhibit F-1, Page 1

This Revolving Note shall be construed in accordance with and governed by the law of the State of New York.

SOUTHWESTERN ENERGY COMPANY

By:
Name:
Title:

Exhibit F-1, Page 2

SCHEDULE OF REVOLVING LOANS AND PAYMENTS OR PREPAYMENTS

Date	Amount of Revolving Loan	Interest Period/Rate	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

Exhibit F-1, Page 3

EXHIBIT F-2

[FORM OF]

TERM LOAN NOTE

[                    ], 201[    ]

FOR VALUE RECEIVED, the undersigned, SOUTHWESTERN ENERGY COMPANY, a Delaware corporation (the “Borrower”), HEREBY UNCONDITIONALLY PROMISES TO PAY to the order of [NAME OF LENDER] (the “Lender”) the aggregate unpaid principal amount of the Term Loan made by the Lender to the Borrower pursuant to the Credit Agreement (as defined below) on the Maturity Date or on such earlier date as may be required by the terms of the Credit Agreement. Capitalized terms used herein and not otherwise defined herein have the respective meanings given such terms in the Credit Agreement.

The Borrower promises to pay interest on the unpaid principal amount of the Term Loan made to it from the date of the Term Loan until such principal amount is paid in full at a rate or rates per annum determined in accordance with the terms of the Credit Agreement. Interest hereunder is due and payable at such times and on such dates as set forth in the Credit Agreement.

At the time of the Term Loan, and upon each payment or prepayment of principal of the Term Loan, the Lender shall make a notation either on the schedule attached hereto and made a part hereof, or in the Lender’s own books and records, in each case specifying the amount of the Loan, the respective Interest Period thereof (in the case of Eurodollar Loans) or the amount of principal paid or prepaid with respect to the Term Loan, as applicable; provided that the failure of the Lender to make any such recordation or notation shall not affect the Obligations of the Borrower hereunder or under the Credit Agreement.

This Term Loan Note is one of the Notes referred to in, and is entitled to the benefits of, that certain Credit Agreement dated as of June 27, 2016 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among the Borrower, the financial institutions from time to time parties thereto as Lenders and JPMorgan Chase Bank, N.A., as administrative agent. The Credit Agreement, among other things, (i) provides for the making of the Term Loan by the Lender to the Borrower on the Effective Date, in an amount equal to such Lender’s Term Loan Commitment, the indebtedness of the Borrower resulting from the Term Loan made to it by the Lender being evidenced by this Term Loan Note and (ii) contains provisions for acceleration of the maturity hereof upon the happening of certain stated events and also for prepayments of the principal hereof prior to the maturity hereof upon the terms and conditions therein specified.

Demand, presentment, protest and notice of nonpayment and protest are hereby waived by the Borrower.

Whenever in this Term Loan Note reference is made to the Administrative Agent, the Lender or the Borrower, such reference shall be deemed to include, as applicable, a reference to their respective successors and assigns. The provisions of this Term Loan Note shall be binding upon and shall inure to the benefit of such successors and assigns. The Borrower’s successors and assigns shall include, without limitation, a receiver, trustee or debtor in possession of or for the Borrower.

This Term Loan Note shall be construed in accordance with and governed by the law of the State of New York.

Exhibit F-2, Page 1

SOUTHWESTERN ENERGY COMPANY

By:
Name:
Title:

Exhibit F-2, Page 2

SCHEDULE OF TERM LOAN AND PAYMENTS OR PREPAYMENTS

Date	Amount of Term Loan	Interest Rate	Amount of Principal Paid or Prepaid	Unpaid Principal Balance	Notation Made By

Exhibit F-2, Page 3

EXHIBIT G

FORM OF COMPLIANCE CERTIFICATE

The undersigned hereby certifies that such officer is the Chief Financial Officer of Southwestern Energy Company (the “Borrower”) and that such officer is authorized to execute and deliver this certificate (this “Compliance Certificate”) on behalf of the Borrower pursuant to Section 5.01(c) of the Credit Agreement, dated as of June 27, 2016 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrower, the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used but not defined herein have the respective meanings given thereto in the Credit Agreement.

The undersigned also hereby certifies that a review of the Borrower and the other Loan Parties has been made under such officer’s supervision with a view to determining whether the Borrower and the other Loan Parties have fulfilled all of their respective obligations under the Credit Agreement, the Notes and the other Loan Documents; and in his/her capacity as such officer of the Borrower, and on behalf of the Borrower further certifies, represents and warrants that:

1.	Attached hereto as Schedule I are the financial statements of the Borrower as at the end of and for the Fiscal Year ☐ Fiscal Quarter ☐ (check one) ended , 20 as required by Section 5.01(a) or Section 5.01(b) of the Credit Agreement, as applicable.

2.	[Such financial statements fairly present in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis as at the end of, and for, the period covered thereby in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes][13].

3.	Attached hereto as Schedule II are detailed calculations used by the Borrower to establish whether the Borrower was in compliance with the Financial Covenants as of the date of the financial statements attached as Schedule I, the results of which are summarized as follows:

a.	Section 6.04(a) of the Credit Agreement:

Liquidity:14

Borrower in compliance with Required Financial Measurement? [Y]/[N]

[Consolidated EBITDAX]:15

[13]	To be included if the Compliance Certificate accompanies financial statements delivered pursuant to Section 5.01(b) of the Credit Agreement.
[14]	To be in compliance, (1) if Borrower is in compliance with the Required Financial Measurement, cannot be less than $300,000,000, (2) if (A) Borrower is not in compliance with the Required Financial Measurement and (B) on such date, the aggregate outstanding principal amount of the 2015 Term Loans is less than or equal to $250,000,000, cannot be less than $400,000,000 and (3) if (A) Borrower is not in compliance with the Required Financial Measurement and (B) on such date, the aggregate outstanding principal amount of the 2015 Term Loans is greater than $250,000,000, cannot be less than $500,000,000.
[15]	Include for each Fiscal Quarter ending during the period from and including June 30, 2016 through December 31, 2018. To be in compliance with the Required Financial Measurement during this period, Consolidated EBITDAX for the period of four consecutive Fiscal Quarters then ending must be at least (1) $285,000,000 for any period of four consecutive Fiscal Quarters ending on or after June 30, 2016 and on or prior to June 30, 2017; and (2) $350,000,000 for any period of four consecutive Fiscal Quarters ending on or after September 30, 2017 and on or prior to December 31, 2018.

Exhibit G, Page 1

[Total Leverage Ratio]:16

b.	Section 6.04(b) of the Credit Agreement

Interest Coverage Ratio:17

c.	Section 6.04(c) of the Credit Agreement

Collateral Coverage Ratio:18

d.	[ ][19].

4.	[Unless otherwise specified on Schedule III attached hereto, no] [No] Default or Event of Default has occurred. [The Borrower has taken or proposes to take the action to cure such Default or Event of Default described therein.]

5.	[Attached as Schedule IV are consolidating spreadsheets showing all consolidated Unrestricted Subsidiaries and the eliminating entries.][20]

6.	There have been no changes in GAAP or in the application thereof since the date of the Borrower’s consolidated financial statements most recently delivered pursuant to Section 5.01(a) of the Credit Agreement (or if any such change has occurred, attached is a description of the effect of such change on the financial statements accompanying this Compliance Certificate).

[16]	Include for each Fiscal Quarter ending during the period from and including March 31, 2019 and thereafter. To be in compliance with the Required Financial Measurement during this period, the ratio of (1) Total Indebtedness as of such date to (2) Consolidated EBITDAX for the period of four consecutive Fiscal Quarters ending on such date cannot be greater than (A) 7.50 to 1.00 as of the last day of any Fiscal Quarter ending on or after March 31, 2019 and on or prior to December 31, 2019 and (B) 6.00 to 1.00 as of the last day of any Fiscal Quarter ending at any time thereafter.
[17]	To be in compliance (commencing with the Fiscal Quarter ending June 30, 2016), cannot be less than (1) with respect to any Fiscal Quarter ending on or before December 31, 2016, 0.75 to 1.00, (2) with respect to any Fiscal Quarter ending on or after March 31, 2017 and on or before December 31, 2017, 1.00 to 1.00, (3) with respect to any Fiscal Quarter ending on or after March 31, 2018 and on or before December 31, 2018, 1.25 to 1.00 and (4) with respect to any Fiscal Quarter ending on or after March 31, 2019, 1.50 to 1.00.
[18]	To be in compliance, cannot be less than 1.50 to 1.00.
[19]	Insert any Additional Financial Covenants included in the Credit Agreement pursuant to Section 5.09 of the Credit Agreement.
[20]	To be included if, as of the last day of the fiscal period covered by the financial statements delivered herewith, any of the consolidated Subsidiaries of the Borrower have been designated as Unrestricted Subsidiaries pursuant to Section 5.08 of the Credit Agreement.

Exhibit G, Page 2

IN WITNESS WHEREOF, the undersigned has duly executed this Compliance Certificate as of                     , 20    .

SOUTHWESTERN ENERGY COMPANY

By:
Name:
Title:	[Chief Financial Officer/Chief Accounting Officer]

Exhibit G, Page 1

EXHIBIT H

FORM OF ADDITIONAL COLLATERAL COVERAGE TEST DATE

COMPLIANCE CERTIFICATE

The undersigned hereby certifies that such officer is the Chief Financial Officer of Southwestern Energy Company (the “Borrower”) and that such officer is authorized to execute and deliver this certificate (this “Collateral Coverage Compliance Certificate”) on behalf of the Borrower pursuant to Section 5.01(l) of the Credit Agreement, dated as of June 27, 2016 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among the Borrower, the Lenders from time to time party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent. Capitalized terms used but not defined herein have the respective meanings given thereto in the Credit Agreement.

The undersigned also hereby certifies that a review of the Borrower and the other Loan Parties has been made under such officer’s supervision; and in his/her capacity as such officer of the Borrower, and on behalf of the Borrower further certifies, represents and warrants that attached hereto as Schedule I are detailed calculations used by the Borrower to establish whether the Borrower was in compliance with the Financial Covenant set forth in Section 6.04(c) of the Credit Agreement as of [                    ], 20[    ]21, which are summarized as follows:

Section 6.04(c) of the Credit Agreement

Collateral Coverage Ratio:22

[21]	Date to be the “Additional Collateral Coverage Test Date” identified by the Administrative Agent in a written notice to the Borrower pursuant to Section 5.01(l).
[22]	To be in compliance, cannot be less than 1.50 to 1.00.

IN WITNESS WHEREOF, the undersigned has duly executed this Collateral Coverage Compliance Certificate as of                     , 20    .

SOUTHWESTERN ENERGY COMPANY

By:
Name:
Title:	[Chief Financial Officer/Chief Accounting Officer]

Exhibit H, Page 2

Schedule I

Compliance Calculations – Collateral Coverage Ratio

(to be attached)

Schedule I to Exhibit H, Page 1